SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only
☐ Definitive Proxy Statement	(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

M&T BANK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(l)(1) and O-11.

(1)	Title of each class of securities to which transaction applies: (i) common stock of M&T Bank Corporation (“M&T”), par value $0.50 per share (“M&T Common Stock”), to be issued to Allied Irish Banks, p.l.c. (“AIB”), in connection with the transaction; and (ii) common stock of Allfirst Financial Inc., without par value (“Allfirst Common Stock”), to be acquired by M&T in the transaction.

(2)	Aggregate number of securities to which transaction applies: (i) 26,700,000 being the maximum number of shares of M&T Common Stock to be issued to AIB in the transaction; and (ii) 597,763 being the maximum number of shares of Allfirst Common Stock to be acquired by M&T in the transaction.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The book value of all the shares of Allfirst Common Stock is $1,780,747,713.00 (computed as of the latest practicable date prior to the date of this filing). The filing fee of $163,829.00 is calculated in accordance with Rule 0-11(c)(1) under the Exchange Act and SEC filing fee requirements for transactional filings pursuant to the Exchange Act as $92 per $1,000,000 of the aggregate offering amount.

(4)	Proposed maximum aggregate value of transaction: $1,780,747,713.00

(5)	Total fee paid: $163,829.00

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
PROXY STATEMENT TABLE OF CONTENTS
SUMMARY
COMPARATIVE PER SHARE DATA
SELECTED CONSOLIDATED FINANCIAL DATA
MAP OF THE COMBINED COMPANY
THE COMPANIES
M&T Bank Corporation
Allfirst Financial Inc.
Allied Irish Banks, p.l.c.
The Combined Company
THE SHAREHOLDERS’ MEETING
Date, Place and Time
Record Date; Voting Rights
Voting and Revocation of Proxies
Solicitation of Proxies
THE REORGANIZATION AGREEMENT AND THE EXCHANGE
Background and Reasons for the Exchange: Recommendations of the M&T Board of Directors
Background
Opinion of M&T’s Financial Advisor
Terms of the Exchange
Relationship of M&T and AIB after the Exchange
Amendments to M&T’s Bylaws
Representations and Warranties; Conditions to the Exchange; Waiver
Regulatory Approvals Needed to Complete the Exchange
Covenants; Conduct of Business Pending the Exchange
Amending the Agreement
Closing Date of the Exchange; Terminating the Agreement
Accounting Treatment of the Exchange
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
M&T BANK CORPORATION PRO FORMA CONDENSED COMBINED BALANCE SHEET (Dollars In Thousands) (Unaudited)
M&T BANK CORPORATION PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (Dollars In Thousands, Except Per Share Data) (Unaudited)
M&T BANK CORPORATION PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (Dollars In Thousands, Except Per Share Data) (Unaudited)
NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Unaudited)
PROPOSED AMENDMENT #1 TO THE M&T BANK CORPORATION CERTIFICATE OF INCORPORATION
PROPOSED AMENDMENT #2 TO THE M&T BANK CORPORATION CERTIFICATE OF INCORPORATION
ADJOURNMENT OF THE SPECIAL MEETING
SUBMISSION OF SHAREHOLDER PROPOSALS
INDEPENDENT ACCOUNTANTS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

First mailed to M&T Shareholders on or about [                    ,] 2002

[M&T Letter to Shareholders]

M&T BANK CORPORATION

[                    ,] 2002

Dear M&T Shareholder:

      You are cordially invited to attend a special meeting of the shareholders of M&T Bank Corporation to be held on [          ], [          ] beginning at [          ], local time, at [M&T Center, One Fountain Plaza in Buffalo, New York.]

      At the special meeting, you will be asked to approve the issuance of 26,700,000 shares of M&T common stock to Allied Irish Banks, p.l.c. in connection with M&T’s proposed combination with Allfirst Financial Inc., to be effected by M&T’s acquisition of all of the issued and outstanding shares of Allfirst in exchange for the M&T shares to be issued and approximately $886 million in cash to be paid to AIB. Promptly following the exchange, and as part of the proposed transaction, Allfirst will merge with and into M&T, with M&T being the surviving company. Allfirst Bank, Allfirst’s principal banking subsidiary, will merge with and into M&T’s principal banking subsidiary, Manufacturers and Traders Trust Company, with Manufacturers and Traders Trust Company being the surviving bank.

      Allfirst is a bank holding company headquartered in Baltimore, Maryland with total assets of approximately $17.3 billion as of June 30, 2002. Allfirst Bank operates in the mid-Atlantic region of the United States from Pennsylvania to Virginia. The combination with Allfirst represents a major geographic expansion by M&T, creating a strong mid-Atlantic banking franchise with over 700 branches in six states and the District of Columbia. After the transaction, the combined company will have total assets of approximately $49 billion and will have a leading deposit market share in upstate New York, central Pennsylvania and Maryland, making M&T one of the 20 largest bank holding companies in the United States based on total assets.

      As a result of the transaction, AIB will own approximately 22.5% of the issued and outstanding shares of M&T common stock. There are several M&T corporate governance changes that will result from the transaction. For example, after the transaction, while it maintains a significant ownership in M&T, AIB will have representation on the M&T board, the M&T Bank board and key M&T board committees and will have certain protections of its rights as a substantial M&T shareholder. These protections include an effective consent right in connection with certain M&T actions, such as engaging in activities not permissible for a bank holding company. Other M&T actions, such as acquisitions and dispositions of significant amounts of assets, will require different approval requirements than are currently in place. In addition, AIB will have rights that will facilitate its ability to maintain its proportionate ownership position in M&T. M&T will also have representation on the AIB board after the transaction while AIB remains a significant shareholder.

      Your board of directors has approved the proposed transaction and the issuance of 26,700,000 shares of M&T common stock in connection with the transaction, subject to shareholder approval and certain other conditions, and recommends that you vote FOR the issuance of shares of M&T common stock in the transaction. The board reached this decision after careful consideration of a number of factors. The enclosed document details these factors and also explains the proposed transaction in greater detail. Please read it carefully.

      At the special meeting you will also be asked to consider and vote upon two proposed amendments to M&T’s certificate of incorporation. The first amendment will provide that new bylaw provisions, more fully described in this document, implementing the governance rights granted to AIB in connection with the transaction, may only be amended by unanimous board consent or a supermajority vote of M&T’s shareholders. This amendment, if approved, will only be effective if the transaction is completed; however, approval of this amendment is a condition to completion of the transaction. The second amendment will increase the number of authorized shares of M&T common stock from 150 million to 250 million shares. This second amendment, if approved, will be effective whether or not the transaction is completed. Your board of directors recommends that you vote FOR both amendments to the certificate of incorporation.

      Finally, at the special meeting you will be asked to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented to you to approve those matters. Your board of directors recommends that you vote FOR approval of the adjournment of the special meeting, if such adjournment is necessary.

      I urge you to take the time now to consider these very important matters and vote. In order to make sure that your vote is represented, indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope regardless of whether you plan to attend the meeting. If you do attend the meeting, you may vote in person.

Cordially,

Robert G. Wilmers
Chairman, President and Chief Executive Officer

M&T BANK CORPORATION

One M&T Plaza
Buffalo, New York 14203

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[                        ,] 2002

To the Shareholders of M&T Bank Corporation:

      A special meeting of shareholders of M&T Bank Corporation (“M&T”) will be held at [                    ] in Buffalo, New York on [     ], [          ,] 2002 at [          ]. At the special meeting you will be asked to:

1. Consider and vote upon a proposal to approve the issuance of 26,700,000 shares of M&T common stock to Allied Irish Banks, p.l.c. (“AIB”) in connection with an Agreement and Plan of Reorganization by and among M&T, AIB and Allfirst Financial Inc. (“Allfirst”) (the “Reorganization Agreement”) pursuant to which M&T will combine with Allfirst through the acquisition of all of the issued and outstanding shares of Allfirst in exchange for the issuance of 26,700,000 shares of M&T common stock, and the payment of approximately $886 million to AIB (the “Exchange”) promptly followed by the merger of Allfirst with and into M&T, with M&T being the surviving company; and

2. Consider and vote upon a proposal to authorize an amendment to M&T’s certificate of incorporation to provide that certain bylaw provisions relating to rights granted to AIB in connection with the Exchange may only be amended by unanimous board consent or a supermajority vote of M&T’s shareholders which, if approved, will only be effective if the Exchange is completed. This proposal must be approved in order for M&T to be able to complete the Exchange; and

3. Consider and vote upon a proposal to authorize an amendment to M&T’s certificate of incorporation to increase the number of authorized shares of M&T common stock from 150 million to 250 million which, if approved, will be effective whether or not the Exchange is completed; and

4. Consider and vote upon the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented at the special meeting to approve those matters.

      You may vote at the special meeting if you owned M&T common stock at the close of business on [            ,] 2002.

By Order of the Board of Directors

Marie King
Corporate Secretary

Buffalo, New York

[               ,] 2002.

IMPORTANT

Your vote is important. In order to assure your representation at the M&T meeting, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed envelope. No postage is required for mailing in the United States.

PROXY STATEMENT

i

ii

SUMMARY

      This summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which you have been referred in order to understand fully the Exchange and to obtain a more complete description of the Exchange. See “WHERE YOU CAN FIND MORE INFORMATION” (Page [          ]).

The Companies (Page [          ])

M&T Bank Corporation
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445

      M&T Bank Corporation is a bank holding company incorporated under New York law in 1969. As of June 30, 2002, M&T had total assets of approximately $31.7 billion and total shareholders’ equity of approximately $3.0 billion.

      M&T’s principal banking subsidiary is Manufacturers and Traders Trust Company, which is headquartered in Buffalo, New York. Manufacturers and Traders Trust Company is commonly known by its trade name, M&T Bank, and is referred to by that name in this document. M&T Bank accounted for 98% of M&T’s consolidated assets as of June 30, 2002 and for virtually all of its net income in 2001. M&T also owns M&T Bank, N.A., which offers certain banking products on behalf of M&T on a national basis. Collectively, the M&T banks and their subsidiaries offer a wide range of commercial banking, trust, investment and financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in their markets.

Allfirst Financial Inc.
25 South Charles Street
Baltimore, Maryland 21202
(410) 244-4000

      Allfirst Financial Inc. is a bank holding company with its headquarters in Baltimore, Maryland. As of June 30, 2002, Allfirst had total assets of approximately $17.3 billion and total stockholders’ equity of approximately $1.7 billion. Allfirst and its subsidiaries serve customers through a network of 262 full service offices and approximately 605 ATMs in the mid-Atlantic region of the United States. AIB currently controls 100% of the voting power of Allfirst’s outstanding capital stock.

      Allfirst’s primary bank subsidiary is Allfirst Bank. The bank operates in Maryland, Pennsylvania, Virginia, Delaware and the District of Columbia. Allfirst’s bank and non-bank subsidiaries offer a variety of financial services, including trust and asset management, leasing, discount brokerage services, sales of mutual funds and annuities, investment advisory services, reinsurance, brokerage, mortgage banking and community development.

Allied Irish Banks, p.l.c.
Bankcentre
Ballsbridge, Dublin 4
+353-1-6600311

      Allied Irish Banks, p.l.c. provides a diverse range of banking, financial and related services, principally in Ireland, the United States, the United Kingdom and Poland. As of June 30, 2002, AIB was the largest Irish banking group in terms of total assets with approximately €85.7 billion in total assets. AIB has some 280 branches and outlets in Ireland. In Northern Ireland, through its wholly owned subsidiary AIB Group (UK) p.l.c., which trades there as First Trust Bank, AIB operates some 66 branches and outlets. In Britain, AIB Group (UK) p.l.c., which trades there as Allied Irish Bank (GB), provides a range of banking services through 36 branches and outlets. In Poland, AIB operates from approximately 440 branches and outlets through its 70.5% owned subsidiary Bank Zachodni WBK S.A. AIB’s activities in the United States are carried out primarily through Allfirst and its subsidiaries. However, AIB also has a New York branch and representative offices in several cities in the United States.

The Combined Company

      M&T believes that the combination of Allfirst and M&T will create a strong mid-Atlantic banking franchise with over 700 branches in six states and the District of Columbia, and with a leading deposit market share in upstate New York, central Pennsylvania and Maryland. On a pro forma basis as of June 30, 2002, the combined company would have approximately $49 billion in total assets. The combined company will offer a broader range of products and services to current M&T and Allfirst customers and is expected to benefit from greater geographic diversity and the benefits of scale associated with a larger company.

The Reorganization Agreement and the Exchange (Page [          ])

      The Reorganization Agreement is attached to this document as Appendix A. Please read this agreement. It is the legal document that governs the Exchange.

      In the proposed transaction M&T will combine with Allfirst through the acquisition of all of the issued and outstanding Allfirst stock in exchange for 26,700,000 shares of M&T common stock and $886,107,000 in cash to be issued or paid to AIB and, as part of the proposed transaction, the merger of Allfirst with and into M&T, with M&T being the surviving entity. Subsequently, Allfirst Bank will merge with and into M&T Bank, with M&T Bank being the surviving bank and continuing the banking operations of the combined bank.

      The parties hope to complete this transaction during the first quarter of 2003.

The Shareholder’s Meeting (Page [          ])

      The special meeting of M&T shareholders will be held at [M&T Center, One Fountain Plaza, Buffalo, New York] on [               ,] 2002 at [               ] local time. At the special meeting, you will be asked to consider and approve four matters. First, you will be asked to approve the issuance of 26,700,000 shares of M&T common stock in connection with the Exchange. Second, you will be asked to approve authorization of an amendment to the certificate of incorporation adding certain higher voting requirements in order to make modifications to new bylaws relating to AIB’s governance rights that M&T will adopt prior to completion of the Exchange. Third, you will be asked to approve authorization of an amendment to the certificate of incorporation authorizing an increase of the authorized shares of M&T common stock from 150 million to 250 million. Approval of the first two matters (share issuance and the first certificate amendment pursuant to the Reorganization Agreement) are conditions to completion of the proposed transaction, but approval of the increase in the number of authorized shares of M&T common stock is not a condition to completion of the proposed transaction. Fourth, you will be asked to approve the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of any or all of the above matters presented to you to approve those matters.

      You may vote at the special meeting if you owned M&T common stock at the close of business on [               , 2002]. You may vote in person or by returning the proxy card accompanying this document.

Votes Required (Page [          ])

      Your approval of the issuance of M&T shares to AIB in the Exchange and your approval of the adjournment of the special meeting, if necessary, will require the affirmative vote of the holders of the majority of the votes cast on the proposal at the M&T special meeting. Your authorization of the two amendments to M&T’s certificate of incorporation will require the affirmative vote of a majority of all of the M&T shares entitled to vote at the M&T special meeting. Except in the case of the vote for adjournment, in which a quorum is not necessary, a majority of the issued and outstanding shares of M&T common stock entitled to vote must be present either in person or by proxy for the votes to be valid.

      As of [               ,] 2002, M&T’s directors and executive officers and related parties had the power to vote [                    ] shares of M&T common stock, representing approximately [                    ]% of the shares of M&T common stock then issued and outstanding. Each of the directors and executive officers is expected to vote his or her shares for approval of the issuance of the shares of M&T common stock in connection with the Exchange and the amendments to M&T’s certificate of incorporation. Messrs. Robert G. Wilmers and Jorge G. Pereira have entered into Voting Support Agreements pursuant to the terms of the Reorganization Agreement. Pursuant to these voting agreements, they have agreed to vote their shares of M&T common stock for approval of the issuance of the shares of M&T common stock in connection with the Exchange, the amendments to M&T’s certificate of incorporation and the adjournment of the special meeting to a later date, if necessary.

      In addition, as of the same date, the trust department of M&T Bank, as fiduciary, custodian or agent, had the power to vote [                    ] shares of M&T common stock, representing approximately [                    ]% of the issued and outstanding shares

of M&T common stock. The trust department will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department’s fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this document.

Reasons for the Exchange (Page [          ])

      M&T’s board believes that combining M&T and Allfirst will create a new, stronger company that will provide significant benefits to shareholders and customers of the combined company. The combined company should be able to reduce duplicative costs and provide a broader range of products and services throughout the combined service area. M&T’s board believes that combining M&T and Allfirst will enable the combined company to better succeed in growing revenues than if M&T and Allfirst did not combine. M&T’s board also believes that the Exchange will make M&T a stronger competitor in the increasingly changing and more competitive financial services industry. To review the board’s reasons for the Exchange in greater detail, as well as how the board came to agree on the Exchange with Allfirst, please see pages [          ] through [          ].

Your Board of Directors’ Recommendation to M&T Shareholders (Page [          ])

      Your board of directors has unanimously approved all of the matters to be presented to you. The board believes that the Exchange is fair to and in the best interests of the company and M&T’s shareholders. The board recommends that you vote FOR approval of the issuance of the M&T common stock in connection with the Exchange. The board also recommends that you vote FOR both of the authorizations to amend the M&T certificate of incorporation. Finally, the board recommends that you vote FOR the adjournment of the special meeting, if necessary.

The Consideration to be Paid by M&T is Fair, From a Financial Point of View, According to M&T’s Financial Advisor (Page [          ])

      Among other factors considered in deciding to approve the Exchange, your board of directors received an oral opinion from its financial advisor, Lehman Brothers Inc., on September 24, 2002 (the date the executive committee of the board of directors voted on the Exchange) and written confirmation of the September 24th oral opinion dated September 26, 2002, stating that the exchange consideration to be paid by M&T to AIB in the Exchange was fair to M&T from a financial point of view.

      Please find the text of the written opinion attached to this document as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers in providing its opinion. Lehman Brothers’ opinion was provided for the information and assistance of your board of directors in connection with its consideration of the exchange. The opinion of Lehman Brothers is not intended to be and does not constitute a recommendation to any shareholder of M&T as to how such a shareholder should vote in connection with the stock issuance required to consummate the Exchange.

Relationship of M&T and AIB after the Exchange (Page [          ])

      AIB will own approximately 22.5% of the issued and outstanding M&T common stock after the Exchange. In defining their relationship after the Exchange, M&T and AIB have agreed upon certain matters regarding share ownership and corporate governance issues such as:

•	Board representation, with four AIB designees on the M&T and M&T Bank boards and one designee of M&T on the AIB board (in each case subject to possible reduction if the percentage of outstanding M&T common stock held by AIB from time to time after completion of the Exchange decreases). See “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — Board of Directors; Management.”

•	The requirement that AIB’s board representatives, acting through the appropriate board committee, consent in order to take specified corporation actions, and the requirement for other specified corporate actions that those actions not be opposed by AIB’s board representative and at least one other director not designated by AIB. See “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — Investment Parameters.”

•	Restrictions on AIB’s right to own more than 25% of M&T’s outstanding common stock and on AIB’s right to take certain other actions as a shareholder of M&T without M&T board approval, except under certain circumstances. See “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — Investment Parameters.”

•	AIB’s right to maintain its proportionate ownership of M&T under the terms of the Reorganization Agreement. See “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — Anti-Dilution Protections.”

•	M&T’s right to purchase shares of M&T common stock subsequently offered for sale by AIB in certain cases. See “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — Sale of M&T Common Stock; Right of First Refusal in Certain Circumstances.”

What the Parties Need to do Before the Exchange Can Be Completed (Pages [          ] and [          ])

      Completion of the Exchange depends on a number of conditions being met, including the following:

•	approval of the issuance of M&T shares in connection with the Exchange by the required vote of the shareholders of M&T;

•	approval by the required vote of the shareholders of M&T of the authorization to amend the M&T certificate of incorporation to add the corporate governance-related amendment required by the Reorganization Agreement;

•	approval of the transaction by the required vote of the holders of a majority of the capital stock of AIB in accordance with the rules of the Irish Stock Exchange and the UK Listing Authority;

•	approval by a number of bank regulatory agencies, including the Central Bank of Ireland, the Board of Governors of the Federal Reserve System, the New York State Banking Department, the Maryland Commissioner of Financial Regulation and the Pennsylvania Department of Banking, as well as bank regulators in Delaware and Virginia;

•	approval by the New York Stock Exchange of the future listing of the M&T common stock issued in connection with the Exchange;

•	receipt by M&T of an opinion of Arnold & Porter and receipt by AIB of an opinion of Wachtell, Lipton, Rosen & Katz that the combination of the exchange of the M&T common stock and cash to AIB for all of the shares of Allfirst stock and the merger of Allfirst with and into M&T will qualify as a “reorganization” for U.S. federal income tax purposes; and

•	receipt by AIB of an opinion of KPMG Dublin that the Exchange will qualify for the Irish tax treatment provided for in Section 584 of the Ireland Taxes Consolidation Act of 1997, as applied by Sections 586 and 587 of that Act.

      Generally, M&T, AIB and Allfirst can, should they choose, waive conditions to their respective obligations to complete the Exchange. Some conditions, however, cannot be waived, including shareholder and regulatory approvals. Moreover, the condition relating to the receipt by AIB of the Irish tax opinion of KPMG Dublin can only be waived by AIB and Allfirst.

Terminating the Agreement (Page [          ])

      The Exchange may be terminated under some circumstances, either before or after shareholder approval. These circumstances include:

•	mutual consent of M&T, AIB and Allfirst;

•	material breach of the Reorganization Agreement by the other party that has not been cured;

•	denial by a government agency of an approval needed to complete the Exchange;

•	imposition by a court or government agency of an order prohibiting the Exchange; and

•	failure to complete the Exchange by July 1, 2003, unless the failure is due to the terminating party’s failure to perform its obligations under the Reorganization Agreement.

Amending the Agreement (Page [          ])

      M&T, AIB and Allfirst may amend the Reorganization Agreement at any time by mutual written agreement.

Accounting Treatment of the Exchange (Page [          ])

      The Exchange will be accounted for as a purchase transaction under generally accepted accounting principles. This means that M&T will treat

Allfirst and M&T as one company beginning on the date of the Exchange. M&T will record the fair market value of Allfirst’s assets and liabilities on its financial statements. The difference between the purchase price in the Exchange and the fair market value of Allfirst’s identifiable assets net of its liabilities will be recorded on M&T’s books as “goodwill.” Approximately $2,248 million in goodwill and core deposit intangible assets will result from accounting for the Exchange under the purchase method of accounting.

COMPARATIVE PER SHARE DATA

      The following table shows information about M&T’s income per share, dividends per share and book value per share and similar information reflecting the Exchange (which we refer to as “pro forma” information). Allfirst is a wholly-owned subsidiary of AIB that did not previously report per share data, accordingly, equivalent per share data has been omitted.

      The M&T board expects that M&T will incur reorganization and restructuring expenses as a result of combining M&T and Allfirst. It is anticipated that the Exchange will provide the new company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company, does not reflect these expenses or benefits and does not attempt to predict or suggest future results.

      The information in the following table is based on the historical financial information that was presented in M&T’s prior Securities and Exchange Commission filings. This material is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE.”

	Historical	Pro Forma
	M&T	Combined(a)

BASIC EARNINGS
Six months ended June 30, 2002	$2.60	$2.27
Twelve months ended December 31, 2001	3.95	2.25
DILUTED EARNINGS
Six months ended June 30, 2002	$2.51	$2.20
Twelve months ended December 31, 2001	3.82	2.19
CASH DIVIDENDS
Six months ended June 30, 2002	$0.50	$0.50
Twelve months ended December 31, 2001	1.00	1.00
BOOK VALUE
At June 30, 2002	$32.29	$41.81

(a)	On February 6, 2002, Allfirst announced that AIB was undertaking a full investigation into fraudulent foreign exchange trading activities at Allfirst. The losses arising from the fraudulent activities were disclosed by Allfirst in an earnings release dated February 20, 2002. Allfirst’s financial statements and notes thereto for the first six months of 2001 and for the 1997-2001 fiscal years have been restated to reflect the effects of the fraudulent proprietary foreign exchange trading activities. The fraudulent trading activities and the resulting losses are referred to from time to time in reports on Forms 10-K and 10-Q filed by Allfirst with the Securities and Exchange Commission as the “Fraudulent Activities” and the “Fraud Losses”, respectively, and proprietary foreign exchange trading losses are referred to as “FX Losses.” Foreign Exchange Trading Losses include both authentic and fraudulent trading activity. For additional information on the Fraudulent Activities and the Fraud Losses, please refer to Allfirst’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following tables set forth certain selected historical and selected pro forma consolidated financial data for M&T and Allfirst. The historical selected financial data for the five years ended December 31, 2001 are derived from the audited consolidated financial statements of M&T and Allfirst. The selected financial data for the six-month periods ended June 30, 2002 and 2001 are derived from unaudited consolidated interim financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. The management believes that its respective consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. You should read this summary in connection with the financial statements and other financial information included in documents incorporated in this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE.”

      The pro forma selected financial data were developed giving effect to the Exchange using the purchase method of accounting. For a description of the purchase method of accounting with respect to the Exchange and the related effects on the historical financial statements of M&T and Allfirst, see “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — Accounting Treatment of the Exchange.” The pro forma selected financial data may not be indicative of the financial position or results that would actually have occurred had the Exchange been completed on the dates, or at the beginning of the periods indicated, or which will be attained in the future. See “UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.”

M&T BANK CORPORATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Six Months Ended
	June 30,		Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

SUMMARIZED INCOME STATEMENT DATA: (in thousands)
Net interest income	$610,536	$559,129	$1,158,288	$854,187	$759,397	$671,947	$559,406
Provision for credit losses	52,000	42,500	103,500	38,000	44,500	43,200	46,000
Other income	245,407	229,563	477,426	324,672	282,375	262,939	190,529
Other expense	446,449	467,813	948,318	694,453	578,958	566,123	421,776
Income taxes	115,436	99,905	205,821	160,250	152,688	117,589	105,918

Net income	$242,058	$178,474	$378,075	$286,156	$265,626	$207,974	$176,241

PER COMMON SHARE DATA:
Basic net income	$2.60	$1.85	$3.95	$3.55	$3.41	$2.73	$2.66
Diluted net income	2.51	1.79	3.82	3.44	3.28	2.62	2.53
Book value	32.29	31.00	31.33	28.93	23.24	20.79	15.59
Cash dividends	0.50	0.50	1.00	0.63	0.45	0.38	0.32
WEIGHTED AVERAGE NUMBER OF SHARES: (in thousands)
Basic	92,934	96,281	95,732	80,640	78,003	76,194	66,253
Diluted	96,339	99,668	99,024	83,171	80,905	79,497	69,773
AVERAGE BALANCE SHEET DATA: (in millions)
Total assets	$31,299	$30,450	$30,826	$23,658	$21,057	$18,309	$13,309
Total long-term borrowings	3,924	3,464	3,538	2,086	1,748	835	373
Stockholders’ equity	2,948	2,941	2,958	2,033	1,736	1,501	953

ALLFIRST FINANCIAL INC.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Six Months Ended
	June 30,		Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

SUMMARIZED INCOME STATEMENT DATA: (in thousands)
Net interest income	$255,821	$255,157	$520,085	$495,227	$536,450	$542,228	$495,744
Provision for loan and lease losses	41,170	15,509	28,575	28,540	34,150	34,297	32,017
Other income	202,945	178,720	391,694	339,114	307,005	433,443	316,063
Foreign exchange trading (losses)(a)	(16,988)	(151,275)	(365,020)	(202,065)	(45,191)	(10,684)	(28,099)
Other expense	316,861	279,464	589,281	534,972	532,840	600,527	545,338
Income taxes (benefit)	21,933	(8,232)	(34,730)	21,071	84,536	120,118	74,103
Net income (loss)	61,814	(4,139)	(36,367)	47,693	146,738	210,045	132,250
Dividends on preferred stock	203	203	414	414	5,765	12,225	12,225
Net income (loss) to common shareholders	61,611	(4,342)	(36,781)	47,279	140,973	197,820	120,025
AVERAGE BALANCE SHEET DATA: (in millions)
Total assets	$17,509	$17,490	$17,539	$17,498	$17,549	$17,030	$14,120
Total long-term debt	1,165	1,009	1,008	1,180	1,000	686	595
Stockholders’ equity	1,723	1,728	1,745	1,706	1,828	1,937	1,583

(a)	On February 6, 2002, Allfirst announced that AIB was undertaking a full investigation into fraudulent foreign exchange trading activities at Allfirst. The losses arising from the fraudulent activities were disclosed by Allfirst in an earnings release dated February 20, 2002. Allfirst’s financial statements and notes thereto for the first six months of 2001 and for the fiscal years presented above have been restated to reflect the effects of the fraudulent proprietary foreign exchange trading activities. The fraudulent trading activities and the resulting losses are referred to from time to time in reports on Forms 10-K and 10-Q filed by Allfirst with the Securities and Exchange Commission as the “Fraudulent Activities” and the “Fraud Losses,” respectively, and proprietary foreign exchange trading losses are referred to as “FX Losses.” Foreign Exchange Trading Losses include both authentic and fraudulent trading activity. For additional information on the Fraudulent Activities and the Fraud Losses, please refer to Allfirst’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

PRO FORMA SELECTED COMBINED FINANCIAL DATA

(Unaudited)

	For the	For the
	Six Months Ended	Year Ended
	June 30, 2002	December 31, 2001

SUMMARIZED INCOME STATEMENT DATA: (in thousands)
Net interest income	$844,205	$1,634,067
Provision for credit losses	93,170	132,075
Other income	406,016	477,734
Other expense	769,502	1,575,644
Income taxes	116,286	128,469

Net income	$271,263	$275,613

PER SHARE DATA:
Basic earnings	$2.27	$2.25
Diluted earnings	2.20	2.19
Book value at end of period	41.81	40.14
Cash dividends	0.50	1.00
WEIGHTED AVERAGE NUMBER OF SHARES: (in thousands)
Basic	119,634	122,432
Diluted	123,039	125,724
AVERAGE BALANCE SHEET DATA: (in millions)
Total assets	$50,124	$49,682
Total long-term borrowings	5,975	5,432
Stockholders’ equity	4,942	4,952

MAP OF THE COMBINED COMPANY

THE COMPANIES

M&T Bank Corporation

      M&T Bank Corporation (“M&T”) is a New York business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and under Article III-A of the New York State Banking Law. M&T was incorporated in November 1969. As of June 30, 2002, M&T had total consolidated assets of approximately $31.7 billion and total shareholders’ equity of approximately $3.0 billion. M&T’s two wholly owned banking subsidiaries are Manufacturers and Traders Trust Company (“M&T Bank”), with its principal executive offices in Buffalo, New York, and M&T Bank, National Association (“M&T Bank, N.A.”) with its main office at 48 Main Street, Oakfield, New York 14125. Collectively, the banks and their subsidiaries offer a wide range of commercial banking, trust and investment services to their customers.

      M&T Bank is a banking corporation incorporated and chartered under New York law. M&T Bank is a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to applicable limits. As of June 30, 2002, M&T Bank represented 98% of the consolidated assets of M&T. As of June 30, 2002, M&T Bank had 261 banking offices located throughout New York State, 171 banking offices located in northeastern and central Pennsylvania, 20 banking offices in Maryland and 3 banking offices in West Virginia plus a branch in the Cayman Islands. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Lending is largely focused on consumers residing in New York State and central Pennsylvania and on small and medium-size businesses. However, certain of M&T Bank’s subsidiaries conduct lending activities in markets outside of New York State and Pennsylvania. M&T Bank also provides other financial services through its operating subsidiaries, including consumer lending, commercial leasing and lending, mortgage banking, capital equipment leasing, commercial real estate lending and servicing, securities brokerage and investment advisory services, and consumer leasing.

      M&T Bank, N.A. is a national bank and a member of the Federal Reserve System, and its deposits are insured by the FDIC up to applicable limits. M&T Bank, N.A. commenced operations in 1995 and offers selected deposit, loan and insurance products on a nationwide basis, primarily through telephone marketing and direct mail marketing techniques. Insurance products are also offered by M&T Bank, N.A. through the banking offices of M&T Bank. As of June 30, 2002, M&T Bank, N.A. had total assets of approximately $725 million.

      From time to time, M&T investigates and holds discussions and negotiations in connection with possible strategic transactions with other banks and financial services entities. As of the date of this document, M&T has not entered into any agreements for any transactions of the type referred to above except for the transactions described in this document and in documents incorporated in this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE.” If required under applicable law or New York Stock Exchange policy, any such transactions would be subject to regulatory approval and the approval of shareholders.

      For additional information concerning the business of M&T and its financial condition, you should refer to the M&T documents incorporated in this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE.”

Allfirst Financial Inc.

      Allfirst Financial Inc. (“Allfirst”) is a Delaware corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, as well as under the Maryland Financial Institutions Code and Title 5 of the Delaware Code. As of June 30, 2002, Allfirst had total assets of approximately $17.3 billion and total shareholders’ equity of approximately $1.7 billion. Allfirst has a strong banking presence in Maryland and central Pennsylvania. Allfirst and its subsidiaries serve customers through a network of 260 full service offices and approximately 600 ATMs in the mid-Atlantic region of the United States. AIB currently controls 100% of the voting power of Allfirst’s outstanding capital stock.

      Allfirst’s primary subsidiary bank is Allfirst Bank. The bank operates in Maryland, Pennsylvania, Virginia, Delaware and Washington, DC. Allfirst Bank’s bank and non-bank subsidiaries offer a variety of financial services, including trust and asset management, leasing, discount brokerage services, sales of mutual funds and annuities, investment advisory services, reinsurance, brokerage, mortgage banking and community development. One of the most notable Allfirst non-banking activities is its trust and asset management business with $17.9 billion in assets under management. Allied Investment Advisors, the main institutional advisory subsidiary of Allfirst, currently manages $11 billion in assets from 250 institutions.

      For additional information concerning the business of Allfirst and its financial condition, you should refer to Allfirst’s documents incorporated in this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE.”

Allied Irish Banks, p.l.c.

      Allied Irish Banks, p.l.c. (“AIB”) provides a diverse range of banking, financial and related services, principally in Ireland, the United States, the United Kingdom and Poland. As of June 30, 2002, AIB was the largest Irish banking group in terms of total assets. AIB has some 280 branches and outlets in Ireland. In Northern Ireland, through its wholly owned subsidiary AIB Group (UK) p.l.c., which trades there as First Trust Bank, AIB operates some 66 branches and outlets. In Britain, AIB Group (UK) p.l.c., which trades there as Allied Irish Bank (GB), provides a range of banking services through 36 branches and outlets. In Poland, AIB operates from approximately 440 branches and outlets through its 70.5% owned subsidiary Bank Zachodni WBK S.A.

      Although most of AIB’s activities in the United States are carried out through Allfirst, AIB also provides banking services to corporate and retail customers through its New York City branch. In addition, the New York branch manages AIB’s Cayman Islands branch and representative offices in Philadelphia, Los Angeles, Chicago, Atlanta and San Francisco.

The Combined Company

      The combination of Allfirst and M&T will create a strong mid-Atlantic banking franchise with over 700 branches in six states and the District of Columbia, and with a leading deposit market share in the combined area of upstate New York, central Pennsylvania and Maryland. On a pro forma basis as of June 30, 2002, the combined company would have approximately $49 billion in total assets, making M&T one of the 20 largest bank holding companies in the United States based on total assets. The combined company will offer a broader range of products and services to current M&T and Allfirst customers and will benefit from greater geographic diversity and the benefits of scale associated with a larger company. M&T also expects that the Exchange will result in significant opportunities for cost savings and for revenue enhancement. See “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — M&T’s Reasons for the Exchange.”

THE SHAREHOLDERS’ MEETING

Date, Place and Time

      The special meeting of M&T shareholders will be held at [M&T Center, One Fountain Plaza] in Buffalo, New York on [          , 2002] at [                    ] p.m., local time.

Record Date; Voting Rights

      The M&T record date will be the close of business on [                    , 2002]. The M&T record date will be used for purposes of determining shareholders entitled to notice of, and to vote at, the special meeting. On the M&T record date, there were issued and outstanding [                    ] shares of M&T common stock entitled to vote at the special meeting. You, as a shareholder of M&T on the M&T record date, will be entitled to one vote for each share of M&T common stock held of record with respect to the issuance of M&T common stock in connection with the exchange of 26,700,000 shares of issued and outstanding M&T common stock and approximately $886 million in cash for all of the issued and outstanding shares of Allfirst (the “Exchange”), the authorizations of amendments to the certificate of incorporation and the adjournment of the special meeting to a later date, if necessary. Although neither applicable New York law nor the certificate of incorporation of M&T requires M&T’s shareholders’ approval of the Exchange, the rules and regulations of the NYSE require M&T’s shareholders’ approval of the issuance of M&T common stock in connection with the Exchange.

      The affirmative vote of the holders of a majority of the votes cast by the holders of M&T common stock eligible to vote thereon at a meeting at which a quorum is present is required to approve the issuance of M&T common stock. Your authorizations of the two amendments to M&T’s certificate of incorporation will require the vote of a majority of all of the M&T shares entitled to vote at the M&T special meeting for each authorization. The first amendment is necessary to provide that certain bylaw provisions relating to rights granted to AIB in connection with the Exchange may only be amended by unanimous board consent or a supermajority vote of M&T’s shareholders. This amendment, if approved, will not become effective if the Exchange does not occur. The second authorization is necessary to allow M&T to increase the number of authorized shares of M&T common stock from 150 million to 250 million. This amendment, if approved, will become effective whether or not the Exchange occurs. Approval of the share issuance and the certificate amendments relating to the rights granted to AIB in connection with the Exchange are conditions to completion of the Exchange, but approval of the increase in the number of authorized shares of M&T common stock is not a condition to completion of the Exchange. In accordance with the M&T bylaws, the affirmative vote of the holders of a majority of the votes cast by the holders of M&T common stock eligible to vote thereon at a meeting at which a quorum is or is not present is required to approve the adjournment of the special meeting to a later date to solicit additional proxies, if necessary.

      In order for the special meeting to take place, holders of a majority of M&T common stock outstanding on the M&T record date must attend the meeting either in person or by proxy. M&T intends to count shares of M&T common stock present in person at the special meeting but not voting, and shares of M&T common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists. Because the approval of the issuance of M&T common stock and the adjournment of the special meeting, if necessary, requires the affirmative vote of a majority of the votes cast by holders of M&T common stock eligible to vote at the special meeting, such abstentions will have no effect on the vote for the issuance of M&T common stock. Because the approval of the authorization of the amendments to the certificate of incorporation requires the affirmative vote of a majority of all of the M&T shares entitled to vote at the M&T special meeting, abstentions will have the effect of a vote against the two proposed authorizations to amend the certificate of incorporation. In addition, under applicable NYSE rules, brokers who hold shares of M&T common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the issuance of M&T common stock in the Exchange, the amendments to the M&T certificate of incorporation or the adjournment of the special meeting, if necessary, without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of M&T common stock to their broker will have no effect on the vote for the issuance of M&T common stock or the adjournment of the special meeting, if necessary, but will have the effect of a vote against the two proposed authorizations to amend the certificate of incorporation. Such “broker non-votes,” if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business, and will have the effect of a vote against the two proposed authorizations to amend the certificate of incorporation.

      As of [                    , 2002], M&T’s directors and executive officers and related parties had the power to vote [                    ] shares of M&T common stock, representing approximately [                    ]% of the shares of M&T common stock then issued and outstanding. Each of the directors has indicated his or her intention to vote for approval of the issuance of the shares of M&T common stock in connection with the Exchange and for the approval of the amendments to the M&T certificate of incorporation. Other than compensation paid in connection with their executive duties or service as directors of M&T, no compensation has been paid to any person who has indicated an intention to vote in favor of the Exchange. Messrs. Robert G. Wilmers and Jorge G. Pereira have entered into Voting Support Agreements in connection with M&T and AIB entering into the Reorganization Agreement. Pursuant to these Voting Agreements, they have agreed to vote their shares of M&T common stock for approval for the issuance of the shares of M&T common stock in connection with the Exchange, the amendments to M&T’s certificate of incorporation and the adjournment of the special meeting to a later date to solicit additional proxies, if necessary.

      In addition, as of the same date, the trust department of M&T Bank, as fiduciary, custodian or agent, had the power to vote [                    ] shares of M&T common stock, representing approximately [                    ]% of the then issued and outstanding M&T common stock. The trust department of M&T Bank will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department’s fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this document.

Voting and Revocation of Proxies

      Shares of M&T common stock represented by a proxy properly signed and returned at or prior to the special meeting and not subsequently revoked prior to the vote will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of M&T common stock represented by the proxy will be voted FOR approval of issuance of the shares of M&T common stock in connection with the Exchange, as well as FOR each of the two proposed authorizations to amend the M&T certificate of incorporation in connection with the Exchange and the adjournment of the special meeting to solicit additional proxies, if necessary.

      If you are giving a proxy, you may revoke it at any time before it is exercised. In order to revoke a proxy, you must either give written notice of such revocation to the Secretary of M&T or to the Secretary of the special meeting or vote the shares of M&T common stock subject to such proxy by a later dated proxy or by written ballot at the special meeting. Written notices of revocation may be directed to: Marie King, Corporate Secretary, M&T, One M&T Plaza, Buffalo, New York 14203. The presence at the special meeting of any shareholder who has given a proxy will not, in and of itself, revoke the proxy. Any shareholder of record attending the special meeting may vote in person whether or not a proxy has been previously given.

      Your board of directors is not aware of any other business to be acted upon at the special meeting other than the four matters discussed in this proxy. According to New York law, no business may be brought before the M&T special meeting other than the matters set forth in M&T’s notice of special meeting to shareholders, which is provided in this document on page [                    ].

Solicitation of Proxies

      The proxy accompanying this proxy statement is solicited on behalf of the M&T board of directors. In addition to solicitation of proxies by mail, M&T’s directors, officers and regular employees may also solicit proxies, without additional compensation to such directors, officers or regular employees and at a nominal cost to M&T. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of M&T common stock and such parties will be reimbursed for the expenses incurred by them. [M&T has selected [                    ] as its proxy solicitor in connection with the Exchange.] According to the fee arrangement in the Reorganization Agreement, M&T will bear its own expenses in connection with the solicitation of proxies, except that M&T and AIB each will bear 50% of all printing and mailing costs and filing fees associated with this document and with the circular to be sent to AIB shareholders in connection with the AIB shareholder meeting held to approve the Reorganization Agreement.

THE REORGANIZATION AGREEMENT AND THE EXCHANGE

      This section describes material aspects of the Reorganization Agreement and the Exchange. The description of the Reorganization Agreement contained in this section does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, which is attached to this document as Appendix A, and is incorporated by reference. You are urged to read the Reorganization Agreement carefully and in its entirety.

Background and Reasons for the Exchange: Recommendations of the M&T Board of Directors

Background

      Over the years, M&T has worked to develop a major commercial and retail banking franchise centered in Buffalo and operating throughout New York State. M&T expanded significantly in the 1990s through federally assisted acquisitions of assets and liabilities of failed thrift institutions and through unassisted mergers with, and acquisitions of, depository institutions. These transactions included acquisitions of assets and liabilities of Empire Federal Savings Bank of America and Goldome Savings Bank, as well as acquisitions of Central Trust Company, Endicott Trust Company and Ithaca Bancorp, Inc. In 1998, M&T acquired ONBANCorp, Inc., a Syracuse, New York, based bank holding company with banking operations in upstate New York and northeastern Pennsylvania. In 1999, M&T acquired approximately $634 million of deposits and 29 branches from Chase Manhattan Bank. M&T’s next significant acquisition was Keystone Financial, Inc. in 2000. At the time of the acquisition, Keystone had total assets of approximately $7 billion. Keystone’s bank subsidiary had 177 banking offices in 31 Pennsylvania counties as well as offices in three Maryland counties and one county in West Virginia. As a result of the Keystone acquisition, M&T now enjoys a major market share in central Pennsylvania as well as in upstate New York. M&T’s most recent acquisition, Premier National Bancorp, strengthened M&T’s presence in the Hudson Valley region of New York. From 1990 through June 30, 2002, M&T’s assets increased from approximately $7.7 billion to approximately $31.7 billion.

      As M&T continued its ongoing review of potential strategic acquisitions, it identified Allfirst’s market as a natural one for geographic expansion, creating a franchise that would run from upstate New York south into Virginia. In addition, M&T determined that Allfirst’s business lines and product mix could complement M&T’s business, including from a geographic perspective. At the same time, the AIB board of directors was reviewing possible strategies for building on its Allfirst platform to expand its financial services franchise in the United States.

      In October 2001, Michael Buckley, Group Chief Executive of AIB, met informally with Robert G. Wilmers, Chairman, President and Chief Executive Officer of M&T, and discussed general conditions in the banking and financial services industry and the current environment in which Allfirst and M&T were operating.

      Later in 2001, Messrs. Wilmers and Buckley had exploratory discussions regarding a possible strategic relationship between M&T, Allfirst and AIB, including the possible scenarios for structuring such a relationship, and decided that further discussions would be fruitful. Over the next several months, Messrs. Wilmers and Buckley had further informal contacts regarding the possible strategic benefits of a combination of the M&T and Allfirst franchises to both M&T and AIB. In early February 2002, AIB and Allfirst disclosed losses in connection with fraudulent foreign exchange trading activities at Allfirst. Following this disclosure, AIB and Allfirst turned their focus to working internally and with regulators to address the issues and concerns raised by this event.

      Discussions regarding a possible transaction between M&T and Allfirst resumed in the spring of 2002 and continued over the course of a number of meetings on the possible benefits and potential terms of a strategic transaction. In the meantime, each party continued to review information concerning the other and to analyze the possibilities for a transaction.

      At a meeting in New York City in August, 2002, the parties outlined parameters for a possible combination of M&T and Allfirst, including transaction consideration consisting in part of M&T common stock and in part of cash, AIB representation on M&T’s board of directors and its key committees and the appointment of an M&T representative to the AIB board. The parties also agreed to enter into a confidentiality agreement and to conduct further mutual due diligence investigations.

      While discussions continued between senior management of M&T and AIB, such management kept their respective boards and executive committees informed as to the progress of discussions, as well as the proposed terms of a possible agreement that the parties had discussed.

      In September, 2002, representatives of AIB and M&T commenced mutual due diligence investigations. During this period, legal counsel to each company drafted and negotiated the terms of definitive documentation with respect to a possible transaction between the two companies, including the Reorganization Agreement.

      On September 17, 2002, the Exchange was discussed at a meeting of the M&T board. The board authorized management to continue negotiating a transaction and delegated to the board’s executive committee authority to approve the Exchange and the Reorganization Agreement. Following this meeting, discussions and negotiations continued between the parties and their respective counsel concerning the terms of the proposed transaction.

      On September 24, 2002, the Exchange was discussed at a meeting of the executive committee of the M&T board. The meeting was also attended by several members of M&T management and by representatives from Lehman Brothers and M&T’s outside legal counsel. Management updated the executive committee on the status of negotiations with AIB, including the proposed terms of the transaction. Management also reviewed the results of M&T’s due diligence and the business and regulatory implications of the proposed transaction were discussed with the executive committee. Following further discussion among the members of the executive committee, representatives of Lehman Brothers made a presentation to the executive committee and presented the opinion that, from a financial point of view, the consideration to be paid by M&T in the proposed Exchange was fair to M&T. Following further discussion, the executive committee unanimously approved the proposed Exchange, subject to the satisfactory negotiation of the transaction documents.

      Also on September 24, the AIB board of directors met to discuss the proposed Exchange and Reorganization Agreement. At the meeting, Messrs. Buckley and Kennedy updated the AIB board on the progress of discussions with M&T and described the terms of the transaction that had been negotiated. Results of AIB’s due diligence investigation of M&T and regulatory implications of the proposed transaction were also presented to the AIB board and discussed among the members of the board. Following further discussion among members of the AIB board regarding the proposed transaction, representatives of Merrill Lynch delivered a presentation to the AIB board and rendered its opinion that, as of that date, the consideration to be received by AIB in the proposed Exchange was fair, from a financial point of view, to AIB. Following further discussion, the AIB board resolved to approve the proposed transaction, subject to the satisfactory negotiation of final documentation. In addition, the AIB board appointed a sub-committee to approve the final terms of the proposed transaction. Later on September 24, the Allfirst board of directors met and was briefed by Mr. Buckley and by Eugene C. Sheehy, Chief Executive Officer of Allfirst, on the proposed transaction. Following discussion among its members, the Allfirst board unanimously approved the proposed transaction and authorized Allfirst management to enter into definitive agreements as finally negotiated by AIB in support of the proposed transaction.

      The definitive Reorganization Agreement was executed prior to the opening of business on September 26 and the parties issued a joint press release announcing the execution of the Reorganization Agreement.

     M&T’s Reasons for the Exchange

      In reaching its decision to approve the Exchange and the Reorganization Agreement, the M&T board, including its executive committee, consulted with, and received advice from, senior management and its financial and legal advisors and considered a number of factors. In reaching its determination to approve the Exchange, the M&T board, including its executive committee, considered the following:

(1) Potential Geographic and Market Considerations. Allfirst’s geographic market represents a natural and productive extension of M&T’s business, with M&T operating from upstate New York down to northern Virginia, as shown in the map on page [ ]. The Exchange will allow M&T to establish a leading position in the mid-Atlantic region of the United States with over 700 branches in six states and the District of Columbia (a region that is equivalent to the 6th largest U.S. state in terms of deposits and the 5th largest in terms of population). Following the Exchange, M&T will have total pro forma deposits of approximately $26.5 billion. The M&T board also considered that the demographics of Allfirst’s markets are similar enough to M&T’s to allow M&T to apply its business model to these new portions of its footprint. At the same time, the M&T board considered that portions of Allfirst’s market, particularly the metropolitan Baltimore and DC areas, are highly competitive and this could tend to limit M&T’s ability to achieve the projected levels of expansion.

(2) Financial Considerations. The M&T board reviewed management’s analysis, which included historical information concerning M&T’s and Allfirst’s respective businesses, financial performance and condition, operations, technology, management and competitive position, including filings with the Securities and Exchange Commission concerning the results of operations; the financial condition, results of operations, businesses and prospects of M&T and Allfirst before and after giving effect to the Exchange; and the terms of transactions comparable to the Exchange. The M&T board believed that the Allfirst franchise would enhance the future earnings and growth prospects of the combined entity; and that the combination of the two banking franchises would generate incremental earnings and cash flow and related benefits for M&T shareholders. Among other things, Allfirst’s existing trust and asset management business, which is significantly larger than M&T’s, would be an additional source of fee-based income.

The M&T board considered the expectation that the Exchange would be accretive to cash earnings per share beginning in 2003. Furthermore, it is estimated that the Exchange will produce annual pre-tax cost savings of approximately $100 million. These estimated savings are expected to be achieved in the areas of technology and operations, corporate overhead, business line consolidation and facilities expense. M&T estimates that approximately 60% of these cost savings would be realized in 2003, and all of the savings would be realized in 2004. The M&T board also considered that there can be no assurance that any specific level of cost savings will be achieved or that these cost savings will be achieved within the time period contemplated. Exchange and conversion-related charges could also differ from those M&T anticipates.

(3) Operational Considerations. The M&T board also considered projections of cost savings in non-interest expense, including corporate overhead, business line consolidation, facilities and technology and operations. At the same time, the M&T board also considered the cost and efforts involved in integrating M&T and Allfirst, as well as the added burdens involved in managing the combined institution going forward. Among other things, the board considered the risks that integration and management issues might have on the ability to achieve the anticipated revenue enhancements and cost reductions. The board also considered possible risks associated with the occurrence of foreign exchange trading fraud at Allfirst announced on February 6, 2002, taking into account the steps taken by AIB and Allfirst following the discovery of such fraud and the results of M&T’s due diligence investigation.

(4) The Continuing Involvement of AIB. The M&T board considered the ongoing role that AIB would have after the Exchange. This included AIB’s status as a 22.5% shareholder and its representation on the M&T board and key board committees. This also involved the provisions in the Reorganization Agreement protecting AIB’s rights, including provisions giving AIB effective consent rights with respect to certain M&T actions, such as engaging in activities not permissible for a bank holding company, and provisions permitting AIB to limit, with the agreement of at least one non-AIB designee on the M&T board, other M&T actions, such as acquisitions and dispositions of significant amounts of assets. The M&T board also considered the necessity of adopting amendments to M&T’s bylaws and certificate of incorporation to embody AIB’s rights. The board considered not only the impact of AIB’s status and rights on M&T’s operations, but also the regulatory impact to M&T resulting from AIB being deemed to be a banking holding company of M&T for purposes of applicable federal and state laws.

Among other things, the board considered the possibility that M&T would be subject to some level of supervision by the Central Bank of Ireland and the possibility that any regulatory issues affecting AIB could have consequences for M&T, as well as a related provision in the Reorganization Agreement that requires AIB to either cure conditions at AIB that could have a sufficiently adverse regulatory effect on M&T or to take actions to cease to “control” M&T for regulatory purposes. The M&T board also considered the impact of provisions in the Reorganization Agreement that relate to AIB’s ownership of M&T common stock, including AIB’s registration rights, its rights to maintain its percentage ownership of M&T and provisions that limit AIB’s holdings of M&T’s outstanding common stock while it remains a significant shareholder to 25% (unless otherwise approved by the M&T board or other special circumstances exist).

(5) The Reorganization Agreement. The M&T board considered the terms of the Reorganization Agreement, including those discussed in the preceding two paragraphs.

(6) Opinion of Lehman Brothers, Tax Treatment and Other Considerations. The executive committee of the M&T board considered the opinion of Lehman Brothers, delivered at the executive committee meeting, that, as of such date, the consideration to be paid by M&T to AIB was fair, from a financial point of view, to M&T. The M&T board also considered the tax treatment of the Exchange as a reorganization and the accounting treatment of the Exchange as a purchase, as well as the anticipated impact of the Exchange on M&T customers, employees and other constituencies.

      After weighing the advantages and the disadvantages of the Exchange, the M&T board and its executive committee determined that the advantages clearly outweighed the disadvantages and that the transaction would be in the best interests of M&T and its shareholders, and therefore unanimously approved the execution of the Reorganization Agreement.

      The foregoing discussion of the information and factors considered by the M&T board and its executive committee is not intended to be exhaustive, but reflects all material factors considered by the M&T board and its executive committee. In reaching its determination to approve and recommend the Exchange, the M&T board and its executive committee did not assign any relative or specific weights to the foregoing factors and individual directors may have weighed factors differently.

      The M&T board believes that the Exchange is in the best interests of M&T and its shareholders and unanimously recommends that M&T’s shareholders vote FOR approval of the issuance of M&T common stock in the Exchange and the authorization of the amendments to the M&T certificate of incorporation.

Opinion of M&T’s Financial Advisor

      In September 2002, M&T engaged Lehman Brothers to act as its financial advisor and render its opinion with respect to the fairness, from a financial point of view, to M&T of the consideration to be paid by M&T to AIB in the Exchange. On September 24, 2002, Lehman Brothers rendered its oral opinion to the M&T board of directors that as of such date, and based upon and subject to certain matters stated in its written opinion, dated September 26, 2002, from a financial point of view, the consideration of 26,700,000 shares of M&T common stock and $886.1 million of cash to be paid to AIB in the Exchange was fair to M&T.

      Although Lehman Brothers evaluated the fairness, from a financial point of view, of the consideration to be paid by M&T to AIB in the Exchange, the consideration itself was determined through arm’s length negotiations between M&T’s senior management and AIB’s senior management with the assistance of their advisors. M&T did not provide specific instructions to, or place any limitation on, Lehman Brothers with respect to the procedures to be followed or factors to be considered by Lehman Brothers in performing its analyses or providing its opinion.

      The full text of Lehman Brothers’ written confirmation of its oral opinion, dated September 26, 2002 (the “Lehman Brothers Opinion”), is attached as Appendix B to this proxy statement. Shareholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in connection with the rendering of the Lehman Brothers Opinion. The following is a summary of the material financial analyses presented by Lehman

Brothers to the M&T board of directors on September 24, 2002 in connection with the rendering of its oral opinion on that date.

      Lehman Brothers’ opinion was provided for the information and assistance of the M&T board of directors in connection with its consideration of the Exchange. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any shareholder of M&T as to how such shareholder should vote in connection with the stock issuance required to consummate the Exchange. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not address, M&T’s underlying business decision to proceed with or effect the Exchange.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the Reorganization Agreement (including the form of the Registration Rights Agreement and the Voting Support Agreement, which were attached as exhibits to the Reorganization Agreement) and the specific terms of the Exchange,

•	publicly available information concerning M&T that Lehman Brothers believed to be relevant to its analysis, including M&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002,

•	publicly available information concerning Allfirst that Lehman Brothers believed to be relevant to its analysis, including Allfirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002,

•	financial and operating information with respect to the business, operations and prospects of Allfirst furnished to Lehman Brothers by M&T and Allfirst, including financial projections of Allfirst for the fiscal year ended December 31, 2002 prepared by management of Allfirst (the “Allfirst Projections”) and financial projections of Allfirst prepared by management of M&T (“M&T’s Allfirst Projections”),

•	financial and operating information with respect to the business, operations and prospects of M&T furnished to Lehman Brothers by M&T,

•	earnings estimates for M&T for the fiscal years ended December 31, 2002 and December 31, 2003 published by I/B/E/S,

•	a trading history of M&T’s common stock from January 1, 1997 to September 24, 2002 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

•	a comparison of the historical financial results and present financial condition of Allfirst with those of other companies that Lehman Brothers deemed relevant,

•	a comparison of the historical financial results and present financial condition of M&T with those of other companies that Lehman Brothers deemed relevant,

•	the potential pro forma impact on M&T of the Exchange, including cost savings, operating synergies, and revenue enhancements (collectively, the “Expected Synergies”) which management of M&T expects to result from a combination of the businesses of M&T and Allfirst,

•	publicly available reports prepared by independent research analysts regarding the future financial performance of M&T and AIB (including commentary regarding Allfirst),

•	the results of AIB’s and Allfirst’s investigation into recent fraudulent foreign exchange trading activities that occurred at Allfirst, including the report delivered to the AIB and Allfirst board of directors by Eugene Ludwig, the former U.S. Comptroller of Currency, and Wachtell, Lipton, Rosen & Katz, outside counsel to AIB and Allfirst, and

•	a comparison of the financial terms of the Exchange with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant.

In addition, Lehman Brothers had discussions with the managements of M&T and Allfirst concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the managements of M&T and Allfirst that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Allfirst Projections, upon advice of Allfirst, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Allfirst’s management as to the future performance of Allfirst. With respect to M&T’s Allfirst Projections, upon advice of M&T, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of M&T’s management as to the future performance of Allfirst, and, following discussions with management of M&T, Lehman Brothers further assumed that Allfirst would perform substantially in accordance with these projections. None of M&T, AIB or Allfirst make, as a matter of course, public forecasts or projections as to future revenues, earnings or other financial statement data, and neither the Allfirst Projections nor M&T’s Allfirst Projections were prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections do not necessarily conform to generally accepted accounting principles (“GAAP”), are intended to reflect underlying (pre-exceptional items) core earnings of Allfirst and also are based on various estimates, adjustments and assumptions that are subject to the judgment of those preparing them. These projections also are inherently subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of M&T, AIB or Allfirst. Accordingly, there can be no assurance that the Allfirst Projections or M&T’s Allfirst Projections will be realized or that actual results will not be significantly higher or lower than those set forth in such projections. Lehman Brothers was not provided with, and did not have any access to, any financial projections of M&T prepared by management of M&T. Accordingly, upon advice of M&T, Lehman Brothers assumed that the published consensus estimates of third party research analysts as published by IBES are a reasonable basis upon which to evaluate the future financial performance of M&T and that M&T will perform substantially in accordance with such estimates. Upon advice of M&T, Lehman Brothers also assumed that the Expected Synergies will be realized substantially in accordance with M&T’s expectations.

      In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Allfirst or M&T and did not make or obtain any evaluations or appraisals of the assets or liabilities of M&T or Allfirst. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan losses and, upon advice of M&T, Lehman Brothers assumed that the allowances for loan losses provided to it by M&T and used by Lehman Brothers in the preparation of its opinion are in the aggregate adequate to cover all such losses. In arriving at its opinion, Lehman Brothers also assumed that indemnification provided by AIB to M&T in the Reorganization Agreement for certain liabilities relating to fraudulent foreign exchange trading activities that occurred at Allfirst will be sufficient to cover M&T from any such liabilities. The Lehman Brothers Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. The Lehman Brothers Opinion as expressed below does not constitute an opinion or imply any conclusions as to the likely trading range for M&T common stock following consummation of the Exchange. Lehman Brothers was not requested to consider, and its opinion does not address, the relative merits of the Exchange as compared to any alternative business strategies that might exist for M&T or the effect of any other transaction in which M&T might engage.

      In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to Allfirst or M&T, but rather made its determination as to the fairness, from a financial point of view, to M&T of the consideration to be paid by M&T in the Exchange on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of M&T and Allfirst. None of M&T, Allfirst, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the M&T board of directors on September 24, 2002. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers Opinion.

      Comparable Company Analysis of Allfirst. Using publicly available information, Lehman Brothers compared selected financial data of Allfirst with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Allfirst. Specifically, Lehman Brothers included in its review the following depository institutions:

•	Sovereign Bancorp, Inc.

•	M&T Bank Corporation

•	Banknorth Group, Inc.

•	Huntington Bancshares Inc.

•	North Fork Bancorporation, Inc.

•	Associated Banc-Corp

•	Colonial BancGroup Inc.

•	Commerce Bancshares, Inc.

•	First Virginia Banks, Inc.

•	FirstMerit Corporation

•	Mercantile Bankshares

•	Fulton Financial Corp.

For the selected comparable depository institutions, Lehman Brothers calculated the ratio of the market price per share to the mean earnings estimates per share according to GAAP for the calendar year 2002 reported by I/B/E/S, which is a service widely used by the investment community to gather earnings estimates from various research analysts. Lehman Brothers also calculated the ratio of the market price per share to the mean earnings per share estimates on a cash basis; that is, excluding the effect of amortization of intangibles on earnings per share estimates. Lehman Brothers estimated the mean earnings per share estimates on a cash basis using each comparable depository institution’s public filings and third party research reports. Lehman Brothers also calculated the ratios of the market price per share to both the book value per share and the tangible book value per share as of June 30, 2002. Lehman Brothers then derived implied values for Allfirst by applying the median multiples for the comparable companies to comparable data for Allfirst. The following table presents the median and mean earnings and book value per share multiples for the comparable depository institutions, together with comparable data for and the implied value of Allfirst.

Price/June 30, 2002
	Price/2002		Book Value
	Earnings Multiples		Multiples

Tangible
			Book	Book
	GAAP	Cash	Value	Value

Comparable Company Multiples (as of 9/23/02)
Median of Selected Comparable Depository Institutions	13.4x	13.3x	1.94x	2.35x
Mean of Selected Comparable Depository Institutions	12.7x	12.3x	2.06x	2.67x
Allfirst Data ($ in millions)	$217	$223	$1,742	$952

      The implied transaction values derived for Allfirst based on the median trading multiples range from $2.2 billion to $3.4 billion. For purposes of Lehman Brothers’ analyses, the consideration to be paid by M&T to AIB in the Exchange was valued at $2.86 billion using the M&T common stock price of $74.07 on September 23, 2002 (date prior to delivery of the oral opinion). The calculation of the value of the consideration to be paid by M&T to AIB was calculated by multiplying M&T’s closing price on September 23, 2002 by the 26.7 million shares of M&T common stock to be issued to AIB and adding the cash consideration of $886.1 million. As described in the press release announcing the transaction, the Exchange would be valued at approximately $3.1 billion based upon the average M&T common stock price of $81.46 for the 30-trading day period ended September 25, 2002, the day before public announcement of the transaction.

      Because of the inherent differences between the businesses, operations, financial condition and prospects of Allfirst and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Allfirst and the companies in the comparable company group that would affect the intrinsic value of Allfirst and the public trading values of the comparable companies. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid by M&T to AIB in the Exchange.

      Comparable Company Analysis of M&T. Using publicly available information, Lehman Brothers compared selected financial data of M&T with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of M&T. Specifically, Lehman Brothers included in its review the following depository institutions:

•	SouthTrust Corporation

•	Regions Financial Corp.

•	Charter One Financial Inc.

•	AmSouth Bancorporation

•	Popular, Inc.

•	Union Planters Corp.

•	Huntington Bancshares

•	Compass Bancshares, Inc.

•	Banknorth Group, Inc.

•	National Commerce Financial Corporation

•	North Fork Bancorporation

For the selected comparable depository institutions, Lehman Brothers calculated the ratio of the market price per share to the mean earnings estimates per share according to GAAP for the calendar years 2002 and 2003 reported by I/B/E/S. Lehman Brothers also calculated the ratio of the market price per share to the mean earnings per share estimates on a cash basis; that is, excluding the effect of amortization of intangibles on earnings per share estimates. Lehman Brothers estimated the mean earnings per share estimates on a cash basis using each comparable depository institution’s public filings and third party research reports. Lehman Brothers calculated the ratios of the market price per share to both the book value per share and the tangible book value per share as of June 30, 2002. Lehman Brothers then compared those ratios for the selected companies to similar ratios calculated for M&T. The following table presents the median and mean earnings and book value per share multiples for the comparable depository institutions, together with comparable data for M&T.

	Price/2002		Price/2003
	Earnings		Earnings		Price/June 30, 2002
	Multiples		Multiples		Book Value Multiples

					Book	Tangible
	GAAP	Cash	GAAP	Cash	Value	Book Value

Comparable Company Multiples (as of 9/23/02)
Median of Selected Comparable Depository Institutions	12.1x	11.9x	11.1x	11.1x	1.94x	2.45x
Mean of Selected Comparable Depository Institutions	12.6x	12.3x	11.5x	11.2x	2.13x	2.78x
M&T Data	14.6x	13.7x	13.1x	12.5x	2.29x	3.92x

      Because of the inherent differences between the businesses, operations, financial condition and prospects of M&T and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of M&T and the companies in the comparable company group that would affect the intrinsic value of M&T and the public trading values of the comparable companies. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid by M&T to AIB in the Exchange.

      Comparable Transactions Analysis. Lehman Brothers reviewed publicly available information for certain pending and completed merger or acquisition transactions between $1 billion and $10 billion since October 1, 2000 in the banking industry. The selected transactions considered by Lehman Brothers included:

•	BNP Paribas Group/United California Bank

•	BNP Paribas Group/BancWest Corp.

•	Citigroup Inc./European American Bank

•	Royal Bank of Canada/Centura Banks Inc.

•	BB&T Corp./F&M National Corp.

•	ABN AMRO Holding NV/Michigan National Corp.

•	Fifth Third Bancorp/Old Kent Financial Corp.

•	Comerica Inc./Imperial Bancorp

•	FleetBoston Financial Corp./Summit Bancorp.

For the comparable transactions, Lehman Brothers calculated the ratio of the transaction price per share to the mean current-year consensus earnings estimates per share at the time of announcement. Lehman Brothers also calculated the ratio of the transaction price per share to the mean current-year consensus earnings per share estimates on a cash basis at the time of announcement; that is, excluding the effect of amortization of intangibles on earnings per share estimates. Lehman Brothers estimated the mean earnings per share on a cash basis by adding annualized latest-quarter intangible amortization at the time of the announcement on a per share basis to current-year consensus earnings estimates for the respective target company. Lehman Brothers calculated the ratios of the transaction price per share to both the book value per share and the tangible book value per share using the acquired companies’ most recent financial reports at the time of announcement of the transactions. Lehman Brothers also calculated the premium paid to core deposits; that is, all deposits less certificates of deposits in excess of $100,000 and deposits in foreign offices. Lehman Brothers then compared those ratios for the comparable transactions to similar ratios calculated for the proposed acquisition of Allfirst, assuming a transaction value of $2.86 billion. As described in the press release announcing the transaction, the Exchange would be valued at approximately $3.1 billion based upon the average M&T common stock price of $81.46 for the 30-trading day period ended September 25, 2002, the day before public announcement of the transaction. The following table presents the earnings and book value per share multiples for the comparable transactions together with comparable data for and the implied value of Allfirst.

			Price/June 30, 2002
	Price/2002		Book Value
	Earnings Multiples		Multiples

				Tangible	Premium
			Book	Book	to Core
	GAAP	Cash	Value	Value	Deposits

Comparable Transaction Multiples
Median of Selected Comparable Transactions	15.9x	15.3x	2.38x	3.09x	23.6%
Mean of Selected Comparable Transactions	16.1x	15.4x	2.46x	3.00x	22.4%
Allfirst Based on $2.86 billion Transaction Value (Based on 9/23 M&T Common Stock Price of $74.07)	13.2x	12.8x	1.64x	3.01x	19.1%

      Because the reasons for and circumstances surrounding each of the comparable transactions were different and because of the inherent differences in the businesses, operations, financial conditions and prospects of M&T and Allfirst and the businesses, operations, financial conditions and prospects of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Exchange. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Exchange which would affect the acquisition values of the acquired companies and Allfirst. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid by M&T to AIB in the Exchange.

      Discounted Cash Flow Analysis of Allfirst. As part of its analysis, Lehman Brothers prepared a discounted after-tax cash flow model to estimate the notional present value of the after-tax cash flows that Allfirst could provide to equity holders through calendar year 2008 on a change-of-control basis; that is, taking into account the impact of cost savings, restructuring charges and certain balance sheet restructuring that was assumed by M&T. In connection with this analysis, Lehman Brothers used M&T’s Allfirst Projections. To determine a projected dividend stream that Allfirst could generate, Lehman Brothers assumed a constant tangible equity to tangible asset ratio of 5.40%. Lehman Brothers used discount rates of 11% to 13% and a terminal value based on a range of multiples of estimated net income in 2008 of 12.0x to 14.0x. Based on these discount rates, terminal values, and taking into account the impact of cost savings estimated by M&T, Lehman Brothers calculated a range of change-of-control values of Allfirst of approximately $3.1 billion to $3.6 billion. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid by M&T to AIB in the Exchange. As indicated above, this analysis is not necessarily indicative of actual values or actual future results. Discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      Discounted Cash Flow Analysis of M&T. As part of its analysis, Lehman Brothers prepared a discounted cash flow model to estimate the notional present value of the after-tax cash flows that M&T could provide to equity holders through calendar year 2008 on a stand-alone basis. In connection with this analysis, Lehman Brothers used third-party consensus earnings estimates published by I/B/E/S to estimate the future performance of M&T. To determine a projected dividend stream that M&T could generate, Lehman Brothers assumed a constant tangible equity to tangible asset ratio of 5.40%. Lehman Brothers used discount rates of 11% to 13% and a terminal value based on a range of multiples of estimated net income in 2008 of 12.0x to 14.0x. Based on these discount rates and terminal values, Lehman Brothers calculated a stand-alone range of per share values of M&T of approximately $80 per share to $98 per share. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid by M&T to AIB in the Exchange. As indicated above, this analysis is not necessarily indicative of actual values or actual future results. Discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

      Pro Forma Analysis. Lehman Brothers analyzed the pro forma effect of the transaction on the earnings per share of M&T. For the purposes of this analysis, Lehman Brothers assumed (i) a consideration mix of 26.7 million shares of M&T common stock and $886.1 million of cash, (ii) M&T’s Allfirst Projections, (iii) financial forecasts for M&T based on third-party consensus earnings estimates published by I/ B/ E/ S, and (iv) the cost savings and balance sheet restructuring from the transaction determined by the management of M&T. Lehman Brothers estimated that, based on the assumptions described above, the pro forma impact of the transaction would be accretive to both GAAP and cash earnings per share of M&T in the first full year following the transaction, assuming a closing date in the first quarter of 2003. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid by M&T to AIB in the Exchange.

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. M&T selected Lehman Brothers because its expertise, reputation and familiarity with M&T, Allfirst and the depository industry generally and because its investment banking professionals have substantial experience in transactions comparable to the Exchange.

      As compensation for its services in connection with the Exchange, M&T has agreed to pay Lehman Brothers a customary fee upon the delivery of this opinion. An additional customary payment will be paid to Lehman Brothers at the closing of the transaction. In addition, M&T has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Exchange and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by M&T and the rendering of the Lehman Brothers Opinion. Lehman Brothers has previously rendered, and may in the future render, investment banking services to M&T, Allfirst and AIB and has received and in the future may receive customary fees for such services.

      In the ordinary course of its business, Lehman Brothers may actively trade in the securities of M&T, Allfirst and AIB for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Terms of the Exchange

      Under the terms of the Reorganization Agreement and applicable law, M&T will acquire all of the issued and outstanding shares of Allfirst in exchange for the issuance to AIB of 26,700,000 shares of M&T common stock and the payment to AIB of approximately $886 million in cash. Shareholders of M&T common stock will not be entitled to statutory dissenters’ rights in connection with the Exchange. As provided in the Reorganization Agreement, promptly following the exchange of the M&T stock and cash for the Allfirst stock, Allfirst will merge with and into M&T, with M&T continuing as the surviving entity (the “Allfirst Merger”). Following the Exchange and the Allfirst Merger, Allfirst Bank will merge with and into M&T Bank with M&T Bank being the surviving entity (the “Bank Merger”).

Relationship of M&T and AIB after the Exchange

      As a result of the Exchange, AIB will own approximately 22.5% of the issued and outstanding shares of M&T common stock. The Reorganization Agreement includes several provisions relating to the corporate governance of M&T, such as AIB’s representation on the M&T board and key board committees and certain provisions protecting AIB’s rights, including provisions giving AIB’s designees on M&T’s board consent rights with respect to certain M&T actions, such as engaging in activities not permissible for a bank holding company, and provisions requiring that other M&T actions, such as acquisitions and dispositions of significant amounts of assets, not be opposed by an AIB designee and at least one additional non-AIB board member. These rights and requirements will be effected by the proposed amendments to the M&T bylaws and are described in detail under “PROPOSED AMENDMENT #1 TO THE M&T BANK CORPORATION CERTIFICATE OF INCORPORATION.” M&T will also have representation on the AIB board as a result of the Exchange.

     Board of Directors; Management

      As a result of the Exchange, AIB will hold approximately 22.5% of the issued and outstanding shares of M&T common stock. In defining their relationship after the Exchange, M&T and AIB have negotiated certain agreements regarding share ownership and corporate governance issues such as board representation, with the number of AIB’s representatives on the M&T and M&T Bank boards being dependent upon the amount of M&T common stock held by AIB. M&T will have a right to nominate one member of the AIB board, reasonably acceptable to AIB, until AIB no longer holds at least 15% of the outstanding shares of M&T common stock. The M&T board of directors will be increased from 24 members to 28 members, effective as of the Closing Date, and will include four members designated by AIB, each of whom is reasonably acceptable to M&T (collectively, the “AIB Designees”). Further, the M&T board of directors will elect, as of the Closing Date, one of the AIB Designees to each of the Executive Committee, Nomination and Compensation Committee and Audit Committee (or any committee or committees performing comparable functions) of the M&T board of directors. Any such AIB Designees will meet the requisite independence and expertise requirements prescribed under applicable law or stock exchange rules. It is currently expected that the AIB Designees will include Mr. Michael Buckley, Mr. Eugene Sheehy and two additional directors to be identified by AIB, one of whom will be independent of AIB and M&T. In addition, the board of directors of M&T Bank will be expanded from 23 members to 27 members, including four members designated by AIB, each of whom is reasonably acceptable to M&T.

      From and after the Closing Date, as long as AIB remains a significant shareholder of M&T, AIB will have representation on the boards of directors of both M&T and M&T Bank as follows:

•	As long as AIB holds at least 15% of the outstanding shares of M&T common stock, AIB will be entitled to designate four persons on both the M&T and M&T Bank boards of directors and representation on the committees of the M&T board described above.

•	If AIB holds at least 10%, but less than 15%, of the outstanding shares of M&T common stock, AIB will be entitled to designate at least two people on both the M&T and M&T Bank boards of directors.

•	If AIB’s ownership interest in M&T is at least 5%, but less than 10%, of the outstanding shares of M&T common stock, AIB will be entitled to designate at least one person on both the M&T and M&T Bank boards of directors.

•	As long as AIB holds at least 15% of the outstanding shares of M&T common stock, neither M&T’s board of directors nor M&T Bank’s board of directors will consist of more than twenty-eight directors without the consent of the AIB Designees.

•	If AIB’s holdings of M&T common stock fall below 15%, but not lower than 12% of the outstanding shares of M&T common stock, AIB will continue to have the same rights that it would have had if it owned 15% of the outstanding shares of M&T common stock, as long as AIB restores its ownership percentage to 15% within one year. Additionally, as described in more detail below, M&T has agreed to repurchase shares of M&T common stock in order to offset dilution to AIB’s ownership interests that may otherwise be caused by issuances of M&T common stock under M&T employee and director benefit or stock purchase plans. Dilution of AIB’s ownership position caused by such issuances will not be counted in determining whether a Sunset Date has occurred or whether any of AIB’s other rights under the Reorganization Agreement have terminated. The date on which AIB no longer holds at least 15% of the M&T common stock, calculated as described in this paragraph, is referred to in this document as the “Sunset Date.”

      AIB has informed M&T that Mr. Michael Buckley, the Group Chief Executive of AIB, will be among the AIB Designees and it is expected that Mr. Buckley will become a member of the M&T board’s executive committee. In addition, Mr. Eugene Sheehy, currently Chairman and CEO of AIB’s US Division is expected to be among the AIB Designees and, in addition, will become Chairman and CEO of M&T Bank’s Maryland and Pennsylvania divisions. Mr. Sheehy will join the Executive Management Committee of M&T Bank. AIB has informed M&T that it expects to identify an independent outside director as one of the other two AIB Designees prior to completion of the Exchange. Mr. Wilmers will continue as Chairman, President and CEO of M&T and chairman and CEO of M&T Bank. Mr. Wilmers will also join the AIB Group board of directors, as a non-executive director and M&T’s designee.

      Information regarding the current directors of M&T and Allfirst is included in documents incorporated in this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE.”

     Amendments to M&T’s Bylaws

      Pursuant to the Reorganization Agreement, M&T has agreed to amend and restate its bylaws in the form attached hereto as Appendix E. The following description of the amended bylaws is qualified in its entirety by reference to Appendix E.

      The amended bylaws will provide that, from and after the Closing Date until the Sunset Date, the M&T board may not take or make any recommendation to M&T shareholders regarding the following actions without the approval of the Executive Committee, including the approval of the AIB Designee serving on the committee:

•	Any amendment of M&T’s Certificate of Incorporation or bylaws that would be inconsistent with the rights described in this section or that would otherwise have an adverse effect on the board representation, committee representation or other rights of AIB contemplated by the Reorganization Agreement;

•	Any activity not permissible for a U.S. bank holding company;

•	The adoption of any shareholder rights plan or other measures having the purpose or effect of preventing or materially delaying completion of any transaction involving a change in control of M&T; and

•	Any public announcement disclosing M&T’s desire or intention to take any of the foregoing actions.

      The amended bylaws will also provide that, from and after the Closing Date until the Sunset Date, the M&T board may only take or make any recommendation to M&T shareholders regarding the following actions if the action has been approved by the Executive Committee (in the case of the first four items and sixth item below) or Nomination and Compensation Committee (in the case of the fifth item below) and the members of such committee not voting in favor of the action do not include the AIB Designee serving on such committee and at least one other member of the committee who is not an AIB Designee:

•	Any reduction in M&T’s cash dividend policy such that the ratio of cash dividends to net income is less than 15%, or any extraordinary dividends or distributions to holders of M&T common stock;

•	Any acquisition of any assets or businesses, (1) if the consideration is in M&T common stock, where the stock consideration paid by M&T exceeds 10% of the aggregate voting power of M&T common stock and (2) if the consideration is cash, M&T stock or other consideration, where the fair market value of the consideration paid by M&T exceeds 10% of the market capitalization of M&T, as determined under the Reorganization Agreement;

•	Any sale of any assets or businesses in which the value of the aggregate consideration to be received exceeds 10% of the market capitalization of M&T, as determined under the Reorganization Agreement;

•	Any liquidation or dissolution of M&T;

•	The appointment or election of the Chairman of the Board of Directors or the Chief Executive Officer of M&T; and

•	Any public announcement disclosing M&T’s desire or intention to take any of the foregoing actions prior to obtaining the requisite committee approval.

      As more fully set forth in Appendix E, the amended bylaws will also contain provisions reflecting the AIB rights described under “Board of Directors; Management.”

      The proposed Amendment #1 to the M&T Certificate of Incorporation, which is attached hereto as Appendix C, provides that the provisions of the bylaws described above may not be amended or repealed without the unanimous approval of the entire M&T board or the approval of the holders of not less than 80% of the outstanding shares of M&T common stock. The provisions of the bylaws described above will automatically terminate when AIB holds less than 5% of the outstanding shares of M&T common stock, as determined under the Reorganization Agreement. See “PROPOSED AMENDMENT #1 TO THE M&T BANK CORPORATION CERTIFICATE OF INCORPORATION.”

     Investment Parameters

      The Reorganization Agreement provides that, from the Closing Date through the second anniversary of the Sunset Date, without prior written consent of the M&T board, AIB will not, directly or indirectly, acquire or offer to acquire (except by way of stock dividends, offerings made available to M&T shareholders generally, or pursuant to compensation plans) more than 25% of the then outstanding shares of M&T common stock. Further, during this period, AIB and AIB’s subsidiaries have agreed not to participate in any proxy solicitation or to otherwise seek to influence any M&T shareholder with respect to the voting of any shares of M&T common stock for the approval of any shareholder proposals.

      The Reorganization Agreement also provides that, during this period, AIB will not make any public announcement with respect to any proposal or offer by AIB or any AIB subsidiary with respect to certain transactions (such as mergers, business combinations, tender or exchange offers, the sale or purchase of securities or similar transactions) involving M&T or any of the M&T subsidiaries. The Reorganization Agreement also provides that, during this period, AIB may not subject any shares of M&T common stock to any voting trust or voting arrangement or agreement and will not execute any written consent as a shareholder with respect to the M&T common stock.

      The Reorganization Agreement also provides that, during this period, AIB will not seek to control or influence the management, the board of directors of M&T or policies of M&T, including through communications with shareholders of M&T or otherwise, except through non-public communications with the directors of M&T, including the AIB Designees.

      These restrictions on AIB will no longer apply if a third party commences or announces its intention to commence a tender offer or an exchange offer and, within a reasonable time, the M&T board either does not recommend that shareholders not accept the offer or fails to adopt a shareholders rights plan, or if M&T or M&T Bank becomes subject to any regulatory capital directive or becomes an institution in “troubled” condition under applicable banking regulation. However, in the event the tender offer or exchange offer is not commenced or consummated in accordance with its terms, the restrictions on AIB described above will thereafter continue to apply.

     Anti-Dilution Protections

      M&T has agreed that, after the Closing Date and until the Sunset Date, in the event M&T issues shares of M&T stock (other than certain issuances to employees pursuant to option and benefit plans), subject to applicable law and regulatory requirements, AIB will have the right to purchase at fair market value up to the number of shares of M&T common stock required to increase or maintain its equity interest in M&T to 22.5% of the then outstanding M&T common stock.

      M&T has also agreed that following the Closing Date until the Sunset Date, in connection with any issuance of M&T stock pursuant to employee option or benefit plans, M&T will as soon as reasonably practicable, taking into account applicable law, regulatory capital requirements, capital planning and risk management, take such necessary actions that AIB’s proportionate ownership of M&T common stock is not reduced as a result of such issuances, including by funding such issuances through purchases of M&T common stock in the open market or by undertaking share repurchase programs. M&T has agreed that, subject to applicable law, in the event that, as of the Closing Date, the stock that AIB is entitled to receive in the Exchange represents less than 22.5% of M&T’s outstanding common stock, M&T will repurchase prior to December 31, 2003 a sufficient number of shares of outstanding M&T common stock so that the amount of stock that AIB was entitled to receive as of the Closing Date will equal 22.5% of the issued and outstanding shares of M&T common stock. If for any reason M&T does not repurchase shares as required by the first sentence of this paragraph within one year following the employee issuance or as required by the second sentence of this paragraph by December 31, 2003, then the shares of M&T common stock issued pursuant to such employee issuance will be deemed to be an issuance occurring on the last day of the relevant period and will entitle AIB to the anti-dilution purchase rights described in the immediately preceding paragraph. No reduction in AIB’s percentage ownership of the outstanding M&T common stock resulting from any issuance of shares that are subject to M&T’s repurchase obligations as described in this paragraph will be taken into account in determining whether the Sunset Date has occurred or whether any of AIB’s other rights under the Reorganization Agreement have terminated.

     Sale of M&T Common Stock; Right of First Refusal in Certain Circumstances

      The M&T common stock issued pursuant to the Exchange will not be registered under the Securities Act of 1933 and may only be disposed of by AIB pursuant to an effective registration statement or pursuant to an exemption from registration under the Securities Act and subject to the provisions of the Reorganization Agreement. These shares of M&T common stock issued in connection with the Exchange are the subject of a Registration Rights Agreement to be entered into between AIB and M&T prior to the completion of the Exchange, which will be in the form attached as Exhibit C to the Reorganization Agreement.

      The form of Registration Rights Agreement provides that upon AIB’s request, M&T will file a registration statement relating to all or a portion of AIB’s shares of M&T common stock providing for the sale of such shares by AIB from time to time on a continuous basis pursuant to Rule 415 under the Securities Act, provided that M&T need only effect one such “shelf registration” in any 12-month period. In addition, the form of Registration Rights Agreement provides that AIB is entitled to demand registration under the Securities Act of all or part of its shares of M&T stock, provided that M&T is not obligated to effect two such “demand registrations” in any 12-month period. Any demand or shelf registration must cover no less than one million shares.

      The form of Registration Rights Agreement further provides that in the event M&T proposes to file a registration statement other than pursuant to a shelf registration or demand registration or Forms S-8 or S-4, for an offering and sale of shares by M&T in an underwritten offering or an offering and sale of shares on behalf of one or more selling shareholders, M&T must give AIB notice at least 15 days prior to the anticipated filing date, and AIB may request that all or a portion of its M&T common shares be included in the registration statement. M&T will honor the request, unless the managing underwriter advises M&T in writing that in its opinion the inclusion of all shares requested to be included by M&T, the other selling shareholders, if any, and AIB would materially and adversely affect the offering, in which case M&T may limit the number of shares included in the offering to a number that would not reasonably be expected to have such an effect. In such event, the number of shares to be included in the registration statement shall first include the number of shares requested to be included by M&T and then the shares requested by other selling shareholders, including AIB, on a pro rata basis according to the number of shares requested to be included in the registration statement by each shareholder.

      As long as AIB holds 5% or more of the outstanding shares of M&T common stock, AIB will not dispose of any of its shares of M&T common stock except, subject to the terms and conditions of the Reorganization Agreement and applicable law, in a widely dispersed public distribution; a private placement in which no one party acquires the right to purchase more than 2% of the outstanding shares of M&T common stock; an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on AIB’s behalf; pursuant to Rule 144 under the Securities Act; pursuant to a tender or exchange offer to M&T’s shareholders not opposed by M&T’s board of directors, or open market purchase programs made by M&T; with the consent of M&T, which consent will not be unreasonably withheld, to a controlled subsidiary of AIB; or pursuant to M&T’s right of first refusal as described below.

      The Reorganization Agreement provides that until AIB no longer holds at least 5% of the outstanding shares of M&T common stock, if AIB wishes to sell or otherwise transfer any of its shares of M&T common stock other than as described in the preceding paragraph, AIB must first submit an offer notice to M&T identifying the proposed transferee and setting forth the proposed terms of the transaction, which shall be limited to sales for cash, cash equivalents or marketable securities. M&T will have the right, for 20 days following receipt of an offer notice from AIB, to purchase all (but not less than all) of the shares of M&T common stock that AIB wishes to sell, on the proposed terms specified in the offer notice. If M&T declines or fails to respond to the offer notice within 20 days, AIB may sell all or a portion of the M&T shares specified in the offer notice to the proposed transferee at a purchase price equal to or greater than the price specified in the offer notice, at any time during the three months following the date of the offer notice, or, if prior notification to or approval of the sale by the Federal Reserve Board or another regulatory agency is required, AIB shall pursue regulatory approval expeditiously and the sale may occur on the first date permitted under applicable law.

     Certain Post-Closing Bank Regulatory Matters

      After the Exchange, the M&T board expects that the Federal Reserve will deem AIB to be the parent bank holding company of M&T for purposes of the Bank Holding Company Act of 1956, as amended. Among other things, this means that, should M&T propose to make an acquisition or engage in a new type of activity that requires the submission of an application or notice to the Federal Reserve Board, AIB, as well as M&T, may also be required to file an application or notice. The Reorganization Agreement provides that AIB will make any applications, notices or filings that M&T determines to be necessary or desirable, provided that AIB is not required to incur any expense or make any commitment in connection with this obligation, nor is it required to submit any application or give any notice with respect to any proposed acquisition by M&T of a banking institution headquartered in Ireland or Poland. The Reorganization Agreement also requires AIB not to take any action that would have a material adverse effect on M&T and to advise M&T prior to entering into any material transaction or activity. These provisions of the Reorganization Agreement would no longer apply if AIB ceased to be the parent bank holding company of M&T and also was not otherwise considered to control M&T for purposes of the Bank Holding Company Act.

      Pursuant to the Reorganization Agreement, if, as a result of any administrative enforcement action under Section 8 of the Federal Deposit Insurance Act, memorandum of understanding, written agreement, supervisory letter or any other action or determination of any regulatory agency relating to the status of AIB (but not relating to the conduct of M&T or any subsidiary of M&T), M&T or M&T Bank also becomes subject to such an action, memorandum, agreement or letter that relates to M&T or any M&T subsidiary, or experiences any fact, event or circumstance that affects M&T’s regulatory status or compliance, and that in either case would be reasonably likely to create a material burden on M&T or to cause any material adverse economic or operating consequences to M&T or an M&T subsidiary (a “Material Regulatory Event”), then M&T will notify AIB thereof in writing as promptly as practicable. Should AIB fail to cure the Material Regulatory Event within 90 days following the receipt of such notice, AIB will, as promptly as practicable but in no event later than 30 days from the end of the cure period, take any and all such actions (with the reasonable cooperation of M&T as requested by AIB) as may be necessary or advisable in order that it no longer has “control” of M&T for purposes of the Bank Holding Company Act, including, if necessary, by selling some or all of its shares of M&T common stock (subject to the right of first refusal provisions of the Reorganization Agreement) and divesting itself as required of its board and committee representation and governance rights as set forth in the Reorganization Agreement. If, at the end of such 30-day period, the Material Regulatory Event is continuing and AIB has not terminated its control of M&T, then M&T will have the right to repurchase, at fair market value, such amount of the M&T common stock owned by AIB as would result in AIB holding no less than 4.9% of the outstanding shares of M&T common stock, pursuant to the procedures detailed in the Reorganization Agreement.

      As long as AIB is considered to “control” M&T for purposes of the Bank Holding Company Act or the federal Change in Bank Control Act, if AIB acquires any insured depository institution with total assets greater than 25% of the assets of M&T’s largest insured depository institution subsidiary, then within two years AIB must terminate its affiliation with the insured depository institution or take such steps as may be necessary so that none of M&T’s bank subsidiaries would be subject to “cross guarantee” liability for losses incurred if the institution AIB acquired potentially were to fail. This liability applies under the Federal Deposit Insurance Act to insured depository institutions that are commonly controlled. The actions AIB would take could include disposing of shares of M&T common stock and/or surrendering its representation or governance rights. Also, if such an insured depository institution that is controlled by AIB and of the size described in the first sentence of this paragraph that would be considered to be commonly controlled with M&T’s insured depository institution subsidiaries fails to meet applicable requirements to be “adequately capitalized” under applicable U.S. banking laws, then AIB will have to take the actions described in the previous sentence no later than 180 days after the date that the institution failed to meet those requirements, unless the institution is sooner returned to “adequately capitalized” status.

     Employees

      Following the completion of the Exchange, M&T will provide individuals employed by Allfirst and its subsidiaries, as of the Closing Date and while they are employed by M&T and its subsidiaries, compensation and employee benefits that in the aggregate are not less favorable than those provided to similarly situated employees of M&T and its subsidiaries, provided that M&T may continue the coverage of such Allfirst employees under one or more Allfirst plans during a transition period of not more than six months from the completion of the Exchange. Following the completion of the Exchange, M&T generally will (1) recognize such Allfirst employees’ prior service with Allfirst and its subsidiaries for all purposes (other than for benefit accrual purposes under a defined benefit pension plan) under the M&T compensation and employee benefit plans to the same extent as if such Allfirst employees were employed by M&T and its subsidiaries during the period of such prior service; (2) cause any pre-existing conditions and eligibility waiting periods under any group health plans of M&T to be waived with respect to such Allfirst employees; (3) give each such Allfirst employee credit for the plan year in which the Exchange is completed towards deductibles and annual out-of-pocket limits for expenses incurred prior to the completion of the Exchange; and (4) assume and honor, in accordance with their terms, all benefit obligations to, and contractual rights of such Allfirst employees, provided that M&T may amend or terminate any benefit plan or contract in accordance with its terms and applicable law, and provided further that, if such an Allfirst employee is terminated within one year of the completion of the Exchange, he or she will generally receive severance pay and benefits equal to the greater of those provided under the applicable M&T severance practices or the Allfirst severance plan.

      AIB has also agreed that from the Closing Date until the later of the Sunset Date and two years following the Closing Date, neither AIB nor its affiliates will solicit for employment any former Allfirst employees who were employed by Allfirst on the Closing Date. However, this restriction does not prohibit actions such as AIB’s solicitation of an employee who contacts AIB on his or her own initiative without solicitation or those who answer generalized solicitations or employees who were terminated by M&T or Allfirst or otherwise terminated their employment without any prior solicitation in violation of the Reorganization Agreement.

Representations and Warranties; Conditions to the Exchange; Waiver

      The Reorganization Agreement contains representations and warranties by M&T, AIB and Allfirst regarding various legal, financial, business and regulatory matters. The representations and warranties will not survive after the Exchange.

      The respective obligations of M&T, AIB and Allfirst to complete the Exchange are subject to the fulfillment of the following conditions:

•	all corporate actions necessary to complete the Exchange having been taken by the parties, including obtaining approval by the necessary vote of M&T shareholders of the issuance of M&T common stock in the Exchange and the proposed amendment to M&T’s certificate of incorporation regarding corporate governance matters and obtaining approval by the necessary vote of AIB shareholders of the Exchange;

•	receipt of all regulatory approvals required or mutually deemed necessary by the parties, expiration of all notice and waiting periods required after the grant of any such approvals and the satisfaction of all pre-consummation conditions contained in any such approval; except that no such approval will have imposed any condition or requirement which, in the reasonable good faith opinion of the board of directors of M&T or AIB, so materially and adversely affects the anticipated economic and business benefits to the applicable party of the transactions contemplated by the Reorganization Agreement as to render consummation of such transaction inadvisable. AIB and M&T have agreed that, if the Written Agreement, dated as of May 15, 2002, by and among AIB, Allfirst, Allfirst Bank, the Federal Reserve Bank of Richmond, the Maryland Commissioner of Financial Regulation and the Central Bank of Ireland in connection with the fraudulent foreign exchange events at Allfirst (the “Written Agreement”) has not ceased to be in force or effect as of the closing date of the Exchange, or AIB, M&T or any of M&T’s subsidiaries is declared to be in “troubled condition” under relevant U.S. bank regulations or if any related condition of AIB would constitute a “Material Regulatory Event” (as defined under “Certain Post-Closing Bank Regulatory Matters”), AIB and M&T will each have the right to deem that occurrence to be covered by the exception to the preceding sentence, unless AIB or M&T, as the case may be, is satisfied in its sole and absolute discretion that any and all elements of the Written Agreement or such condition that have a continuing force or effect, and any collateral consequences from the continuation of the Written Agreement or such condition, would not burden such party in any material respect or cause any potential adverse economic or operating consequences for such party;

•	receipt of all third-party consents or waivers required in connection with the Exchange under agreements to which Allfirst or any Allfirst subsidiary is a party, unless the failure to obtain any such consents or waivers, individually or in the aggregate, would not have a material adverse effect on Allfirst;

•	the absence of any court or agency order prohibiting completion of the transactions contemplated by the Reorganization Agreement;

•	approval for listing of the shares of M&T common stock to be issued on the New York Stock Exchange;

•	receipt by M&T and AIB of the tax opinions described in “Material Federal Income Tax Consequences”;

•	the accuracy of the representations and warranties of the other party to the Reorganization Agreement as of the date of the Reorganization Agreement and as of the Closing Date, except for inaccuracies that would not, individually or in the aggregate, have a material adverse effect on the party making those representations and warranties;

•	material compliance by the other party with all covenants required to be performed at or prior to the Closing Date; and

•	receipt of customary officer’s certificates as to the preceding two items.

      Except where prohibited by law, M&T and AIB may at any time, whether before or after approval of the Reorganization Agreement by the shareholders of Allfirst or M&T, extend the time for the performance of any of the obligations or other acts of AIB or Allfirst, on the one hand, or M&T, on the other hand, and may waive any inaccuracies in the representations or warranties made by the other party, compliance with any of the covenants, undertakings or agreements of such party, or satisfaction of any of the conditions precedent to its obligations, or the performance by such other party of any of its obligations under the Reorganization Agreement. Certain conditions to the consummation of the Exchange cannot be waived as a matter of law, including the receipt of required regulatory approvals and the absence of a government order enjoining or prohibiting consummation of the Exchange or any other transaction contemplated by the Reorganization Agreement.

Regulatory Approvals Needed to Complete the Exchange

      The Exchange is subject to the prior approval of the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the Bank Holding Company Act and to the approval of the Central Bank of Ireland, AIB’s principal banking regulator. Federal Reserve approval is required both with respect to M&T’s acquisition of Allfirst and AIB’s acquisition of M&T common stock in the Exchange, and the related governance arrangements. The Exchange also is subject to the approval of the New York Banking Department under the New York State Banking Law, the Maryland Commissioner of Financial Regulation under the Maryland Financial Institutions Code and the Pennsylvania Banking Department under the Pennsylvania statutes, as well as the approval of the Delaware and Virginia banking regulators. The Bank Merger is subject to the approval of the Federal Reserve under the Bank Merger Act. The Bank Merger also is subject to the approval of the New York Banking Department under the New York State Banking Law and the Maryland Commissioner of Financial Regulation under the Maryland Financial Institutions Code. In addition, filings with various state regulatory agencies and self-regulatory bodies may be required in connection with M&T’s acquisition of control of certain of Allfirst’s non-bank subsidiaries, and in connection with AIB’s indirect investment in certain of M&T’s non-bank subsidiaries (including insurance, broker/dealer, finance company and investment advisory subsidiaries).

      The Federal Reserve, in reviewing applications under the Bank Holding Company Act and the Bank Merger Act, must consider, among other factors, the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the institutions involved and the effect of the contemplated transaction on the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve also must take into account the record of performance of each of M&T Bank, Allfirst Bank and the other M&T and Allfirst bank subsidiaries in meeting the credit needs of its assessment areas, including low and moderate income neighborhoods. In addition, each of the Bank Holding Company Act and the Bank Merger Act provides that a transaction approved by the Federal Reserve under these statutes generally may not be consummated until thirty days after approval by such agency, during which time the U.S. Department of Justice may challenge the transaction on antitrust grounds. If the U.S. Department of Justice and the Federal Reserve agree, this thirty-day period may be reduced to not less than fifteen days.

      In considering whether to approve the Exchange and AIB’s becoming the parent bank holding company of M&T, the New York State Banking Department will generally consider factors similar to those considered by the Federal Reserve under the Bank Holding Company Act and the Bank Merger Act, including whether the transaction is consistent with adequate or sound banking, the competitive effects of the transaction, and the public interest and the needs and convenience thereof. The Banking Department will also consider the institutions’ performance under the New York State equivalent of the Community Reinvestment Act. Other state banking regulators consider similar factors in applying their states’ statutes and regulations.

      The M&T board is not aware of any governmental approvals or actions that are required for completion of the Exchange except as described above. Should any such approval or action be required it is presently contemplated that such approval or action would be sought. M&T will not proceed with the Exchange in the absence of the required regulatory approvals, and there can be no assurance that all such approvals will be obtained. Further, if approved, there can be no assurance as to the date of such approvals, or that such approvals will not be conditioned upon matters that would cause the AIB board or the M&T board to abandon the Exchange pursuant to the provisions of the Reorganization Agreement. Likewise, there can be no assurance that there will be no legal challenges to the Exchange, including attempts by the Department of Justice or any state attorney general to challenge these transactions on antitrust grounds, or if such a challenge is made, as to the result of the challenge. See “Representations and Warranties; Conditions to the Exchange; Waiver” and “Effective Date of the Exchange; Terminating the Agreement.”

      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include a review of the Exchange from the standpoint of the adequacy of the consideration that Allfirst shareholders are to receive from a financial point of view. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Exchange.

Covenants; Conduct of Business Pending the Exchange

      The parties have agreed to use their reasonable best efforts in good faith to obtain as soon as practicable all of the consents and approvals necessary or desirable for the consummation of the Exchange, including obtaining the necessary approvals of their respective shareholders and all required regulatory approvals (in the case of AIB, these approvals include the approval of the Exchange by the holders of the capital stock of AIB in accordance with the listing rules of the UK Listing Authority and the Irish Stock Exchange). None of them may take any action that would substantially impair the prospects of completing, or would materially delay, the Exchange or that would adversely affect the desired income tax consequences of the Exchange.

      Under the terms of the Reorganization Agreement, AIB and Allfirst will use their respective reasonable best efforts to cause the Written Agreement (as defined under “Representations and Warranties; Conditions to the Exchange; Waiver”), to be terminated in all material respects effective at or prior to the Closing Date of the Exchange.

      Each of M&T and AIB will use its reasonable best efforts to preserve its respective properties, business and relationships with customers, employees and others and each of M&T and Allfirst agreed to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Reorganization Agreement. In addition, neither Allfirst nor M&T may, without the prior written consent of the other party, except as otherwise expressly contemplated or permitted by the Reorganization Agreement or the disclosure letters provided by each party to the other in connection with execution of the Reorganization Agreement:

•	declare or pay any dividends or other distributions on capital stock other than, in the case of M&T, its regular quarterly cash dividend;

•	issue shares of its capital stock;

•	incur any additional debt obligation other than in the ordinary course of business consistent with past practice;

•	issue or grant any rights with respect to its capital stock or effect any recapitalization, stock split or similar change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

•	amend its certificate of incorporation or bylaws

•	in the case of AIB, impose any lien on the shares of Allfirst held by AIB;

•	merge with any other corporation, savings association or bank;

•	waive or release any material right or cancel or compromise any material debt or claim;

•	fail to comply with any applicable material laws or regulations;

•	liquidate or sell or acquire any material assets; make certain extraordinary capital expenditures; or establish new branches or close existing branches, except in accordance with plans each party has previously disclosed to the other party;

•	increase the compensation or benefits of its directors, officers or employees as required by law or pursuant to certain pre-existing contractual obligations;

•	change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law; or

•	change its methods of accounting in effect at December 31, 2001, except as may be required by changes in generally accepted accounting principles or change in any material respect its methods of tax return reporting, except as may be required by applicable law; or

•	knowingly take any action or intentionally fail to take any action that would result in the failure of any of the conditions to the consummation of the Exchange to be satisfied.

      In addition, the Reorganization Agreement provides that neither M&T nor AIB nor any of their respective subsidiaries or affiliates or any of their respective officers, directors, employees or agents may directly or indirectly:

•	solicit, initiate or encourage any inquiries or proposals that constitute or could lead to any proposal that would constitute an “Acquisition Proposal” (as defined below);

•	engage in negotiations or discussions concerning or provide any non-public information to any party relating to an Acquisition Proposal; or

•	recommend or endorse any Acquisition Proposal.

      Each of M&T and AIB has agreed to notify the other party promptly of any such Acquisition Proposal, and provide the other party a description of all relevant details regarding the terms of any Acquisition Proposal.

      As used above, “Acquisition Proposal” means any proposal or offer for a merger, consolidation, business combination, tender offer, exchange offer, recapitalization, sale of assets, sale of shares or similar transactions, in the case of AIB, involving Allfirst or any of its subsidiaries, divisions or operating or business units, other than a transaction with M&T, and in the case of M&T, involving M&T or any of its subsidiaries, divisions or operating or business units where the proposal is conditioned upon non-consummation or modification of the terms of the transactions contemplated by the Reorganization Agreement or where the proposal would be reasonably expected to prohibit or materially impede or delay the transactions contemplated by the Reorganization Agreement.

     Additional Agreements

      Before the Exchange is completed, Allfirst will transfer to AIB or an AIB subsidiary for tangible book value its subsidiaries that provide services to non-profit corporations, including, Community Charitable

Counseling Service Co., Inc., CCS Canada LLC, Community Counseling Service Ltd., CCS Ireland, Ltd. and Ketchum Canada (2002), Inc. (formerly Community Charitable Counseling Service Canada, Inc.).

      Also, the parties have agreed that, if M&T Bank so requests, at the completion of the Exchange AIB will provide M&T Bank with a line of credit in the amount of $650 million with the following terms (subject to M&T Bank maintaining its current debt ratings): 364-day term, interest rate equal to the 3-month London Interbank Offered Rate (“LIBOR”) plus 12.5 basis points, and a commitment fee payable upon drawdown of 20 basis points. The Reorganization Agreement also provides that, within 30 days after the date of the Agreement, M&T is entitled to request that AIB underwrite the credit and residual value risk of each of certain Allfirst aircraft leases identified between the parties; if M&T makes this election, it will be entitled to retain a specified percentage yield on the average book balance over the life of these assets (net of the provision related to this portfolio), and AIB will be entitled to any additional yield on the assets. Also under the Reorganization Agreement, AIB and M&T have agreed to share charge-offs and credit losses relating to specific assets identified between them.

      Under the terms of the Reorganization Agreement, AIB agrees to indemnify M&T, its subsidiaries and affiliates for any damages resulting from the following possible matters: the conduct of Allfirst’s non-profit subsidiaries prior to the Closing Date and the taxes attributable to Allfirst’s non-profit subsidiaries; taxes for which Allfirst becomes liable as a result of the transfer of the non-profit subsidiaries; and the “Fraudulent Activities” (of or related to the type described in the Explanatory Statement and Footnote 20 to Allfirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001) to the extent that the damages relating to such activities are not recorded in the financial statements filed with the Securities and Exchange Commission prior to the date of the Reorganization Agreement, but not including damages to the extent related to damage to or impairment of business prospects, reputation or other similar intangible assets, including the reduction in value or writedown of goodwill, and events occurring prior to the Closing Date at a “Superfund” site in Millsboro, Delaware. Under the Reorganization Agreement, AIB and Allfirst are permitted to enter into an agreement pursuant to which Allfirst will assign to AIB any claims that may exist against third parties relating to the Fraudulent Activities to AIB. AIB and Allfirst intend to enter into such an agreement prior to the Closing Date.

      Under the terms of the Reorganization Agreement, M&T agrees to indemnify AIB, its subsidiaries and affiliates (other than Allfirst) for any damages resulting from the following possible matters: any liability of any of Allfirst’s non-profit subsidiaries for the taxes of Allfirst or any of the Allfirst subsidiaries (other than the non-profit subsidiaries) under tax regulations relating to several liability for consolidated group taxes; and any liability imposed upon AIB or the non-profit subsidiaries with respect to periods prior to the Closing Date under certain employment benefit and tax regulations that impose joint and several liability in respect of certain employee benefit liabilities, other than any such liabilities relating to employees of the non-profit subsidiaries.

Amending the Agreement

      M&T, AIB and Allfirst may amend the Reorganization Agreement at any time by mutual written agreement.

Closing Date of the Exchange; Terminating the Agreement

      The Closing Date will be the first business day following the satisfaction of the conditions to the consummation of the Exchange (other than conditions relating to the receipt of officers’ certificates and legal opinions) or on such later date as the parties may mutually agree (the “Closing Date”).

      M&T and Allfirst each hope that the Exchange will be completed in the first quarter of 2003. However, consummation of the Exchange could be delayed as a result of delays in obtaining the necessary regulatory approvals or the satisfaction of the closing conditions. There can be no assurances as to if or when such approvals will be obtained or that the Exchange will be completed. See “Regulatory Approvals Needed to Complete the Exchange.”

      The Reorganization Agreement may be terminated, either before or after approval by the shareholders of Allfirst or M&T:

•	by the mutual consent in writing of M&T, AIB and Allfirst;

•	by AIB, on one hand, or M&T, on the other hand, if the other party has, in any material respect, breached any covenant or agreement or representation or warranty contained in the Reorganization Agreement if such breach has not been cured within 45 days of the breaching party’s receipt of notice of the breach and the materiality of the breach would, assuming its existence as of the Closing Date, cause the failure of any of the conditions to the terminating party’s obligation to complete the Exchange;

•	by any party if certain applications for regulatory approval have been denied, or if a court or agency has issued a final and non-appealable order prohibiting the Exchange;

•	by any party if the shareholders of M&T do not approve the issuance of M&T common stock in connection with the Exchange or the authorization to amend the certificate of incorporation to add the corporate governance amendment required by the Reorganization Agreement or if the shareholders of AIB do not approve the Exchange, in either case at a meeting of shareholders duly called for that purpose; and

•	by any party if the closing has not occurred by the close of business on July 1, 2003, unless the failure of the closing to occur by that date is due to the failure of the party seeking termination to perform or observe the covenants and agreements set forth in the Reorganization Agreement.

Indemnification and Insurance of Directors and Officers

      M&T has agreed that any rights to indemnification, or limitations on liability, for acts or omissions occurring at or prior to the Closing Date that currently exist in favor of any of the current or former officers or directors of Allfirst or its subsidiaries will continue and will not be modified in any manner that would adversely effect the rights of such individuals for six years after the Exchange is completed.

      M&T has further agreed that, for a period of at least 6 years after the Closing Date, it will use its reasonable best efforts to cause the persons who served as Allfirst directors and officers on or prior to the Closing Date to continue to be covered by Allfirst’s existing directors’ and officers’ liability insurance policy or another policy with terms and conditions that are not less advantageous to such directors and officers, except that M&T will not be required to spend more than 150% of the current annual amount expended by Allfirst to maintain or procure this insurance coverage.

Material Federal Income Tax Consequences

      The following is a summary of the anticipated material United States federal income tax consequences of the Exchange and the Allfirst Merger to M&T and its shareholders. This discussion is based on the Internal Revenue Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect on the date of this document. These authorities are all subject to change and any such change may be made with retroactive effect. This discussion does not address any state, local or foreign tax consequences of the Exchange and the Allfirst Merger.

      United States Federal Income Tax Treatment of the Exchange and the Allfirst Merger to M&T. The combination of the Exchange and the Allfirst Merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and for M&T and Allfirst to be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Assuming that the combination of the Exchange and the Allfirst Merger so qualifies, no gain or loss will be recognized by M&T or Allfirst as a result of the combination of the Exchange and the Allfirst Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return Treasury regulations).

      United States Federal Income Tax Consequences to M&T Shareholders. Because the Exchange and the Allfirst Merger will not involve any exchange by the M&T shareholders of their M&T shares, for United States federal income tax purposes, holders of M&T stock will not recognize any gain or loss as a result of the Exchange and the Allfirst Merger.

      Tax Opinions. It is a condition to the obligation of each of M&T, Allfirst and AIB to consummate the Exchange and the Allfirst Merger that M&T receive an opinion of Arnold & Porter, special counsel to M&T, and AIB receive an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to AIB, dated as of the closing date of the Exchange, substantially to the effect that the combination of the Exchange and the Allfirst Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These tax opinions will be based upon facts, representations and assumptions set forth or referred to in such opinions. In rendering these tax opinions, Arnold & Porter and Wachtell, Lipton, Rosen & Katz may rely on representations, facts and assumptions provided by M&T, Allfirst and AIB.

      No ruling will be requested from the Internal Revenue Service regarding the United States federal income tax consequences of the Exchange and the Allfirst Merger. The tax opinions of Arnold & Porter and Wachtell, Lipton, Rosen & Katz, will not be binding on the Internal Revenue Service, and these opinions will not prevent the Internal Revenue Service from challenging the United States federal income tax treatment of the Exchange and the Allfirst Merger.

      A further condition to the obligation of each of Allfirst and AIB to consummate the Exchange and the Allfirst Merger is that AIB shall have received an opinion of KPMG Dublin, dated as of the closing date of the Exchange, substantially to the effect that the Exchange will qualify for the Irish tax treatment provided for in Section 584 Taxes Consolidation Act 1997, as applied by Sections 586 and 587.

Accounting Treatment of the Exchange

      The Exchange will be accounted for as a purchase transaction under GAAP. This means that, for financial accounting purposes, M&T will treat the two companies as one company beginning as of the date of the combination. Under this method of accounting, M&T will record the fair market value of Allfirst’s assets and liabilities on its financial statements. The difference between the purchase price of the Exchange and the fair market value of Allfirst’s identifiable assets net of its liabilities will be recorded on M&T’s books as “goodwill.” Approximately $2,248 million in goodwill and core deposit intangible assets will result from accounting for the Exchange under the purchase method of accounting.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

      The financial information below presents the unaudited Pro Forma Condensed Combined Balance Sheet of M&T and Allfirst at June 30, 2002, giving effect to the issuance by M&T of 26,700,000 shares of Common Stock and to the Exchange as if such transactions had occurred on that date. Also presented are the unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2001, and six months ended June 30, 2002, giving effect to the issuance of M&T common stock and the Exchange as if such transactions had occurred at January 1, 2001. The pro forma financial information is based on historical consolidated financial statements of M&T and Allfirst, giving effect to the Exchange pursuant to the purchase method of accounting and the assumptions and adjustments described in the accompanying notes.

      Purchase accounting adjustments and the related pro forma adjustments of income and expense accounts are based upon estimated fair market values and valuations made by M&T’s management. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the closing date of the Exchange and, therefore, may differ from those reflected in the unaudited Pro Forma Condensed Combined Financial Information. The fair value of the shares of M&T common stock to be issued to AIB was initially determined using the closing market price of M&T’s common stock on the day prior to the date that the terms of the Exchange were publicly announced. The pro forma financial information does not give effect to the anticipated cost savings and revenue enhancements in connection with the Exchange. See “THE REORGANIZATION AGREEMENT AND THE EXCHANGE — M&T’s Reasons for the Exchange.” The pro forma financial information may not be indicative of the combined results that actually would have occurred had the Exchange been consummated on the dates indicated or which may be obtained in the future.

      The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of M&T and Allfirst included in the documents described under “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE.”

M&T BANK CORPORATION

PRO FORMA CONDENSED COMBINED BALANCE SHEET

(Dollars In Thousands)
(Unaudited)

      The following unaudited pro forma condensed combined balance sheet, as of June 30, 2002, is presented to show the impact of the Exchange on M&T’s historical financial condition. The Exchange has been reflected under the purchase method of accounting.

	June 30, 2002

			Pro Forma
	M&T	Allfirst	Adjustments		Pro Forma

Assets
Cash and due from banks	$864,158	808,195	(4	)(a)	$1,672,349
Money-market assets	92,514	745,170	(3,294	)(a)	834,390
Investment securities	2,960,512	3,406,233	(3,137	)(a)	6,363,608
Loans and leases	25,811,365	10,911,035			36,722,400
Unearned discount	(207,796)	(164,724)			(372,520)
Allowance for credit losses	(436,395)	(181,039)			(617,434)

Loans and leases, net	25,167,174	10,565,272			35,732,446

Premises and equipment	247,401	245,799	(1,074	)(a)	492,126
Goodwill	1,097,553	772,541	(772,541	)(b)
			1,980,725	(d)	3,078,278
Amortizing intangible assets	143,589	17,033	(17,033	)(b)
			267,244	(d)	410,833
Accrued interest and other assets	1,112,630	750,676	(136,748	)(c)
			8,229	(a)
			(5,728	)(a)	1,729,059

Total assets	$31,685,531	17,310,919	1,316,639		$50,313,089

Liabilities and shareholders’ equity
Interest-bearing deposits	$18,057,064	8,479,034			$26,536,098
Short-term borrowings	2,244,272	2,128,531			4,372,803
Long-term borrowings	4,211,920	1,209,270	(298	)(a)
			886,107	(d)	6,306,999

Interest-bearing liabilities	24,513,256	11,816,835	885,809		37,215,900

Non-interest bearing deposits	3,800,508	3,118,504			6,919,012
Other liabilities	394,882	624,402	9,000	(e)
			108	(e)
			86,072	(c)
			97,582	(d)
			(4,710	)(a)	1,207,336

Total liabilities	28,708,646	15,559,741	1,073,861		45,342,248

Preferred equity	—	9,000	(9,000	)(e)
Minority interest	—	108	(108	)(e)
Common equity	2,976,885	1,742,070	(1,742,070	)(d)
			1,993,956	(d)	4,970,841

Total shareholders’ equity	2,976,885	1,751,178	242,778		4,970,841

Total liabilities and shareholders’ equity	$31,685,531	17,310,919	1,316,639		$50,313,089

      See accompanying Notes to Pro Forma Condensed Combined Financial Information

M&T BANK CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Dollars In Thousands, Except Per Share Data)
(Unaudited)

	For the Six Months Ended June 30, 2002

			Pro Forma
	M&T	Allfirst	Adjustments		Pro Forma

Interest income
Loans and leases, including fees	$840,146	301,196			$1,141,342
Money-market assets	2,335	6,565	(11	)(a)	8,889
Investment securities
Fully taxable	69,940	82,617			152,557
Exempt from federal taxes	10,191	12,283			22,474

Total interest income	922,612	402,661	(11)		1,325,262

Interest expense
Deposits	195,847	103,287			299,134
Short-term borrowings	24,708	17,010			41,718
Long-term borrowings	91,521	26,543	(12	)(a)
			22,153	(d)	140,205

Total interest expense	312,076	146,840	22,141		481,057

Net interest income	610,536	255,821	(22,152)		844,205
Provision for credit losses	52,000	41,170			93,170

Net interest income after provision for credit losses	558,536	214,651	(22,152)		751,035
Other income
Mortgage banking income	51,193	11,142			62,335
Service charges on deposit accounts	80,336	61,247			141,583
Trust income	31,123	43,120			74,243
Brokerage services income	22,997	5,592			28,589
Trading account and foreign exchange gains (losses)(1)	1,429	(13,592)			(12,163)
Gain (loss) on sales of bank investment securities	1	(5,060)			(5,059)
Other revenues from operations	58,328	83,508	(25,348	)(a)	116,488

Total other income	245,407	185,957	(25,348)		406,016
Other expense
Salaries and employee benefits	229,053	177,820	(16,567	)(a)	390,306
Equipment and net occupancy	52,931	46,100	(510	)(a)	98,521
Printing, postage and supplies	11,904	10,004	(431	)(a)	21,477
Amortization of amortizing intangible assets	26,685	3,304	(17	)(a)
			26,808	(f)	56,780
Other costs of operations	125,876	79,633	(3,091	)(a)	202,418

Total other expense	446,449	316,861	6,192		769,502

Income before income taxes	357,494	83,747	(53,692)		387,549
Income tax expense	115,436	21,933	(1,988	)(a)
			(19,095)		116,286

Net income	242,058	61,814	(32,609)		271,263
Dividends on preferred stock		203	(203	)(e)

Net income (loss) to common shareholders	$242,058	61,611	(32,406)		$271,263

Net income per common share
Basic	$2.60				$2.27
Diluted	2.51				2.20

(1)	On February 6, 2002, Allfirst announced that AIB was undertaking a full investigation into fraudulent foreign exchange trading activities at Allfirst. The losses arising from the fraudulent activities were disclosed by Allfirst in an earnings release dated February 20, 2002. Allfirst’s financial statements and notes thereto for the first six months of 2001 and for the fiscal years presented above have been restated to reflect the effects of the fraudulent proprietary foreign exchange trading activities. The fraudulent trading activities and the resulting losses are referred to from time to time in reports on Forms 10-K and 10-Q filed by Allfirst with the Securities and Exchange Commission as the “Fraudulent Activities” and the “Fraud Losses,” respectively, and proprietary foreign exchange trading losses are referred to as “FX Losses.” Foreign Exchange Trading Losses include both authentic and fraudulent trading activity. For additional information on the Fraudulent Activities and the Fraud Losses, please refer to Allfirst’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

See accompanying Notes to Pro Forma Condensed Combined Financial Information

M&T BANK CORPORATION

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Dollars In Thousands, Except Per Share Data)
(Unaudited)

	For The Twelve Months Ended December 31, 2001

			Pro Forma
	M&T	Allfirst	Adjustments		Pro Forma

Interest income
Loans and leases, including fees	$1,892,507	740,100			$2,632,607
Money-market assets	2,491	2,545	(18	)(a)	5,018
Investment securities
Fully taxable	182,767	220,780			403,547
Exempt from federal taxes	24,120	24,162			48,282

Total interest income	2,101,885	987,587	(18)		3,089,454

Interest expense
Deposits	608,206	334,062			942,268
Short-term borrowings	124,810	73,343			198,153
Long-term borrowings	210,581	60,097	(17	)(a)
			44,305	(d)	314,966

Total interest expense	943,597	467,502	44,288		1,455,387

Net interest income	1,158,288	520,085	(44,306)		1,634,067
Provision for credit losses	103,500	28,575			132,075

Net interest income after provision for credit losses	1,054,788	491,510	(44,306)		1,501,992
Other income
Mortgage banking income	102,699	22,027			124,726
Service charges on deposit accounts	144,302	114,381			258,683
Trust income	64,395	87,480			151,875
Brokerage services income	39,349	11,082			50,431
Trading account and foreign exchange gains (losses)(1)	4,462	(351,353)			(346,891)
Gain on sales of bank investment securities	1,873	103			1,976
Other revenues from operations	120,346	142,954	(26,366	)(a)	236,934

Total other income	477,426	26,674	(26,366)		477,734
Other expense
Salaries and employee benefits	434,937	324,630	(16,113	)(a)	743,454
Equipment and net occupancy	111,403	85,170	(937	)(a)	195,636
Printing, postage and supplies	25,512	20,154	(506	)(a)	45,160
Amortization of goodwill and core deposit intangible	121,636	48,526	(2,871	)(a)
			62,553	(f)	229,844
Other costs of operations	254,830	110,801	(4,081	)(a)	361,550

Total other expense	948,318	589,281	38,045		1,575,644

Income (loss) before income taxes	583,896	(71,097)	(108,717)		404,082
Income tax expense (benefit)	205,821	(34,730)	(946	)(a)
			(41,676)		128,469

Net income (loss)	378,075	(36,367)	(66,095)		275,613
Dividends on preferred stock		414	(414	)(e)

Net income (loss) to common shareholders	$378,075	(36,781)	(65,681)		$275,613

Net income per common share
Basic	$3.95				$2.25
Diluted	3.82				2.19

(1)	On February 6, 2002, Allfirst announced that AIB was undertaking a full investigation into fraudulent foreign exchange trading activities at Allfirst. The losses arising from the fraudulent activities were disclosed by Allfirst in an earnings release dated February 20, 2002. Allfirst’s financial statements and notes thereto for the first six months of 2001 and for the fiscal years presented above have been restated to reflect the effects of the fraudulent proprietary foreign exchange trading activities. The fraudulent trading activities and the resulting losses are referred to from time to time in reports on Forms 10-K and 10-Q filed by Allfirst with the Securities and Exchange Commission as the “Fraudulent Activities” and the “Fraud Losses,” respectively, and proprietary foreign exchange trading losses are referred to as “FX Losses.” Foreign Exchange Trading Losses include both authentic and fraudulent trading activity. For additional information on the Fraudulent Activities and the Fraud Losses, please refer to Allfirst’s 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2002.

See accompanying Notes to Pro Forma Condensed Combined Financial Information

NOTES TO THE PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION (Unaudited)

      The unaudited Pro Forma Condensed Combined Financial Information is based on the following adjustments and related assumptions. The actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the Closing Date of the Exchange and, therefore, may differ from those reflected in the unaudited Pro Forma Condensed Combined Financial Information. A summary of the purchase accounting adjustments to record the Exchange used in preparation of the unaudited Pro Forma Condensed Combined Balance Sheet is as follows:

(a) Elimination of the non profit subsidiaries at tangible net book value.

(b) Elimination of previous goodwill and core deposit premium.

(c)	Adjustment to write down assets and record liabilities of Allfirst at estimated fair values. Amount consists primarily of write downs of pension assets and capitalized software, recording unfunded post-retirement benefit plan obligations, deal costs and estimated restructuring liabilities (consisting of employee termination costs and other costs to exit certain Allfirst activities). Adjustment is a preliminary estimate. The final estimate could be materially different from the preliminary estimate. Any difference between the preliminary and final estimates will directly impact goodwill.

(d) Reflects the merger of M&T and Allfirst:

•	Elimination of Allfirst shareholders’ equity.

•	Issuance of 26,700,000 shares of common stock by M&T.

•	Assumes issuance of long-term debt of up to $886,107,000 at an interest rate of 5.00%.

•	Core deposit premium estimate of $267.2 million and related deferred tax liability of $97.6 million. A study will be conducted which may result in a reallocation. Goodwill of $1,980.7 million which is the excess of the purchase price of Allfirst over the fair values of identifiable net assets acquired.

(e)	Liquidation or redemption of preferred stock and minority interest prior to consummation of the Exchange.

(f) Amortization of core deposit premium reflecting seven-year sum-of-the-years’ digits method.

PROPOSED AMENDMENT #1 TO THE M&T BANK CORPORATION
CERTIFICATE OF INCORPORATION

Purposes

      On October 15, 2002, the M&T board authorized, subject to shareholder authorization, an amendment to M&T’s certificate of incorporation in connection with the Exchange. In connection with the Exchange the parties have agreed that, prior to completion of the Exchange, M&T’s bylaws will be amended and restated to give effect to the provisions of the Reorganization Agreement regarding the representation of AIB on M&T’s board of directors and committees and certain related governance rights (as described under “THE REORGANIZATION AGREEMENT AND THE EXCHANGE”). Attached as Appendix E to this document is a form of the M&T bylaws, as proposed to be amended and restated prior to completion of the Exchange. The effect of the amendment to M&T’s certification of incorporation upon which you are being asked to vote would be to require that any subsequent amendment to these new Bylaw provisions be approved by either (i) the unanimous vote of M&T’s board of directors; or (ii) the affirmative vote of not less than 80% of the outstanding shares of M&T common stock entitled to vote. However, the charter amendment and the Bylaw amendments provide that the provisions of the bylaws described above will automatically terminate when AIB holds less than 5% of the outstanding shares of M&T common stock.

      This amendment to the certificate of incorporation, if approved, will not become effective unless the Exchange is consummated. The amendments to the bylaws and the amendment to the certificate of incorporation are conditions to AIB’s obligation to complete the Exchange. Attached as Appendix C to this document is a copy of the certificate of amendment to M&T’s certificate of incorporation, in the form approved by the M&T board. The certificate of amendment will be filed with the New York Secretary of State effective on the Closing Date. In the event the Exchange does not occur, M&T will not file the certificate of amendment.

      New York law requires that a majority of the issued and outstanding shares of M&T common stock entitled to vote at the special meeting must approve the amendment to the certificate of incorporation. A majority of the issued and outstanding shares of M&T common stock entitled to vote must be present either in person or by proxy for the vote to be valid.

Effect

      If the amendment to the certificate of incorporation is authorized an affirmative vote of at least 80% of the outstanding shares of M&T common stock will be required to amend, modify or repeal the provisions of the M&T bylaws described under “THE REORGANIZATION AGREEMENT AND THE EXCHANGE” and included in the form of Amended and Restated Bylaws of M&T that is attached to this document as Appendix E.

      The effect of the amendment to the certificate of incorporation is that AIB, through its shareholdings and representation on the M&T board, will be able to prevent modifications to the rights granted to it in the Bylaw amendments as long as it holds more than 20% of the outstanding common stock of M&T, and, as a practical matter it will be difficult to change such provisions without AIB’s consent before they terminate on their own terms due to the high vote requirement.

      The M&T board recommends a vote FOR the proposal to amend M&T’s certificate of incorporation to provide that certain bylaw provisions relating to rights granted to AIB in connection with the transaction may only be amended by unanimous board consent or a supermajority vote of M&T’s shareholders.

PROPOSED AMENDMENT #2 TO THE M&T BANK CORPORATION
CERTIFICATE OF INCORPORATION

      On October 15, 2002, the M&T board authorized, subject to shareholder authorization, an amendment to M&T’s certificate of incorporation to increase the number of authorized shares of M&T common stock from 150 million to 250 million shares. This amendment to the certificate of incorporation, if approved, will be effective whether or not the Exchange is consummated. Attached as Appendix D to this document is a copy of the certificate of amendment to M&T’s certificate of incorporation, in the form approved by the M&T board. The certificate of amendment will be filed with the New York Secretary of State following shareholder approval. In the event the Exchange does not occur, M&T may still file the certificate of amendment, but has not yet decided whether it will do so.

Purposes

      As of [                    ,] 2002, M&T had [          ] authorized but unissued shares of common stock, including shares held as treasury stock. Of that amount, there were [          ] shares reserved for issuance pursuant to various employee compensation and benefit plans maintained by M&T and 26,700,000 shares reserved for issuance to AIB pursuant to the Exchange. If the amendment becomes effective, M&T will have (based on the number of shares issued and outstanding as of [                    ,] 2002) [          ] authorized but unissued shares of common stock, including shares held as treasury stock, including [          ] shares reserved for issuance pursuant to employee compensation and benefit plans.

      M&T believes that the proposed increase in the number of authorized shares would give M&T greater flexibility in responding to business and financing opportunities by allowing shares of M&T common stock to be issued without the need to obtain shareholders’ approval to increase M&T’s authorized capital. The rules of the New York Stock Exchange currently require shareholder approval of issuances of common stock under certain circumstances, including those in which the number of shares to be issued is equal to or exceeds 20% of the voting power outstanding. In other instances, the issuance of additional shares of authorized M&T common stock would be within the discretion of the M&T board, without shareholder approval. The additional shares of uncommitted authorized but unissued shares will be available for issue from time to time to such persons and for such consideration as the M&T board may determine, including mergers, financings, employee benefit plan issuances, equity incentives and such other corporate purposes as may arise. The M&T board will determine whether, when and upon what terms, the issuance of shares of M&T common stock may be warranted in connection with any of the foregoing purposes.

Effect

      All newly authorized shares of M&T common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Approval of the amendment will not affect the proportional common stock ownership of current M&T shareholders. Shareholders of M&T currently do not have preemptive rights to subscribe for or purchase additional shares of M&T common stock and will have no preemptive rights to subscribe for or purchase any of the newly authorized shares.

      If the amendment to M&T’s certificate of incorporation is authorized, the authority of the M&T board to issue the authorized but unissued shares of M&T common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of M&T since the issuance of additional shares of M&T common stock would dilute the voting power of the common stock then outstanding. Although the issuance of any additional shares will be on terms deemed to be in the best interests of M&T and its shareholders, under certain circumstances the issuance of additional shares of M&T common stock could have an adverse effect on the market price per share of M&T common stock.

      The M&T board recommends a vote FOR the proposal to amend M&T’s certificate of incorporation to increase the number of authorized shares of M&T common stock from 150 million to 250 million.

ADJOURNMENT OF THE SPECIAL MEETING

      The approval of the issuance of 26,700,000 shares of M&T common stock to AIB in connection with the Exchange requires the affirmative vote of the holders of the majority of votes cast at the special meeting. Further, the authorization of the two amendments to the M&T certificate of incorporation will require the vote of a majority of all of the M&T shares entitled to vote at the special meeting. A majority of the issued and outstanding M&T common stock entitled to vote must be present either in person or by proxy for these votes to be valid. In the event that there is an insufficient number of shares present in person or by proxy at the special meeting voting in favor of any or all of the above matters to approve those matters, the M&T board intends to adjourn the special meeting to a later date. The time, place and date to which the special meeting would be adjourned would be announced at the special meeting. Under the M&T bylaws, it will not be necessary to give any notice of the time and place of the adjourned special meeting other than by announcement at the special meeting.

      The effect of any such adjournment would be to permit M&T to solicit additional proxies for approval of the issuance of the M&T common stock to AIB and/or the authorization of the two amendments to the M&T certificate of incorporation. While such an adjournment would not invalidate any proxies previously filed, including those filed by shareholders voting against any of the matters above, it would give M&T the opportunity to solicit additional proxies in favor of any or all of the matters to be presented at the special meeting. Approval of the adjournment requires the affirmative vote of the holders of a majority of the shares of M&T common stock entitled to vote who are present in person or by proxy at the special meeting, whether or not a quorum is present.

      The M&T board recommends a vote FOR the approval of the adjournment of the special meeting to a later date, if necessary, to solicit additional proxies under the circumstances described above.

SUBMISSION OF SHAREHOLDER PROPOSALS

      To be considered for inclusion in M&T’s proxy materials for its 2003 annual meeting of shareholders, shareholder proposals must have been submitted to the secretary of M&T no later than December 18, 2002.

INDEPENDENT ACCOUNTANTS

      Representatives of PricewaterhouseCoopers LLP, the firm that has been selected as M&T’s principal independent accountants for the year 2002, a capacity in which it has served since 1984, are expected to be present at the special meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This document and the documents that have been incorporated by reference into this document include statements that reflect projections or expectations of future financial condition, results of operations and business of each of M&T and the combined company, including statements relating to the expected completion of the Exchange and arrangement between the parties after the Exchange, and the cost savings and accretion to reported earnings that will be realized from the Exchange; the impact on revenues of the Exchange; and the restructuring charges expected to be incurred in connection with the Exchange. These forward-looking statements involve certain risks and uncertainties. M&T believes such statements to be “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. M&T, AIB and Allfirst have made, and may continue to make, various forward-looking statements with respect to earnings per share, cash earnings per share, cost savings related to acquisitions, credit quality and other financial and business matters for 2002 and, in certain instances, subsequent periods. M&T cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods after 2002 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those expressed in forward-looking statements. In addition to factors disclosed in documents incorporated by reference in this document and factors identified elsewhere in this document, the following factors could cause actual results to differ materially from those expressed in forward-looking statements:

•	expected cost savings from the Exchange cannot be fully realized or cannot be realized within the expected time frame;

•	revenues following the Exchange are lower than expected;

•	competitive pressure among financial services institutions increases significantly;

•	costs or difficulties related to the integration of the business of M&T and Allfirst are greater than expected;

•	changes in the interest rate environment reduce interest margins;

•	general economic conditions, either nationally or in the markets in which the combined company will be doing business, are less favorable than expected;

•	legislation or regulatory requirements or changes that adversely affect the business in which the combined company would be engaged; and

•	other “Future Factors” enumerated in M&T’s Annual Report on Form 10-K with respect to M&T, or enumerated under “Forward-Looking Statements” in AIB’s Annual Report with respect to Allfirst, in each case, for the year ended December 31, 2001 and incorporated in this document by reference.

M&T’s forward-looking statements speak only as of the dates on which they are made. By making forward-looking statements, M&T assumes no duty to update them to reflect new, changing or unanticipated events or circumstances, except as may be required by applicable law or regulation.

WHERE YOU CAN FIND MORE INFORMATION

      This Proxy Statement incorporates important business and financial information about M&T, AIB and Allfirst that is not included in or delivered with this document. You may read and copy any materials M&T, AIB and Allfirst have filed with the Securities and Exchange Commission at the Commission’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also visit the Commission’s web site at www.sec.gov to obtain reports, proxy and information statements, and other information that M&T, AIB or Allfirst has filed electronically.

      Copies of any of these documents without their exhibits are also available without charge to any person to whom M&T delivers this document. You must make a written or oral request to, in the case of information concerning M&T, M&T Bank Corporation, One M&T Plaza, Buffalo, New York 14203, attention: Clifford P. Johnson, Administrative Vice President, Corporate Reporting (telephone: (716) 842-5973); or, in the case of information concerning Allfirst, Allfirst Financial Inc., 25 South Charles St., Baltimore, Maryland 21202, attention: Investor Relations (telephone: (410) 244-4000). In order to ensure timely delivery of the documents, any request should be made by [                    ,] 2002. You may also obtain information about the companies from their respective web sites, www.mandtbank.com for M&T, www.aib.ie for AIB and www.allfirst.com for Allfirst.

DOCUMENTS INCORPORATED BY REFERENCE

      This document incorporates by reference the documents listed below that M&T and Allfirst have previously filed with the Commission:

•	M&T’s Annual Report on Form 10-K for the year ended December 31, 2001;

•	Allfirst’s Annual Report on Form 10-K for the year ended December 31, 2001;

•	M&T’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Allfirst’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	M&T’s Current Report on Form 8-K, dated as of October 3, 2002; and

•	Allfirst’s Current Report on Form 8-K, dated as of October 3, 2002.

      M&T and Allfirst also incorporate by reference additional documents that either company may file with the Commission between the date of this document and the date of the last special meeting. These documents may include Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K, as well as proxy statements and information statements.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT AND PLAN OF REORGANIZATION (“Reorganization Agreement” or “Agreement”), dated as of September 26, 2002, by and among Allied Irish Banks, p.l.c. (“Seller”), a limited liability company incorporated under the laws of Ireland having its registered office at Bankcentre, Ballsbridge, Dublin 4, Ireland, Allfirst Financial Inc. (“Company”), a Delaware corporation having its principal executive office at The Allfirst Building, 25 South Charles Street, Baltimore, Maryland 21201, and M&T Bank Corporation (“Purchaser”), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14229.

WITNESSETH

      WHEREAS, the parties hereto desire that the Company shall be acquired by Purchaser from Seller (the “Exchange”); and

      WHEREAS, immediately following the consummation of the Exchange, the Company will merge with and into Purchaser, with Purchaser as the surviving entity (“Upstream Merger”); and

      WHEREAS, following the consummation of the Exchange and the Upstream Merger, Allfirst Bank (“Company Bank”), a banking subsidiary of the Company, which shall be a wholly-owned subsidiary of Purchaser following the Upstream Merger, shall merge with and into Manufacturers and Traders Trust Company (“Purchaser Bank”), a bank subsidiary of Purchaser, with Purchaser Bank as the surviving entity (“Bank Merger”); and

      WHEREAS, the persons listed on EXHIBIT A have, or will have within five (5) business days after the date hereof, entered into Voting Support Agreements in the form set forth as EXHIBIT B; and

      WHEREAS, the parties hereto intend that the combination of the Exchange and the Upstream Merger shall qualify as a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended (“Code”) and that the Exchange shall qualify for the Irish tax treatment provided for in Section 584 Taxes Consolidation Act 1997, as applied by Sections 586 and 587; and

      WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

      1.1     “Acquisition Proposal” is defined in Section 5.13 hereof.

      1.2     “Agreement” is defined in the preamble hereto.

      1.3     “Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended.

      1.4     “Bank Merger” is defined in the recitals hereto.

      1.5     “Cash Consideration” shall mean $886,107,000.

      1.6     “Claim Notice” is defined in Section 9.2(a) hereof.

      1.7     “Closing” is defined in Section 5.8 hereof.

      1.8     “Closing Date” shall mean the date specified pursuant to Section 5.8 hereof as the date on which the parties hereto shall close the Exchange.

      1.9     “Code” is defined in the recitals hereto.

      1.10     “Commission” or “SEC” shall mean the Securities and Exchange Commission.

      1.11     “Company” is defined in the preamble to this Agreement.

      1.12     “Company Bank” is defined in the recitals hereto.

      1.13     “Company Common Stock” is defined in Section 3.1 hereof.

      1.14     “Company Employees” is defined in Section 5.17(a) hereof.

      1.15     “Company ERISA Affiliate” is defined in Section 3.13(a) hereof.

      1.16     “Company Financial Statements” shall mean (i) the consolidated statements of financial condition of the Company as of June 30, 2002 and 2001 and as of December 31, 2001 and 2000 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the six (6) months ended June 30, 2002 and 2001 and each of the three years ended December 31, 2001, 2000 and 1999; respectively, as restated prior to the date hereof and filed by the Company in SEC Documents; and (ii) the consolidated statements of financial condition of the Company and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by the Company in SEC Documents as of dates or with respect to periods ended subsequent to June 30, 2002.

      1.17     “Company Plan” is defined in Section 3.13(a) hereof.

      1.18     “Company Preferred Stock” is defined in Section 3.1 hereof.

      1.19     “Company Subsidiary” shall mean a Subsidiary of the Company.

      1.20     “Confidentiality Agreement” is defined in Section 5.5 hereof.

      1.21     “Consideration” shall mean the Cash Consideration and the Stock Consideration.

      1.22     “Cure Period” is defined in Section 7.1(b) hereof.

      1.23     “Damages” is defined in Section 9.1(a) hereof.

      1.24     “Employee Issuance” is defined in Section 1.42.

      1.25     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      1.26     “Excess Shares” is defined in Section 7.2(a)(i) hereof.

      1.27     “Exchange” is defined in the recitals hereto.

      1.28     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      1.29     “FDIA” shall mean the Federal Deposit Insurance Act.

      1.30     “FDIC” shall mean the Federal Deposit Insurance Corporation.

      1.31     “Fair Market Value” shall mean, with respect to any share of Purchaser Common Stock, as of any date of determination, the arithmetic average of the closing prices of the Purchaser Common Stock for the ten consecutive trading days immediately preceding such date of determination. The closing price for such trading day shall be the reported last sale price, regular way, or, in case no such reported sale takes place on such trading day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Transactions List or, if the Purchaser Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, on the principal national securities exchange on which the Purchaser Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on The Nasdaq National Market or, if the Purchaser Common

Stock is not quoted on The Nasdaq National Market, the average of the closing bid and asked prices on such trading day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for the Purchaser Common Stock on such trading day shall not have been reported through Nasdaq, the average of the closing bid and asked prices for such trading day as furnished by any New York Stock Exchange member firm regularly making a market in the Purchaser Common Stock selected by Purchaser for such purpose and reasonably acceptable to Seller or, if no such quotations are available, the fair market value of the Purchaser Common Stock as determined by a nationally recognized investment banking firm selected by Purchaser for such purpose and reasonably acceptable to Seller.

      1.32     “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

      1.33     “Financial Holding Company” is defined in Section 2.1 hereof.

      1.34     “General Meeting Circular” is defined in Section 5.2 hereof.

      1.35     “Incumbent Purchaser Board” is defined in Section 1.56 hereof.

      1.36     “Indemnified Parties” is defined in Section 9.1(b) hereof.

      1.37     “Indemnified Purchaser Parties” is defined in Section 9.1(a) hereof.

      1.38     “Indemnified Seller Parties” is defined in Section 9.1(b) hereof.

      1.39     “Indemnifying Party” is defined in Section 9.2(a) hereof.

      1.40     “Information Statement” shall mean the information statement (or similar documents), together with any supplements thereto, filed by the Company in connection with shareholder approval of this Agreement.

      1.41     “Intellectual Property” means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

      1.42     “Issuance Event” shall mean any issuance or sale by Purchaser of Purchaser Common Stock or securities of Purchaser entitled to vote generally in the election of directors of Purchaser or any such issuance upon the conversion of securities of Purchaser convertible into either Purchaser Common Stock or securities of Purchaser entitled to vote generally in the election of directors of Purchaser subsequent to the Closing Date but prior to the Sunset Date, other than (a) any issuance of Purchaser Common Stock or restricted Purchaser Common Stock pursuant to the exercise of Purchaser Stock Options, any Purchaser Stock Plan, any other benefit plan of Purchaser or any Purchaser Subsidiary or any other employee, director or shareholder purchase plan of Purchaser (collectively, an “Employee Issuance”) or (b) any issuance solely to Seller or pro rata to all holders of Purchaser Common Stock if (i) immediately prior to such issuance Seller was the beneficial owner of at least fifteen percent (15%) or more of the issued and outstanding shares of Purchaser Common Stock (calculated in accordance with Section 5.9(e)); and (ii) immediately after such issuance Seller was the beneficial owner of less than twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock. If for any reason Purchaser has not repurchased shares as required by Section 7.2(c) within the time frame contemplated therein, then, without limiting any other rights with respect thereto Seller may have under this Agreement, any shares of Purchaser Common Stock or restricted Purchaser Common Stock issued pursuant to an Employee Issuance during the period from the date hereof to the Closing shall be deemed to be shares issued pursuant to an Issuance Event occurring on January 1, 2004. If for any reason Purchaser has not repurchased shares as required by Section 7.2(e) within one year following the Employee Issuance, then, without limiting any other rights with respect thereto Seller may have under this Agreement, the shares of Purchaser Common Stock or restricted Purchaser Common Stock issued pursuant to such Employee Issuance shall be deemed to be shares issued pursuant to an Issuance Event occurring on the last day of such one year period.

      1.43     “Material Adverse Effect” shall mean (1) with respect to Seller, a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby; and (2) with respect to the Company or Purchaser, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that in determining whether a Material Adverse Effect with respect to the Company or Purchaser has occurred there shall be excluded any effect on the referenced party to the extent the cause of which is (w) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (x) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally; (y) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets; and (z) the announcement or public disclosure of this Agreement and the transactions contemplated hereby, with respect to clauses (w), (x) or (y) to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations; or any action or omission of the Company or Purchaser or any Subsidiary of either of them required by this Agreement or taken with the prior written consent of Purchaser or Seller, as applicable, in contemplation of the Exchange.

      1.44     “Material Regulatory Event” shall mean any administrative enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any regulatory agency relating to the status or conduct of Purchaser or any Purchaser Subsidiary, or any fact, event or circumstance affecting Purchaser’s regulatory status or compliance, that would be reasonably likely to create a material burden on Purchaser or any Purchaser Subsidiary or cause any material adverse economic or operating consequences to Purchaser or such Purchaser Subsidiary.

      1.45     “Non-Profit Subsidiaries” is defined in Section 5.12 hereof.

      1.46     “Notice Period” is defined in Section 9.2(b) hereof.

      1.47     “NYSE” shall mean the New York Stock Exchange.

      1.48     “Offer Notice” is defined in Section 7.3(b) hereof.

      1.49     “PBGC” is defined in Section 3.13(c) hereof.

      1.50     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.

      1.51     “Previously Disclosed” shall mean disclosed prior to the execution hereof in (i) an SEC Document filed publicly with the SEC subsequent to June 30, 2002 and prior to the date hereof; or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other parties prior to the execution hereof.

      1.52     “Proxy Statement” shall mean the proxy statement (or similar documents) together with any supplements thereto sent to the shareholders of Purchaser to solicit their votes in connection with the amendment to the Purchaser Bylaws and Certificate of Incorporation and issuance of Purchaser Common Stock pursuant to this Agreement.

      1.53     “Purchaser” is defined in the preamble to this Agreement.

      1.54     “Purchaser Advisor” is defined in Section 4.18 hereof.

      1.55     “Purchaser Bank” is defined in the recitals hereof.

      1.56     “Purchaser Change in Control” shall mean (i) any reorganization, merger, consolidation, recapitalization, or purchase or other acquisition of all or substantially all of the assets of or equity interest of Purchaser or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X under the Securities Laws), or any comparable business combination transaction, whether in one transaction or in a series of related transactions, as a result of which the individuals and entities who were the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the outstanding Purchaser Common Stock and the combined voting power of the then outstanding voting securities of Purchaser entitled to vote generally in the election of directors immediately prior to such transaction cease to beneficially own, directly or indirectly, at least a majority of the outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such transaction (including, without limitation, a Person which as a result of such transaction owns Purchaser or all or substantially all of Purchaser’s assets either directly or through one or more subsidiaries) immediately following consummation of such transaction or series of related transactions, (ii) any acquisition by any single Person or any “group” of Persons (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of twenty percent (20%) or more of the then outstanding shares of Purchaser Common Stock or the combined voting power of the then outstanding voting securities of Purchaser entitled to vote generally in the election of directors, or (iii) individuals who, as of the Closing Date, constitute Purchaser’s Board of Directors (the “Incumbent Purchaser Board”) cease for any reason to constitute at least a majority of Purchaser’s Board of Directors (PROVIDED that any individual becoming a director subsequent to such date whose election, or nomination for election by the stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Purchaser Board shall be considered as though such individual were a member of the Incumbent Purchaser Board), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors.

      1.57     “Purchaser Common Stock” is defined in Section 4.1(a) hereof.

      1.58     “Purchaser ERISA Affiliate” is defined in Section 4.13(a) hereof.

      1.59     “Purchaser Financial Statements” shall mean (i) the consolidated balance sheets of Purchaser as of June 30, 2002 and 2001 and as of December 31, 2001 and 2000 and the related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) for the six (6) months ended June 30, 2002 and 2001 and each of the three years ended December 31, 2001, 2000 and 1999, respectively, as filed by Purchaser in SEC Documents; and (ii) the consolidated balance sheets of Purchaser and related consolidated statements of income, cash flows and changes in shareholders’ equity (including related notes, if any) as filed by Purchaser in SEC Documents as of dates or with respect to periods ended subsequent to June 30, 2002.

      1.60     “Purchaser Plan” is defined in Section 4.13(a) hereof.

      1.61     “Purchaser Stock Options” is defined in Section 4.1(b) hereof.

      1.62     “Purchaser Stock Plans” is defined in Section 4.1(b) hereof.

      1.63     “Purchaser Subsidiary” shall mean a Subsidiary of Purchaser.

      1.64     “Reorganization Agreement” is defined in the preamble to this Agreement.

      1.65     “Registration Rights Agreement” shall mean the Registration Rights Agreement in the form attached as EXHIBIT C.

      1.66     “Rights” shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

      1.67     “SEC Documents” shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

      1.68     “Section 5.12 Taxes” is defined in Section 7.5(b) hereof.

      1.69     “Securities Act” shall mean the Securities Act of 1933, as amended.

      1.70     “Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

      1.71     “Seller” is defined in the preamble to this Agreement.

      1.72     “Seller Advisor” is defined in Section 2.10 hereof.

      1.73     “Seller Committee Representation” is defined in Section 5.9(a) hereof.

      1.74     “Seller Designees” is defined in Section 5.9(a) hereof.

      1.75     “Seller Maintenance Rights” is defined in Section 7.2(d) hereof.

      1.76     “Seller Shareholder Approval” is defined in Section 2.3(a) hereof.

      1.77     “Seller Subsidiary” shall mean a Subsidiary of Seller.

      1.78     “Significant Shareholder” is defined in Section 4.1(e) hereof.

      1.79     “Special Dividend” is defined in Section 5.8(c).

      1.80     “Stock Consideration” shall mean 26,700,000 shares of Purchaser Common Stock, subject to appropriate adjustment in the event that prior to the Closing Date the outstanding shares of Purchaser Common Stock have been increased, decreased or changed into or exchange for a different number of shares by reorganization, recapitalization, reclassification, stock dividend, stock split or like changes in Purchaser’s capitalization.

      1.81     “Subsidiary” or “Subsidiaries” shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes; PROVIDED, HOWEVER, that “Subsidiary” or “Subsidiaries” shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities, nor shall either such term include, with respect to either of Seller or the Company, the Non-Profit Subsidiaries.

      1.82     “Sunset Date” is defined in Section 5.9(b) hereof.

      1.83     “Takeover Laws” is defined in Section 3.27 hereof.

      1.84     “Tax,” collectively, “Taxes” shall mean all taxes, however denominated, including any interest, penalties, or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

      1.85     “Tax Benefit” is defined in Section 9.1(c) hereof.

      1.86     “Tax Proceeding” is defined in Section 7.5(b) hereof.

      1.87     “Tax Return,” collectively, “Tax Returns” shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including, but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

      1.88     “transactions contemplated hereby” shall mean the Exchange, the Upstream Merger and the Bank Merger.

      1.89     “Upstream Merger” is defined in the recitals hereto.

      1.90     “Written Agreement” is defined in Section 5.4(a) hereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as Previously Disclosed, Seller hereby represents and warrants to Purchaser as follows:

      2.1.     Organization, Standing and Authority of Seller

      Seller is a duly incorporated limited liability company validly existing under the laws of Ireland with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Seller is registered as a bank holding company under the Bank Holding Company Act and is not registered as a “financial holding company,” as defined in the Bank Holding Company Act (“Financial Holding Company”).

      2.2.     Ownership of the Company

      The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares are directly owned by Seller free and clear of all liens, claims and encumbrances, other than any that may be deemed to result from this Reorganization Agreement. Except for this Reorganization Agreement, the Company does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of the Company and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such shares. None of the shares of capital stock of the Company has been issued in violation of the preemptive rights of any Person.

      2.3.     Authorized and Effective Agreement

      (a) Seller has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, subject to receipt of approval of the transaction contemplated hereby by the holders of the capital stock of Seller acting by the affirmative vote of the holders of a majority of the capital stock of Seller in accordance with the rules of the London Stock Exchange and the Irish Stock Exchange (the “Seller Shareholder Approval”). The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby (to the extent Seller is a party thereto) have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, other than the Seller Shareholder Approval.

      (b) Assuming the accuracy of the representation contained in Section 4.5(b) hereof, this Reorganization Agreement constitutes legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

      (c) Neither the execution and delivery of this Reorganization Agreement nor consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws (or equivalent organizational documents) of Seller; (ii) assuming the consents and approvals Previously Disclosed by Seller and the Company are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) assuming the consents and approvals Previously Disclosed by Seller and the Company are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller.

      (d) Except as Previously Disclosed and for the Seller Shareholder Approval, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Seller on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, the Company is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

      2.4.     Material Adverse Change

      Except as Previously Disclosed, Seller has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since June 30, 2002 which, individually or in the aggregate with any other such changes, would have or would reasonably be likely to have a Material Adverse Effect on Seller.

      2.5.     Absence of Undisclosed Liabilities

      Except as Previously Disclosed, Seller has no liability (contingent or otherwise), that, when combined with all similar liabilities, would have a Material Adverse Effect on Seller.

      2.6.     Legal Proceedings

      Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller, threatened against Seller or against any asset, interest or right of Seller which would, individually or in the aggregate, have a Material Adverse Effect on Seller.

      2.7.     Compliance with Laws

      Except as Previously Disclosed, Seller is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and Seller has not received notification from any agency or department of foreign, federal, state or local government (i) asserting a material violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is subject to any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any board resolution or written commitments with respect to any of the foregoing at the request of any federal, state, local or foreign regulatory agency that currently restricts or will in the future restrict the conduct of its business or relates or will relate to its capital adequacy, its credit policies, its management or its business, and none of them has been advised by any regulatory agency that such regulatory agency contemplates issuing or requesting any of the foregoing.

      2.8.     Regulatory Matters

      (a) Except as Previously Disclosed, Seller is “well capitalized” and “well managed” within the meaning of Sections 225.90(b) and 225.90(c) of the Federal Reserve’s Regulation Y.

      (b) As of the date hereof, Seller has no reason to believe it would not be approved as a bank holding company for Purchaser and has no reason to believe that it would not obtain the approval of the Central Bank of Ireland to consummate the transactions contemplated hereby.

      (c) Seller has no commonly controlled insured depository institutions in the United States within the meaning of Section 5(e)(9) of the FDIA other than insured depository institutions that are Company Subsidiaries.

      (d) Each of the Seller subsidiaries (direct or indirect) that are insured depository institutions located in the United States has at least a “satisfactory” rating for compliance with the federal Community Reinvestment Act and with any comparable applicable state law or regulation.

      2.9.     Investment

      (a) Seller is acquiring the Purchaser Common Stock to be issued pursuant to this Agreement for its own account and/or for the account of one or more of Seller Subsidiaries and not for distribution and acknowledges that it may bear the economic risk of the investment in the Purchaser Common Stock for an indefinite period of time under applicable Securities Laws. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Purchaser Common Stock pursuant to the Agreement; and Seller has the financial ability to bear the economic risks of acquiring and holding the Purchaser Common Stock to be acquired by Seller pursuant to this Agreement for investment. Seller is not a corporation, partnership or other entity specifically formed for the purpose of consummating this transaction. Seller has had the opportunity to ask questions and receive answers to Seller’s satisfaction concerning the terms and conditions of the transfer of Purchaser Common Stock pursuant to this Agreement. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, promulgated pursuant to the Securities Act. Notwithstanding the foregoing, the parties acknowledge that the representations and warranties made by Seller in this Section 2.9 are made for the limited purpose of aiding Purchaser in complying with the requirements of the Securities Act in connection with the issuance of shares of Purchaser Common Stock to Seller or Seller Subsidiaries in connection with the consummation of the transactions contemplated hereby, and nothing in this Section 2.9(a) shall be deemed to limit Seller’s rights under any other provision of this Reorganization Agreement, including without limitation with respect to any representation or warranty made herein by Purchaser.

      (b) Seller understands that the Purchaser Common Stock has not been registered under the Securities Act and agrees that Seller may only dispose of the Purchaser Common Stock pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder and in any event subject to the provisions of this Agreement. Certificates evidencing the shares of Purchaser Common Stock issued to Seller pursuant to this Agreement may be endorsed with legends reasonably acceptable to Seller regarding the foregoing transfer restrictions; PROVIDED, that Purchaser shall provide Seller, upon request, with certificates not bearing such legends at such time as such transfer restrictions no longer apply or in connection with any sale of Purchaser Common Stock registered under the Securities Act as contemplated by the Registration Rights Agreement or sold in compliance with Rule 144 of the Securities Act, in each case in compliance with the terms of this Agreement.

      2.10.     Brokers and Finders

      Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby, except that Seller has retained Merrill Lynch, Pierce, Fenner & Smith, Inc. (the “Seller Advisor”) to perform certain financial advisory services in connection with the transactions contemplated hereby as Previously Disclosed and will be solely responsible for the fees and expenses of the Seller Advisor. Prior to the execution and delivery of this Agreement, the Seller Advisor has delivered to the Board of Directors of Seller an opinion to the effect that the Consideration is fair from a financial point of view to the shareholders of the Company.

      2.11.     Ownership of Purchaser Common Stock

      Except as may be held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity for the benefit of third parties, and except for the transactions contemplated hereby, neither Seller nor any Seller Subsidiaries owns, or possesses any Rights, which are authorized, issued or outstanding, with respect to any shares of Purchaser Common Stock.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

      Except as Previously Disclosed, Seller and the Company hereby jointly and severally represent and warrant to Purchaser as follows:

      3.1.     Capital Structure of the Company

      The authorized capital stock of the Company consists of (i) 90,000 shares of preferred stock, par value $5.00 and 10,000 shares of preferred stock, par value $1.00 (collectively, “Company Preferred Stock”) of which, as of the date hereof, no shares are issued and outstanding and (ii) 1,200,000 shares of common stock, without par value (“Company Common Stock”), of which, as of the date hereof, 597,763 shares are issued and outstanding and no shares are held in treasury. As of the date hereof, no shares of the Company Preferred Stock or the Company Common Stock are reserved for issuance. Except as Previously Disclosed, no director, officer or employee of the Company or any of its Subsidiaries holds any outstanding Rights, whether or not vested or exercisable, for the purchase of shares of Company Common Stock. All outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for the transactions contemplated hereby, the Company does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of the Company. None of the shares of the Company’s capital stock has been issued in violation of the preemptive rights of any Person. The trust established pursuant to the First Maryland Bancorp 1997 Stock Option Plan Trust Agreement holds at least such number of shares of common stock of Seller as are issuable upon exercise of any Rights which are issued or outstanding with respect to the capital stock of Seller and held by any director, officer or employee of the Company or any of its Subsidiaries.

      3.2.     Organization, Standing and Authority of the Company

      The Company is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act and is not registered as a Financial Holding Company.

      3.3.     Ownership of the Company Subsidiaries; Capital Structure of the Company Subsidiaries

      Except as Previously Disclosed, the Company does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the Company Subsidiaries and subsidiary trusts formed for the purpose of issuing trust preferred or similar securities, in each case as Previously Disclosed. The Company has Previously Disclosed to Purchaser a list of all of the Company Subsidiaries. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by the Company free and clear of all liens, claims and encumbrances. No Company Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Company Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such shares. None of the shares of capital stock or other equity interests of any Company Subsidiary has been issued in violation of the preemptive rights of any Person. No Company Subsidiary is a “financial subsidiary” as defined in the Gramm-Leach-Bliley Act or the rules and regulations promulgated thereunder, in each case as in effect as of the date hereof.

      3.4.     Organization, Standing and Authority of the Company Subsidiaries

      Each Company Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each Company Subsidiary (i) has full power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Each Company Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on the Company. The Company Bank is a member in good standing of the Federal Reserve Bank of Richmond and the Federal Home Loan Bank of Atlanta and owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

      3.5.     Authorized and Effective Agreement

      (a) The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the Exchange have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, other than the Seller Shareholder Approval.

      (b) Assuming the accuracy of the representation contained in Section 4.5(b) hereof, this Reorganization Agreement constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

      (c) Neither the execution and delivery of this Reorganization Agreement nor consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of the Company or any Company Subsidiary; (ii) assuming the consents and approvals Previously Disclosed by the Company and Seller are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) assuming the consents and approvals Previously Disclosed by the Company and Seller are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      (d) Except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company or any Company Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, the Company is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

      3.6.     SEC Documents; Regulatory Filings

      Except as Previously Disclosed, the Company has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Except as Previously Disclosed, the Company and each Company Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on the Company, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

      3.7.     Financial Statements; Books and Records; Minute Books

      Except as Previously Disclosed, the Company Financial Statements filed by the Company in SEC Documents prior to the date of this Agreement fairly present, and the Company Financial Statements filed by the Company after the date of this Agreement shall fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the consolidated income, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or shall be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis, except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. Except as Previously Disclosed, since June 30, 2002 there has not been (i) any change by the Company in accounting methods, principles or practices, except as required by applicable law or official interpretations thereof or except as required by changes in generally accepted accounting principles applicable to financial institutions; or (ii) other than in the ordinary course of business of the Company consistent with past practice, any entry by the Company into any contract, transaction or commitment, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, which would have a Material Adverse Effect on the Company. Except as Previously Disclosed, the books and records of the Company and each Company Subsidiary fairly reflect in all material respects the transactions to which each of the Company and the Company Subsidiaries are a party or by which its properties are subject or bound. Except as Previously Disclosed, such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of the Company and each Company Subsidiary contain records which are accurate in all material respects of all corporate actions of the shareholders and Board of Directors (including committees of the Board of Directors of the Company or applicable Company Subsidiaries).

      3.8.     Material Adverse Change

      Except as Previously Disclosed, neither the Company nor any Company Subsidiary has, on a consolidated basis, suffered any change in its financial condition, results of operations or business since June 30, 2002 which, individually or in the aggregate with any other such changes, would have, or would reasonably be likely to have, a Material Adverse Effect with respect to the Company.

      3.9.     Absence of Undisclosed Liabilities

      Neither the Company nor any Company Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to the Company on a consolidated basis, or that, when combined with all similar liabilities, would be material to the Company on a consolidated basis, except as Previously Disclosed in the Company Financial Statements filed with the SEC prior to the date hereof or in a letter from the Company or Seller delivered to Purchaser prior to the execution hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 2002.

      3.10.     Properties

      The Company and the Company Subsidiaries have valid title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, of the Company and the Company Subsidiaries which are reflected on the Company Financial Statements as of June 30, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable; (ii) pledges to secure deposits and other liens incurred in the ordinary course of business; (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the use of such properties and assets as used on the date of this Agreement; (iv) dispositions and encumbrances for value in the ordinary course of business and (v) as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of the Company and the Company Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: each of the properties utilized by any of the Company or the Company Subsidiaries conforms in all material respects to currently applicable ordinances, regulations, and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use; all tangible property used in the business of the Company and the Company Subsidiaries is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices of the Company and the Company Subsidiaries; there is no condemnation or similar proceeding pending or threatened which would preclude or impair the use of such properties as presently being used in the conduct of, and which are material to, the business of the Company or any of the Company Subsidiaries; and since June 30, 2002, no property material to the Company or any of the Company Subsidiaries has been damaged in any material respect by fire, storm, or other act of God.

      3.11.     Loans

      Each loan reflected as an asset in the Company Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, all such loans and other extensions of credit which are subject to Regulation O of the Federal Reserve Board comply in all material respects with the requirements thereof; and all loans and loan participations sold by the Company or any Company Subsidiary have been sold without recourse (as such term is defined for purposes of generally accepted accounting principles).

      3.12.     Tax Matters

      (a) All Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary have been timely filed, except where the failure to file such Tax Returns would not, in the aggregate, have a Material Adverse Effect on the Company. All Taxes due by or on behalf of the Company or any Company Subsidiary have been paid or adequate reserves have been established on the Company Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on the Company. Except as Previously Disclosed, none of Seller, the Company or any Company Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not have a Material Adverse Effect on the Company.

      (b) All Tax Returns filed by or with respect to the Company and each Company Subsidiary are complete and accurate in all material respects. None of Seller, the Company or any Company Subsidiary is delinquent in the payment of any Tax with respect to the Company or any Company Subsidiary, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns with respect to the Company or any Company Subsidiary which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Company Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes with respect to the Company or any Company Subsidiary has been proposed, asserted or assessed (tentatively or otherwise). Except as Previously Disclosed, there are currently no agreements in effect with respect to the Company or any Company Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

      (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of the Company or any Company Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in the Company or any Company Subsidiary (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

      (d) Neither the Company nor any Company Subsidiary is a party to any agreement (other than an agreement exclusively among the Company and the Company Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

      (e) Neither the Company nor any Company Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

      (f) None of the Seller, Company or any Company Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to the Company or any Company Subsidiary, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Company or any Company Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Closing Date.

      (g) The Company is not, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Code Section 897). Further, the Company has not been a United States real property holding corporation at any time during the five year period ending on the Closing Date.

      (h) For purposes of this Section 3.12 and Section 3.26, (i) references to the Company and any Company Subsidiary shall include predecessors thereof; and (ii) “Company Subsidiary” shall include each Subsidiary (as defined in ARTICLE 1 hereof) of the Company, and each corporation, partnership, limited liability company, joint venture or other entity which the Company controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, “control” means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

      3.13.     Employee Benefit Plans

      (a) The Company has Previously Disclosed a true and complete list of each material Company Plan. For purposes of this Section 3.13, the term “Company Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller, the Company, any Company Subsidiary or by any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would be deemed a “single employer” under Section 414 of the Code (a “Company ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of the Company or any Company Subsidiary. There is no formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing material Company Plan that would affect any employee or director or former employee or former director of the Company or any Company Subsidiary.

      (b) With respect to each of the Company Plans, the Company has made available to Purchaser true and complete copies of (i) each of the material Company Plans (other than the non-equity incentive plans) and material related documents (including all amendments thereto); and (ii) the most recent actuarial reports for the Company’s qualified and non-qualified pension plans.

      (c) No liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation (“PBGC”), which premiums have been or will be paid when due.

      (d) None of the Company, any Company ERISA Affiliate, any of the Company Plans, nor, to the knowledge of the Company, any trust created under any Company Plan, nor any trustee or administrator of any Company Plan has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to a Company Plan, in connection with which the Company or any Company ERISA Affiliate could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

      (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that the Company or any Company ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Company Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code), whether or not waived, exists with respect to any Company Plan.

      (f) Except as Previously Disclosed, the fair market value (as of the valuation date used for purposes of the most recent actuarial report) of the assets held under each Company Plan that is subject to Title IV of ERISA is at least equal to the present value of accrued benefits under such Company Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such Company Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Company Plan other than any reportable event occurring by reason of the transactions contemplated hereby or a reportable event for which the requirement of notice to the PBGC has been waived.

      (g) None of the Company Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

      (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Company Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and, to the knowledge of the Company, no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Plan. Each of the Company Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

      (i) Except as Previously Disclosed or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Plan, the assets of any Company Plan or against the Company or any Company ERISA Affiliate with respect to any Company Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Company Plan or any fiduciary thereof (other than rules of general applicability). Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or as Previously Disclosed, there are no pending or, to the knowledge of the Company, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Company Plan.

      (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or as Previously Disclosed, the consummation of the transactions contemplated hereby will not result in, and is not a precondition to, (i) any current or former employee or director of the Company or any Company ERISA Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment; (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director; or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

      3.14.     Certain Contracts

      (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Company Subsidiary) or any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect; (ii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business; (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer; or (iv) any contract, agreement or understanding with a labor union, in each case contemplated by this Section 3.14. whether written or oral.

      (b) Neither the Company nor any Company Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not to the knowledge of the Company occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (c) The Company has Previously Disclosed each contract, agreement or other arrangement by and between Seller or any of the Seller Subsidiaries (other than the Company or any of the Company Subsidiaries), on the one hand, and the Company or any of the Company Subsidiaries, on the other.

      3.15.     Legal Proceedings

      Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no actual or, to the knowledge of the Company or any Company Subsidiary, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated hereby or to impose any material liability in connection therewith that would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no actions, suits or proceedings instituted, pending or, to the knowledge of the Company, threatened against any present or, to the Company’s knowledge, former director or officer of the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

      3.16.     Compliance with Laws

      (a) Except as Previously Disclosed, the Company and each Company Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither the Company nor any Company Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (b) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any board resolution or written commitments with respect to any of the foregoing at the request of any federal, state, local or foreign regulatory agency that currently restricts or will in the future restrict the conduct of its business or relates will relate to its capital adequacy, its credit policies, its management or its business, and none of them has been advised by any regulatory agency that such regulatory agency contemplates issuing or requesting any of the foregoing.

      (c) Except for normal examinations conducted by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization in the ordinary course of the business of the Company and the Company Subsidiaries or as Previously Disclosed, no court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization has initiated any proceeding or, to the knowledge of Seller, threatened an investigation into the business or operations of the Company or any of the Company Subsidiaries since January 1, 2001. Except as Previously Disclosed, there is no material unresolved finding of a violation by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization with respect to any report or statement or relating to any examinations of the Company or any of the Company Subsidiaries.

      3.17.     Labor Matters

      With respect to their employees, neither the Company nor any Company Subsidiary is a party to any labor agreement with any labor organization, group or association and, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, has not engaged in any unfair labor practice. Since January 1, 2001, the Company and the Company Subsidiaries have not experienced any attempt by organized labor or its representatives to make the Company or any Company Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of the Company or any Company Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, there is no unfair labor practice charge or other complaint by any employee or former employee of the Company or any Company Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of the Company’s or such Company Subsidiary’s activities; there is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against any of them; and neither the Company nor any Company Subsidiary has experienced a work stoppage or other material labor difficulty since January 1, 2000; in any case that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

      3.18.     Brokers and Finders

      Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability thereto for any fees or commissions in connection with the transactions contemplated hereby, other than fees or commissions that are solely the responsibility of Seller.

      3.19.     Insurance

      Each of the Company and the Company Subsidiaries currently maintains insurance in amounts considered by the Company and any Company Subsidiary as applicable, to be reasonably necessary for their operations. Except as Previously Disclosed, neither the Company nor any Company Subsidiary has received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years, neither the Company nor any Company Subsidiary has been refused any insurance coverage sought or applied for and, except as Previously Disclosed, the Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of the Company or any Company Subsidiary. The deposits of the Company Bank are insured by the FDIC in accordance with the FDIA, and the Company Bank and its predecessors have paid all assessments and filed all reports required by the FDIA.

      3.20.     Environmental Liability

      Except as Previously Disclosed, (x) neither the Company nor any Company Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of the Company, there is no governmental investigation of any nature ongoing, in each case that would reasonably be expected to result in the imposition, on the Company or any Company Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (y) to the knowledge of the Company there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and (z) neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability; in the case of each of the foregoing clauses (x), (y) and (z) which liability would have a Material Adverse Effect on the Company.

      3.21.     Administration of Trust Accounts

      Each Company Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company, any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary acting on behalf of the Company or a Company Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      3.22.     Intellectual Property

      Except as Previously Disclosed, the Company or a Company Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of the Company and the Company Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The ownership, licensing or use of Intellectual Property by the Company or any of the Company Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except as would not have a Material Adverse Effect on the Company. Except as would not have a Material Adverse Effect on the Company, no Person, other than the Company or a Company Subsidiary, has a right to receive a royalty or similar payment in respect of any such Intellectual Property pursuant to any contractual arrangements entered into by or binding upon the Company or any Company Subsidiary, and no Person, other than the Company and a Company Subsidiary, otherwise has a right to receive a royalty or similar payment in respect of any such Intellectual property. Except as Previously Disclosed, the Company and the Company Subsidiaries have no material licenses granted by or to them or no other material agreements, to which they are a party, relating in whole or in part to any of the Company’s material Intellectual Property. None of the Intellectual Property owned or, to the knowledge of the Company, licensed by the Company or any Company Subsidiary is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on the Company. Except as Previously Disclosed, upon consummation of the transactions contemplated hereby, Purchaser and the Purchaser Subsidiaries shall be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by the Company or the Company Subsidiaries) in amounts consistent with past practice.

      3.23.     Risk Management Instruments

      Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which the Company or a Company Subsidiary is a party, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies; and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither the Company nor any Company Subsidiary nor, to knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

      3.24.     Repurchase Agreements

      Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, with respect to all agreements pursuant to which the Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, the Company or such Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

      3.25.     Certain Information

      When the Information Statement or any amendment or supplement thereto is first filed with the SEC, such Information Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein, (i) shall comply in all material respects with the applicable provisions of the Securities Laws; and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser specifically for inclusion or incorporation by reference therein. All information concerning Seller, the Company and their respective directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 5.3 of this Agreement shall be true, correct and complete in all material respects.

      3.26.     Tax Treatment

      As of the date of this Agreement, neither Seller nor the Company knows of any reason relating to it or any of the Company Subsidiaries which would reasonably cause Seller or the Company to believe that the combination of the Exchange and Upstream Merger shall not qualify as a reorganization under Section 368(a) of the Code.

      3.27.     Takeover Laws

      The Company has taken all action required to by taken by it in order to exempt this Reorganization Agreement and the transactions contemplated hereby from, and this Reorganization Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other antitakeover laws and regulations of any state that may apply to the Company (collectively, “Takeover Laws”), including, without limitation, Section 203 of the Delaware General Corporation Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Except as Previously Disclosed, Purchaser hereby represents and warrants to Seller and the Company as follows:

      4.1.     Capital Structure of Purchaser

      (a) The authorized capital stock of Purchaser consisted as of the close of business on September 25, 2002 of (i) 1,000,000 shares of preferred stock, par value $1.00 per share, none of which were issued and outstanding or held in treasury; and (ii) 150,000,000 shares of common stock, par value $0.50 per share (“Purchaser Common Stock”), of which, as of the date hereof, 91,863,963 shares were issued and outstanding, 5,275,384 shares were held in treasury and no shares were held by any Purchaser Subsidiary except as may be held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity for the benefit of third parties.

      (b) As of the close of business on September 24, 2002, 20,931,486 shares of Purchaser Common Stock were reserved for issuance pursuant to stock option plans administered or acquired by Purchaser and all other plans, agreements or arrangements providing for equity-based compensation to any director, employee, consultant or independent contractor of Purchaser or any of its subsidiaries (collectively, the “Purchaser Stock Plans”), of which 10,474,046 shares are subject to outstanding stock options to purchase or receive Purchaser Common Stock and all other rights to purchase or receive Purchaser Common Stock granted under Purchaser Stock Plans (collectively, the “Purchaser Stock Options”).

      (c) Except as set forth above, and except for changes since September 24, 2002 resulting from the issuance of shares of Purchaser Common Stock pursuant to and in accordance with Purchaser Stock Options outstanding prior to September 24, 2002 and Purchaser Stock Options issued after September 24, 2002 in compliance with Section 5.7 or pursuant to any other benefit plans or director, employee or shareholder purchase programs, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of Purchaser, (B) any securities of Purchaser or any Purchaser subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of Purchaser, or (C) any Rights to acquire from Purchaser or any Purchaser Subsidiary, or any obligation of Purchaser or any Purchaser Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of Purchaser, and (ii) there are no outstanding obligations of Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any “cashless exercise” provision of any Purchaser Stock Options.

      (d) All outstanding shares of Purchaser capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of Purchaser’s capital stock has been issued in violation of the preemptive rights of any Person. The shares of Purchaser Common Stock to be issued in connection with the Exchange have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement, shall be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

      (e) Neither Purchaser nor any of its subsidiaries is a party and, to the knowledge of Purchaser, as of the date hereof, no other person having beneficial ownership (within the meaning of Rule 13d-3) of more than 5% of the outstanding Purchaser Common Stock (a “Significant Shareholder”) is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to any of the securities of Purchaser or any Purchaser Subsidiary. There are no voting trusts or other agreements or understandings to which Purchaser or any Purchaser Subsidiaries is a party or to the knowledge of Purchaser, as of the date hereof, any Significant Shareholder is a party with respect to the voting of the capital stock of Purchaser or any of the subsidiaries.

      4.2.     Organization, Standing and Authority of Purchaser

      Purchaser is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. Purchaser is registered as a bank holding company under the Bank Holding Company Act and is not registered as a Financial Holding Company.

      4.3.     Ownership of Purchaser Subsidiaries; Capital Structure of Purchaser Subsidiaries

      Purchaser has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 2001 or any Subsidiary that is not a significant subsidiary under the SEC’s Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the Purchaser Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. ss. 55 or

Section 114 of the New York Banking Law) nonassessable and all such shares are directly or indirectly owned by Purchaser free and clear of all liens, claims and encumbrances. No Purchaser Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any Purchaser Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Purchaser to vote or to dispose of said shares. None of the shares of capital stock of any Purchaser Subsidiary has been issued in violation of the preemptive rights of any Person. No Purchaser Subsidiary is a “financial subsidiary” as defined in the Gramm-Leach-Blilely Act or the rules and regulations promulgated thereunder.

      4.4.     Organization, Standing and Authority of Purchaser Subsidiaries

      Each Purchaser Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws. Each Purchaser Subsidiary (i) has full power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Purchaser. Purchaser Bank is a member in good standing of the Federal Reserve Bank of New York and the Federal Home Loan Bank of New York and owns the requisite amount of shares therein.

      4.5.     Authorized and Effective Agreement

      (a) Purchaser has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement. The execution and delivery of this Reorganization Agreement and the consummation of the transactions contemplated hereby (to the extent such party is a party thereto) has been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser, except that the affirmative vote of the holders of a majority of the votes cast at a meeting of Purchaser shareholders at which a quorum is present is required to authorize the issuance of Purchaser Common Stock pursuant to this Reorganization Agreement in accordance with the rules of the NYSE. The Board of Directors of Purchaser has directed that the issuance of Purchaser Common Stock pursuant to this Reorganization Agreement be submitted to shareholders of Purchaser for approval at a special meeting to be held as soon as practicable.

      (b) Assuming the accuracy of the representation contained in Sections 2.3(b) and 3.5(b) hereof, this Reorganization Agreement constitutes legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights, to the supervisory and enforcement powers of applicable regulatory agencies, and to general equity principles.

      (c) Neither the execution and delivery of this Reorganization Agreement, nor consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Purchaser or any Purchaser Subsidiary; (ii) assuming the consents and approvals Previously Disclosed by Purchaser are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) assuming the consents and approvals Previously Disclosed by Purchaser are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any Purchaser Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, shall not have a Material Adverse Effect on Purchaser.

      (d) Except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Purchaser on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. As of the date hereof, Purchaser is not aware of any reason that the condition set forth in Section 6.1(b) of this Agreement would not be satisfied.

      4.6.     SEC Documents; Regulatory Filings

      Except as Previously Disclosed, Purchaser has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Purchaser and each of the Purchaser Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Purchaser, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

      4.7.     Financial Statements; Books and Records; Minute Books

      Except as Previously Disclosed, the Purchaser Financial Statements filed by Purchaser in SEC documents prior to the date of this Agreement fairly present, and the Purchaser Financial Statements filed by Purchaser in SEC Documents after the date of the Agreement shall fairly present the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or shall be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. Except as Previously Disclosed, since June 30, 2002 there has not been (i) any change by Purchaser in accounting methods, principles or practices, except as required by applicable law or official interpretations thereof or except as required by changes in generally accepted accounting principles applicable to financial institutions; or (ii) other than in the ordinary course of business of Purchaser consistent with past practice, any entry by Purchaser into any contract, transaction or commitment, including any loan, lease, purchase or sale of assets, borrowing or capital expenditure, which would have a Material Adverse Effect on Purchaser. The books and records of Purchaser and each Purchaser Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Purchaser and the Purchaser Subsidiaries contain records which are accurate in all material respects of all corporate actions of their respective shareholders and Board of Directors (including committees of their Board of Directors).

      4.8.     Material Adverse Change

      Purchaser has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 2001 which, individually or in the aggregate with any other such changes, would have, or would reasonably be likely to have, a Material Adverse Effect on Purchaser.

      4.9.     Absence of Undisclosed Liabilities

      Neither Purchaser nor any Purchaser Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Purchaser on a consolidated basis, or that, when combined with all similar liabilities, would be material to Purchaser on a consolidated basis, except as Previously Disclosed, as disclosed in the Purchaser Financial Statements filed with the SEC prior to the date hereof or in a letter from Purchaser delivered to Seller prior to the execution hereof and except for liabilities incurred in the ordinary course of business subsequent to June 30, 2002.

      4.10.     Properties

      The Purchaser and the Purchaser Subsidiaries have valid title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, of Purchaser and the Purchaser Subsidiaries which are reflected on the Purchaser Financial Statements as of June 30, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable; (ii) pledges to secure deposits and other liens incurred in the ordinary course of business; (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the use of such properties and assets as used on the date of this Agreement; (iv) dispositions and encumbrances for value in the ordinary course of business and (v) as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. All leases pursuant to which Purchaser or any Purchaser Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Purchaser and the Purchaser Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser: each of the properties utilized by any of Purchaser or the Purchaser Subsidiaries conforms in all material respects to currently applicable ordinances, regulations, and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use; all tangible property used in the business of Purchaser and the Purchaser Subsidiaries is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with past practices of Purchaser and the Purchaser Subsidiaries; there is no condemnation or similar proceeding pending or threatened which would preclude or impair the use of such properties as presently being used in the conduct of, and which are material to, the business of Purchaser or any of the Purchaser Subsidiaries; and since June 30, 2002, no property material to Purchaser or any of the Purchaser Subsidiaries has been damaged in any material respect by fire, storm, or other act of God.

      4.11.     Loans

      Each loan reflected as an asset in the Purchaser Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser. Except as would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser, all such loans and other extensions of credit which are subject to Regulation O of the Federal Reserve Board comply in all material respects with the requirements thereof; and all loans and loan participations sold by Purchaser or any Purchaser Subsidiary have been sold without recourse (as such term is defined for purposes of generally accepted accounting principles).

      4.12.     Tax Matters

      (a) All Tax Returns required to be filed by or with respect to Purchaser and each Purchaser Subsidiary have been timely filed, except where the failure to file such Tax Returns would not, in the aggregate, have a Material Adverse Effect on Purchaser. All Taxes due by or on behalf of Purchaser or any Purchaser Subsidiary have been paid or adequate reserves have been established on the Purchaser Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Purchaser. Except as Previously Disclosed, neither Purchaser nor any Purchaser Subsidiary shall have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, except where such liability would not have a Material Adverse Effect on Purchaser.

      (b) All Tax Returns filed by or with respect to Purchaser and each Purchaser Subsidiary are complete and accurate in all material respects. Neither Purchaser nor any Purchaser Subsidiary is delinquent in the payment of any Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Purchaser Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or

Tax attributes with respect to Purchaser or any Purchaser Subsidiary has been proposed, asserted or assessed (tentatively or otherwise). Except as Previously Disclosed, there are currently no agreements in effect with respect to Purchaser or any Purchaser Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

      (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Purchaser or any Purchaser Subsidiary prior to or following consummation of the transactions contemplated hereby shall result in Purchaser or any Purchaser Subsidiary (or any successor thereof) making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code.

      (d) Neither Purchaser nor any Purchaser Subsidiary is a party to any agreement (other than an agreement exclusively among Purchaser and the Purchaser Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

      (e) Neither Purchaser nor any Purchaser Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

      (f) Neither Purchaser nor any Purchaser Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes with respect to Purchaser or any Purchaser Subsidiary, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting Purchaser or any Purchaser Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Closing Date.

      (g) Purchaser is not, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Code Section 897).

      (h) For purposes of this Section 4.12 and Section 4.27, (i) references to Purchaser and any Purchaser Subsidiary shall include predecessors thereof; and (ii) “Purchaser Subsidiary” shall include each Subsidiary (as defined in ARTICLE 1 hereof) of Purchaser, and each corporation, partnership, limited liability company, joint venture or other entity which Purchaser controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, “control” means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

      4.13.     Employee Benefit Plans

      (a) The Purchaser has Previously Disclosed a true and complete list of each material Purchaser Plan. For purposes of this Section 4.13, the term “Purchaser Plan” means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Purchaser, any Purchaser Subsidiary or by any trade or business, whether or not incorporated, that together with Purchaser or any Purchaser Subsidiary would be deemed a “single employer” under Section 414 of the Code (a “Purchaser ERISA Affiliate”) for the benefit of any employee or director or former employee or former director of Purchaser or any Purchaser Subsidiary. There is no formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing material Purchaser Plan that would affect any employee or director or former employee or former director of Purchaser or any Purchaser Subsidiary.

      (b) With respect to each of the Purchaser Plans, Purchaser has made available to Purchaser true and complete copies of (i) each of the material Purchaser Plans (other than non-equity incentive plans) and material related documents (including all amendments thereto) and (ii) the most recent actuarial reports for Purchaser’s qualified and non-qualifed pension plans.

      (c) No liability under Title IV of ERISA has been incurred by Purchaser or any Purchaser ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Purchaser or any Purchaser ERISA Affiliate of incurring a liability under such Title, other than liability for premium payments to the PBGC, which premiums have been or will be paid when due.

      (d) None of Purchaser, any Purchaser ERISA Affiliate, any of the Purchaser Plans, nor, to the knowledge of Purchaser, any trust created under any Purchaser Plan, nor any trustee or administrator of any Purchaser Plan has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to a Purchaser Plan, in connection with which Purchaser or any Purchaser ERISA Affiliate could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

      (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Purchaser or any Purchaser ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the Purchaser Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code), whether or not waived, exists with respect to any Purchaser Plan.

      (f) Except as previously disclosed, the fair market value (as of the valuation date used for purposes of the most recent actuarial report) of the assets held under each Purchaser Plan that is subject to Title IV of ERISA is at least equal to the present value of accrued benefits under such Purchaser Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such Purchaser Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any Purchaser Plan other than any reportable event occurring by reason of the transactions contemplated hereby or a reportable event for which the requirement of notice to the PBGC has been waived.

      (g) None of the Purchaser Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

      (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Purchaser Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified, and, to the knowledge of Purchaser, no condition exists that could reasonably be expected to adversely affect the qualified status of any such Purchaser Plan. Each of the Purchaser Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, each of the Purchaser Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code.

      (i) Except as Previously Disclosed or as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, there are no actions, suits or claims pending, or, to the knowledge of Purchaser, threatened or anticipated (other than routine claims for benefits) against any Purchaser Plan, the assets of any Purchaser Plan or against Purchaser or any Purchaser ERISA Affiliate with respect to any Purchaser Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Purchaser Plan or any fiduciary thereof (other than rules of general applicability). Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or as Previously Disclosed, there are no pending or, to the knowledge of Purchaser, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Purchaser Plan.

      (j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, or as Previously Disclosed, the consummation of the transactions contemplated hereby will not result in, and is not a precondition to, (i) any current or former employee or director of Purchaser or any Purchaser ERISA

Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment; (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director; or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

      4.14.     Certain Contracts

      (a) Except as Previously Disclosed, neither Purchaser nor any Purchaser Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Purchaser Subsidiary) or any agreement restricting the geographic scope of its business activities or the business activities in which it may engage in any material respect; (ii) any agreement, indenture or other instrument relating to the borrowing of money by Purchaser or any Purchaser Subsidiary or the guarantee by Purchaser or any Purchaser Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business; (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer; or (iv) any contract, agreement or understanding with a labor union, in each case contemplated by this Section 4.14 whether written or oral.

      (b) Neither Purchaser nor any Purchaser Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not to the knowledge of Purchaser occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

      4.15.     Legal Proceedings

      There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser, threatened against Purchaser or any Purchaser Subsidiary or against any asset, interest or right of Purchaser or any Purchaser Subsidiary which would, individually or in the aggregate, have a Material Adverse Effect on Purchaser. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated hereby or to impose any material liability in connection therewith that would, individually or in the aggregate, have a Material Adverse Effect on Purchaser. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser, threatened against any present or, to Purchaser’s knowledge, former director or officer of Purchaser or any Purchaser Subsidiary, that would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

      4.16.     Compliance with Laws

      (a) Except as Previously Disclosed, Purchaser and each Purchaser Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Purchaser nor any Purchaser Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

      (b) Except as Previously Disclosed, neither Purchaser nor any Purchaser Subsidiary is subject to any supervisory agreement, memorandum of understanding, cease-and-desist order, consent decree, assistance agreement or similar agreement or arrangement or any board resolution or written commitments with respect to any of the foregoing at the request of any federal, state, local or foreign regulatory agency that currently restricts or will in the future restrict the conduct of its business or relates will relate to its capital adequacy, its credit policies, its management or its business, and none of them has been advised by any regulatory agency that such regulatory agency contemplates issuing or requesting any of the foregoing.

      (c) Except for normal examinations conducted by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization in the ordinary course of the business of Purchaser and the Purchaser Subsidiaries or as Previously Disclosed, no court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization has initiated any proceeding or, to the knowledge of Purchaser, threatened an investigation into the business or operations of Purchaser or any of the Purchaser Subsidiaries since January 1, 2001. Except as Previously Disclosed, there is no material unresolved finding of a violation by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization with respect to any report or statement or relating to any examinations of Purchaser or any of the Purchaser Subsidiaries.

      4.17.     Labor Matters

      With respect to their employees, neither Purchaser nor any Purchaser Subsidiary is a party to any labor agreement with any labor organization, group or association and, except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, has not engaged in any unfair labor practice. Since January 1, 2001, Purchaser and the Purchaser Subsidiaries have not experienced any attempt by organized labor or its representatives to make Purchaser or any Purchaser Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Purchaser or any Purchaser Subsidiary, except as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. To the knowledge of Purchaser, there is no unfair labor practice charge or other complaint by any employee or former employee of Purchaser or any Purchaser Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of Purchaser’s or such Purchaser Subsidiary’s activities,; there is no labor strike or labor disturbance pending or, to the knowledge of Purchaser, threatened against any of them; and neither Purchaser nor any Purchaser Subsidiary has experienced a work stoppage or other material labor difficulty since January 1, 2000; in any case that would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

      4.18.     Brokers and Finders

      Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby, except that Purchaser has retained Lehman Brothers Inc. (“Purchaser Advisor”) to perform certain financial advisory services in connection with the transactions contemplated hereby as Previously Disclosed. Prior to the execution and delivery of this Agreement, Purchaser Advisor has delivered to the Board of Directors of Purchaser an opinion that the Consideration to be paid by Purchaser to Seller in the Exchange is fair from a financial point of view to Purchaser.

      4.19.     Insurance

      Purchaser and the Purchaser Subsidiaries each currently maintains insurance in amounts considered by Purchaser and any Purchaser Subsidiary as applicable, to be reasonably necessary for their operations. Except as Previously Disclosed, neither Purchaser nor any Purchaser Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three (3) years, neither Purchaser nor any Purchaser Subsidiary has been refused any insurance coverage sought or applied for, and Purchaser has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Purchaser or any Purchaser Subsidiary. The deposits of Purchaser Bank are insured by the FDIC in accordance with the FDIA, and Purchaser Bank has paid all assessments and filed all reports required by the FDIA.

      4.20.     Environmental Liability

      Except as Previously Disclosed, (x) neither Purchaser nor any Purchaser Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Purchaser, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Purchaser or any Purchaser Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; (y) to the knowledge of Purchaser, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and (z) neither Purchaser nor any Purchaser Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability; in the case of each of the foregoing clauses (x), (y) and (z) which liability would have a Material Adverse Effect on Purchaser.

      4.21.     Administration of Trust Accounts

      Each Purchaser Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Neither Purchaser, any Purchaser Subsidiary, nor any director, officer or employee of Purchaser or any Purchaser Subsidiary acting on behalf of Purchaser or a Purchaser Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

      4.22.     Intellectual Property

      Except as Previously Disclosed, Purchaser or a Purchaser Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Purchaser and the Purchaser Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. The ownership, licensing or use of Intellectual Property by Purchaser or any of the Purchaser Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except as would not have a Material Adverse Effect on Purchaser. Except as would not have a Material Adverse Effect on Purchaser, no Person, other than Purchaser or a Purchaser Subsidiary, has a right to receive a royalty or similar payment in respect of any such Intellectual Property pursuant to any contractual arrangements entered into by or binding upon Purchaser or any Purchaser Subsidiary, and no Person, other than Purchaser and a Purchaser Subsidiary, otherwise has a right to receive a royalty or similar payment in respect of any such Intellectual property. None of the Intellectual Property owned or, to the knowledge of Purchaser, licensed by Purchaser or any Purchaser Subsidiary is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Purchaser. Except as Previously Disclosed, upon consummation of the transactions contemplated hereby, Purchaser and Purchaser Subsidiaries shall be entitled to continue to use all such Intellectual Property consistent with past practice.

      4.23.     Risk Management Instruments

      Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Purchaser or a Purchaser Subsidiary is a party, whether entered into for Purchaser’s own account, or for the account of one or more of the Purchaser Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies; and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Purchaser or one of the Purchaser Subsidiaries, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither Purchaser nor any Purchaser Subsidiary nor, to knowledge of Purchaser, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

      4.24.     Repurchase Agreements

      Except as Previously Disclosed and as would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, with respect to all agreements pursuant to which Purchaser or any Purchaser Subsidiary has purchased securities subject to an agreement to resell, if any, Purchaser or such Purchaser Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

      4.25.     Certain Information

      When the Proxy Statement or any amendment or supplement thereto is first filed with the SEC, such Proxy Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished, (i) shall comply in all material respects with the applicable provisions of the Securities Laws; and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by Seller, the Company or any Seller Subsidiary specifically for inclusion or incorporation by reference therein. All information concerning Purchaser and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 5.3 of this Agreement shall be true, correct and complete in all material respects.

      4.26.     Takeover Laws

      Purchaser has taken all action required to by taken by it in order to exempt this Reorganization Agreement and the transactions contemplated hereby from, and this Reorganization Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws, including, without limitation, Section 912 of the New York Business Corporation Law.

      4.27.     Tax Treatment

      As of the date of this Agreement, Purchaser knows of no reason relating to it or any of the Purchaser Subsidiaries which would reasonably cause it to believe that the combination of the Exchange and Upstream Merger shall not qualify as a reorganization under Section 368(a) of the Code.

      4.28.     Consideration

      Purchaser shall have, at the Closing Date, unissued shares of Purchaser Common Stock and shares of Purchaser Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Stock Consideration and also shall have available to it at the Closing Date funds sufficient to provide the Cash Consideration.

ARTICLE 5

COVENANTS

      5.1.     Shareholders’ Meetings

      Purchaser shall submit the issuance of Purchaser Common Stock under this Reorganization Agreement, and the amendments to its Certificate of Incorporation and Bylaws necessary to implement the matters set forth in Section 5.9, and, if it so elects, to increase the number of authorized shares of Purchaser Common Stock to a number to be reasonably agreed upon by Seller, to the shareholders of Purchaser for approval at a special meeting to be held as soon as practicable. The board of directors of Purchaser shall recommend that the shareholders of Purchaser vote in favor of such approvals. Seller shall submit the transactions contemplated by this Agreement to the shareholders of Seller for approval at a meeting of Seller’s shareholders to be held as soon as practicable. The board of directors of Seller shall recommend that the shareholders of Seller vote in favor of such approval.

      5.2.     Proxy Statement; Information Statement; General Meeting Circular

      As promptly as practicable after the date hereof, Purchaser, Seller and the Company shall cooperate in the preparation (i) of the Proxy Statement to be mailed to the shareholders of Purchaser in connection with the issuance of stock under this Agreement and to be filed by Purchaser; (ii) the Information Statement to be filed by the Company in connection with this Agreement and the transactions contemplated hereby if required by applicable law; and (iii) the circular to shareholders required under the rules and regulations of the London and Irish stock exchanges to be distributed by Seller in connection with the Seller’s Meeting (the “General Meeting Circular”). Purchaser shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of Purchaser Common Stock to be issued in the Exchange on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      5.3.     Applications

      As soon as practicable after execution and delivery of this Agreement, Purchaser and Seller shall make all filings required under applicable domestic and foreign laws and regulations for consummation of the transactions contemplated hereby. In addition, Purchaser and Seller shall each promptly furnish all information as may be required by any federal, state or foreign regulatory agency properly asserting jurisdiction in order that the requisite approvals for the transactions contemplated hereby may be obtained or to cause any applicable waiting periods to expire. Seller and Purchaser shall, as soon as practicable, commence to take all other action required to obtain as promptly as practicable all necessary permits, consents, approvals, authorizations and agreements of, and to give all notices and reports and make all other filings with, any domestic and foreign governmental or regulatory authority, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, and Purchaser and Seller shall cooperate with each other with respect thereto. Purchaser and Seller shall promptly provide to each other copies of all applications, documents, correspondence or oral (to the extent material) or written comments that each of them or any of their Subsidiaries files with, sends to or receives from any domestic or foreign regulatory or governmental agency, or the staff or supervisory agents of any of them, relating to this Agreement and the transactions contemplated hereby, including any applications filed for the purpose of obtaining any necessary regulatory consents, approvals or waivers. Seller and the Company, on the one hand, and Purchaser, on the other, each covenants to the other that all information concerning it, its Subsidiaries or their respective directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application or filing shall be true, correct and (to the extent relevant to the requirement of the applicable application or filing) complete in all material respects (PROVIDED that nothing in this sentence shall be deemed to affect any determination to be made under this Agreement as to the truth or accuracy of any representation or warranty set forth in Articles 2, 3 or 4).

      5.4.     Reasonable Best Efforts

      (a) Subject to the terms and conditions of this Agreement, Purchaser and Seller shall each use, and Seller shall cause the Company to use, its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 5.2 and 5.3 above; and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the transactions contemplated hereby at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each Person whose consent or approval is required for consummation of the transactions contemplated hereby; PROVIDED, that neither the Company nor any Company Subsidiary shall agree, and shall not be deemed to be required, to make any material payments or material modifications to agreements in connection therewith without the prior written consent of Purchaser (which consent shall not be unreasonably withheld) and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. In connection with the foregoing, Seller and the Company shall use their respective reasonable best efforts, and Purchaser shall reasonably cooperate therein as appropriate, to cause that certain Written Agreement, dated as of May 15, 2002, by and among Seller, the Company, the Company Bank, the Federal Reserve Bank of Richmond, the Maryland Commissioner of Financial Regulation and the Central Bank of Ireland (the “Written Agreement”) to be terminated in all material respects effective at or prior to the Closing Date. Subject to the terms and conditions of this Agreement, no party hereto shall knowingly take or fail to take, or knowingly cause or permit its Subsidiaries to take or fail to take, or knowingly fail to use reasonable best efforts to not permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the transactions contemplated hereby pursuant to this Reorganization Agreement, that would materially delay such completion, or that would adversely affect the qualification of the combination of the Exchange and the Upstream Merger as a reorganization within the meaning of Section 368(a) of the Code or the qualification of the Exchange for the Irish tax treatment provided for in Section 584 Taxes Consolidation Act 1997, as applied by Sections 586 and 587. In the event that any party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other parties may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the parties. Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Subsidiaries shall be required to take any action that could adversely affect their ability to avail themselves of the Irish tax treatment provided for in Sections 584, 586 and 587 of the Taxes Consolidation Act 1997; provided that such failure to take any action does not adversely affect the qualification of the combination of the Exchange and the Upstream Merger as a reorganization within the meaning of Section 368(a) of the Code.

      (b) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date or (ii) any material failure of Seller, the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the applicable party hereunder, and each party shall use all reasonable best efforts to remedy such failure; PROVIDED, HOWEVER, that a failure to give a notice required by this Section 5.4(b) shall not be deemed to constitute a failure of any condition set forth in Article VI of this Reorganization Agreement to be satisfied or to give rise to any right to terminate this Reorganization Agreement pursuant to Article VII hereof unless the underlying failure of a representation or warranty to be true or accurate, or of a covenant to be complied with or satisfied, would independently result in a failure of such condition to be satisfied or give rise to such a right of termination.

      (c) From the date of this Agreement through the Closing Date, to the extent permitted by law and to the extent that Purchaser and Seller have agreed in advance in writing as to the amount of and responsibility for expenses to be incurred in connection therewith, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to assist Purchaser in converting and transferring as soon as practicable after the Closing Date all information concerning the loans, deposits and other assets and liabilities of the Company and the Company Subsidiaries into Purchaser’s own data processing system, with a view to facilitating the integration of Purchaser’s and the Company’s systems and otherwise combining Purchaser’s and the Company’s operations upon consummation of the Exchange and the Company shall provide Purchaser with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of the Company and the Company Subsidiaries, together with operational procedures designed to implement the transfer of such information to Purchaser, with a view to facilitating the integration of Purchaser’s and the Company’s systems and otherwise combining Purchaser’s and the Company’s operations upon consummation of the transactions contemplated hereby. After execution of this Agreement, the Company and Purchaser shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters and to consult as to whether and when the Company shall proceed with its pending data processing conversion.

      (d) Each party shall provide and shall request the auditors of each party to provide the other party with such historical financial information regarding such (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

      5.5.     Investigation and Confidentiality

      The Company, Seller and Purchaser each shall keep the others advised of all material developments relevant to its business and to consummation of the transactions contemplated hereby. Purchaser and Seller each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated hereby, PROVIDED, however, that such investigation shall be reasonably related to such transactions, shall not interfere unnecessarily with normal operations and, without the prior consent of the party that is the subject of the investigation, shall be conducted during normal business hours only. Purchaser, Seller and the Company agree to furnish the others and the others’ advisors with such financial data and other information with respect to its business and properties as such other parties shall from time to time reasonably request, to the extent permitted by law. No investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the transactions contemplated hereby of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party’s Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 5, 2002, between Seller and Purchaser (the “Confidentiality Agreement”).

      5.6.     Press Releases

      Seller and Purchaser shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement or the transactions contemplated hereby, and shall consult each other a reasonable time in advance as to the form and substance of other public disclosures related thereto, PROVIDED, HOWEVER, that nothing contained herein shall prohibit any party, following reasonable advanced notification to the other parties, from making any disclosure which is required by applicable law (including, without limitation, rules and regulations promulgated thereunder) or applicable stock exchange rules.

      5.7.     Actions Pending the Closing

      (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, or consented to or approved by the other party hereto, each of Purchaser and Seller shall, and shall cause each of the Seller Subsidiaries or Purchaser Subsidiaries, as the case may be, to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other Persons.

      (b) The Company shall not, and Seller and the Company shall not permit any of the Company Subsidiaries to, and Purchaser shall not, and Purchaser shall not permit any of the Purchaser Subsidiaries to, except with the prior written consent of Purchaser or Seller, as the case may be, and except as Previously Disclosed or expressly contemplated or permitted by this Agreement:

(i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(ii) in the case of Purchaser and the Company only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than, in the case of Purchaser, its regular quarterly cash dividends on the Purchaser Common Stock at a rate no higher than as Previously Disclosed;

(iii) issue any shares of its capital stock or permit any treasury shares to become outstanding;

(iv) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

(v) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(vi) amend its articles or certificate of incorporation or association or bylaws;

(vii) in the case of Seller, impose, or suffer the imposition, on any share of Company Common Stock held by Seller of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist except, in each case, for liens, charges and encumbrances which have been Previously Disclosed or that may be deemed to exist as a result of this Reorganization Agreement;

(viii) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

(ix) waive or release any material right or cancel or compromise any material debt or claim;

(x) fail to comply in any material respect with any material laws, regulations, ordinances or governmental actions applicable to the Company or Purchaser, as the case may be, and to the business thereof;

(xi) liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $1,000,000 in any instance or $10,000,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

(xii) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except as required by law or Previously Disclosed contractual obligation in effect as of the date hereof or as Previously Disclosed;

(xiii) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

(xiv) change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change in any material respect any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income Tax Returns for the year ended December 31, 2001, except as required by applicable law;

(xv) knowingly take any action or intentionally fail to take any action that would result in any of the conditions set forth in Article 6 not being satisfied; or

(xvi) agree to do any of the foregoing.

      5.8.     Closing

      (a) The transactions contemplated hereby shall be consummated at a closing (“Closing”) to be held at the offices of Arnold & Porter, 399 Park Avenue, New York, New York on the first business day following the satisfaction of the conditions to consummate the transactions contemplated hereby (other than conditions relating to actions to be taken at the Closing) or on such other date as the parties may mutually agree.

      (b) At the Closing, (i) Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase acquire and accept from Seller, all outstanding shares of capital stock of the Company, (ii) Seller shall deliver to Purchaser certificates evidencing all outstanding shares of capital stock of the Company duly endorsed in blank or with stock powers duly executed by Seller, and (iii) Purchaser shall deliver to Seller the Cash Consideration, subject to potential adjustment as provided in Section 5.8(c) below, by wire transfer of immediately available funds to an account designated by Seller and one or more stock certificates evidencing the Stock Consideration (as Seller may reasonably request).

      (c) Prior to the Closing Date, the Company shall be permitted to declare a dividend on the shares of Company Common Stock, not in excess of the amount of the Cash Consideration (payable to shareholders of the Company prior to the Closing Date) (the “Special Dividend”) and, to the extent the Special Dividend is declared and paid, the amount of the Cash Consideration payable at the Closing shall be reduced dollar for dollar by the amount of such Special Dividend; provided, however, that the payment of the Special Dividend shall not materially impede the transactions contemplated hereby, materially delay the Closing or adversely affect the economic benefits of the Exchange to Purchaser.

      5.9.     Directors and Management

      (a) Purchaser and Purchaser’s Board of Directors shall take such action as may be necessary to (i) cause the number of directors comprising the full Board of Directors of Purchaser immediately prior to or at the Closing Date to be 28 persons, 24 of whom shall be then existing directors of Purchaser prior to the Closing Date and four (4) of whom shall be designated by Seller prior to the Closing Date, each of whom is reasonably acceptable to Purchaser (collectively, the “Seller Designees”); (ii) elect, as of the Closing Date, one (1) among the Seller Designees to each of the Executive Committee, Nomination and Compensation Committee and Audit Committee (subject to the proviso to the second sentence of Section 5.9(b)) (or any committee or committees performing comparable functions) of the Board of Directors of Purchaser (the “Seller Committee Representation”), and (iii) cause the number of directors comprising the full Board of Directors of Purchaser Bank immediately prior to or at the Closing Date to be 27 persons, 23 of whom shall be then existing directors of Purchaser Bank prior to the Closing Date and four (4) of whom shall be designated by Seller prior to the Closing Date, each of whom is reasonably acceptable to Purchaser.

      (b) From and after the Closing Date, Seller shall be entitled to, and Purchaser and the Purchaser Board of Directors shall take all action necessary or advisable to maintain in place (including nominating, appointing or electing persons designated by Seller), the Seller Committee Representation until the date that Seller no longer holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock (the “Sunset Date”). Seller may, and shall have the sole right to, remove any Seller Designee from any committee upon which such Seller Designee is serving and appoint a director to fill any vacancy, regardless of the cause of such vacancy, on any such committee or the Purchaser Board of Directors caused by the departure of any such Seller Designee (other than a vacancy caused by the occurrence of the Sunset Date or one of the thresholds contemplated by Section 5.9(d) being triggered), PROVIDED that any replacement committee members shall meet the requisite independence and expertise requirements prescribed under applicable law or stock exchange rules.

      (c) From and after the Closing Date and until the Sunset Date, the Purchaser Board of Directors shall not take, or make any recommendation to Purchaser shareholders with respect to, any of the actions or matters specified in SCHEDULE 5.9(C) unless the Executive Committee or Nomination and Compensation Committee, as applicable, shall have, by action of the members thereof taken in accordance with the provisions of SCHEDULE 5.9(C), previously approved and recommended such action or recommendation to the Purchaser Board of Directors.

      (d) From and after the Closing Date:

(i) for so long as Seller holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock, (A) Purchaser’s Board of Directors shall nominate and recommend for election as directors of Purchaser at least four (4) persons designated by Seller, each of whom is reasonably acceptable to Purchaser, and (B) Purchaser shall take such actions as may be required to elect four (4) persons designated by Seller to be directors of Purchaser Bank, each of whom is reasonably acceptable to Purchaser; and

(ii) for so long as Seller holds at least ten percent (10%), but less than fifteen percent (15%), of the outstanding shares of Purchaser Common Stock, (A) Purchaser’s Board of Directors shall nominate and recommend for election as directors of Purchaser at least two (2) persons designated by Seller, each of whom is reasonably acceptable to Purchaser, and (B) Purchaser shall take such actions as may be required to elect two (2) persons designated by Seller to be directors of Purchaser Bank, each of whom is reasonably acceptable to Purchaser;

(iii) for so long as Seller holds at least five percent (5%), but less than ten percent (10%), of the outstanding shares of Purchaser Common Stock, (A) Purchaser’s Board of Directors shall nominate and recommend for election as a director of Purchaser at least one (1) person designated by Seller, who is reasonably acceptable to Purchaser, and (B) Purchaser shall take such actions as may be required to elect one (1) person designated by Seller to be a director of Purchaser Bank, who is reasonably acceptable to Purchaser; and

(iv) for so long as Seller holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock, without the consent of the Seller Designees neither Purchaser’s Board of Directors nor Purchaser Bank’s Board of Directors shall consist of more than 28 directors.

      (e) For purpose of determining the number of outstanding shares of Purchaser Common Stock under this Section 5.9, there shall be used the number of shares of Purchaser Common Stock disclosed as outstanding on the cover page of Purchaser’s most recently filed Annual Report on Form 10-K or Report on Form 10-Q, as the case may be, or the number of shares of Purchaser Common Stock actually outstanding as of a later date, if requested by either party, determined on the same basis as the number of shares disclosed on such Reports. Any share held by any direct or indirect Subsidiary of Seller of which Seller holds 80% or more of the outstanding equity capital or voting shares shall be deemed held by Seller for purposes of this Section 5.9. In the event that the transaction that would result in Seller’s holdings being below any threshold set forth herein is a transaction that gives rise to an Issuance Event, no diminution in the percentage of Purchaser Common Stock held by Seller shall be deemed to have occurred until the earlier of such time as Seller gives written notice that it shall not exercise its Seller Maintenance Rights or the deadline for exercise of such Seller Maintenance Rights has passed without Seller having provided notice that it shall exercise the same. In the event that Seller’s holdings decrease to less than fifteen percent (15%), but not less than twelve percent (12%), of the outstanding Purchaser Common Stock, Seller’s holdings shall be deemed to be equal to fifteen percent (15%) for all purposes of the definition of Sunset Date and of this Section 5.9, including without limitation Section 5.9(h), unless, not later than one year from the date on which Seller’s holdings decreased to less than fifteen percent (15%), Seller’s holdings have not been restored to at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock.

      (f) No later than the Closing Date and to remain effective until Seller is no longer entitled to appoint at least one Seller Designee hereunder, Purchaser’s Certificate of Incorporation and By-Laws shall be amended in a form to be agreed by the parties and duly approved by the requisite vote of its shareholders to incorporate the provisions of this Section 5.9, including SCHEDULE 5.9(c).

      (g) Upon the Closing Date, Mr. Eugene Sheehy shall be appointed Chairman and Chief Executive Officer of the Maryland and Pennsylvania Divisions of Purchaser Bank and, as such, shall report to the President of Purchaser Bank, and shall be a member of the management group of Purchaser Bank.

      (h) Seller and Seller’s Board of Directors shall take such action as may be necessary to elect, as of the Closing Date, as a director of Seller one (1) person designated by Purchaser, who is reasonably acceptable to Seller. From and after the Closing Date, and for so long as Seller holds at least fifteen percent (15%) of the outstanding shares of Purchaser Common Stock, Seller’s Board of Directors shall continue to have the right to nominate and recommend for election as directors of Seller one (1) person designated by Purchaser, who is reasonably acceptable to Seller.

      (i) Notwithstanding any other provision hereof, in the event that Purchaser or Seller, as the case may be, objects to any designee for board or committee service on the grounds that such designee is not “reasonably acceptable” under any provision of this Section 5.10, the objecting party shall fully cooperate and shall use best efforts to work with the other party to promptly resolve any such objection so that such designee may as promptly as practicable serve in the capacity for which her or she has been designated or, in the alternative, to promptly identify a substitute candidate that is reasonably acceptable, in order to give effect to the intention of the parties regarding board and committee representation, as applicable, contemplated by this Section 5.9.

      5.10.     Indemnification, Exculpation and Insurance

      (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of the current or former directors or officers of the Company and Company Subsidiaries shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Closing Date. Following the Closing, with respect to all claims that are covered by Seller’s directors and officers’ liability insurance policies against any current or former director or officer of the Company or a Company Subsidiary arising out of events prior to the Closing Date, and without duplication of any amounts otherwise due from Seller to Purchaser under this Agreement, Seller shall promptly remit to Purchaser any amounts received in respect thereof to the extent that Purchaser or any Purchaser Subsidiary (including the Company or any Company Subsidiary) has been required to pay an amount pursuant to the preceding sentence covered by such insurance.

      (b) Purchaser, from and after the Closing Date, shall use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of the Company on or before the Closing Date to be covered by the Company’s existing directors’ and officers’ liability insurance policy (PROVIDED, that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 5.10 to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such prior to the Closing Date. Such insurance coverage shall commence on the Closing Date and shall be provided for a period of no less than six (6) years after the Closing Date; PROVIDED, HOWEVER, that in no event shall Purchaser be required to expend more than one hundred fifty percent (150%) of the current annual amount expended by the Company (which the Company represents was not more than $957,000 for the 2002 fiscal year) to maintain or procure insurance coverage pursuant hereto. The Company agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at request of Purchaser.

      (c) From and after the Closing, Purchaser shall cause the Company and any successor thereto (including Purchaser), whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Section 5.10. The provisions of this Section 5.10 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each person named in this Section 5.10 and his or her heirs and representatives.

      5.11.     The Company Subsidiaries

      The Company undertakes and agrees that, if so requested by Purchaser, it shall take all necessary action to facilitate the merger of the Company Subsidiaries with Subsidiaries of Purchaser or the dissolution of such Company Subsidiaries effective at or after the Closing Date; PROVIDED HOWEVER, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution; and PROVIDED, FURTHER, HOWEVER, that the Company shall not be required to take any action that could adversely affect the qualification of the combination of the Exchange and the Upstream Merger as a reorganization within the meaning of Section 368(a) of the Code.

      5.12.     Non-Profit Subsidiaries

      Prior to Closing, the Company shall transfer to Seller or a designated Seller Subsidiary all of the outstanding equity interests in the entities set forth on SCHEDULE 5.12 (or their successors) (the “Non-Profit Subsidiaries”) then owned by the Company for cash at tangible book value as of the date of transfer (which at June 30, 2002 was approximately $8.2 million) or as set forth in SCHEDULE 5.12.

      5.13.     No Solicitation

      (a) Neither Seller, the Company nor any of their respective Subsidiaries or affiliates shall (and Seller and the Company shall each cause its and each of its Subsidiaries’ officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could lead to, a proposal or offer for a merger, consolidation, business combination, tender offer, exchange offer, recapitalization, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries, divisions or operating or business units, other than a transaction with Purchaser and/or its affiliates (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”); (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) recommend or endorse any Acquisition Proposal. Seller and the Company further agree that they will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and, to the extent they are able to do so, require the return (or if permitted by the terms of the applicable confidentiality agreement, the destruction) of all confidential information previously provided to such parties. Seller and the Company will promptly (no later than twenty-four (24) hours after receipt by Seller or the Company of any Acquisition Proposal) notify Purchaser of any Acquisition Proposal and will promptly provide to Purchaser a description of all relevant details regarding the terms of the Acquisition Proposal, including the identity of the party making any Acquisition Proposal. Nothing in this Section 5.13 shall restrict Seller or any of its Subsidiaries or affiliates, other than the Company and the Company Subsidiaries, or their respective officers, directors, employees, agents and representatives, from engaging in any activity not involving the Company or the Company Subsidiaries or the assets thereof (other than the Non-Profit Subsidiaries) and that would not materially impede or delay the transactions contemplated by this Reorganization Agreement.

      (b) Purchaser agrees that neither it nor any of its Subsidiaries or affiliates shall (and Purchaser shall each cause its and each of its Subsidiaries’ officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, take any action with respect to Purchaser or any of its Subsidiaries, divisions or operating or business units of the type specified in clauses (i) - (iii) of Section 5.13(a) to the extent relating to an Acquisition Proposal of Purchaser or any of its Subsidiaries, divisions or operating or business units where such Proposal is (i) conditioned upon or proposed to be conditioned upon non-consummation or modification, in whole or part, of the transactions contemplated hereby or (ii) would be reasonably expected to prohibit or materially impede or delay the transactions contemplated hereby. Purchaser further agrees that it will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and, to the extent it is able to do so, require the return (or if permitted by the terms of the applicable confidentiality agreement, the destruction) of all confidential information previously provided to such parties. Purchaser will promptly (no later than twenty-four (24) hours after receipt by Purchaser of any such Acquisition Proposal) notify Seller thereof and will promptly provide to Seller a description of all relevant details regarding the terms of such Acquisition Proposal, including the identity of the party making such Acquisition Proposal.

      5.14.     Takeover Laws

      No party hereto shall take any action that would cause the transactions contemplated hereby to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

      5.15.     No Claims by Seller

      From and after the Closing Date, Seller shall not assert or pursue against any present or former officer, director, agent or employee of the Company or any of the Company Subsidiaries, or any insurer thereof, any claim to the extent that such Person is entitled to indemnification from the Company or any of the Company Subsidiaries with respect thereto unless Seller provides equivalent indemnification to the Company or such Company Subsidiary in respect of such claim.

      5.16.     Assignment of Confidentiality Agreement

      At the Closing, Seller shall assign to the Company all of its assignable rights (i) under the Confidentiality Agreement other than with respect to confidential information relating to Seller or the Non-Profit Subsidiaries; and (ii) under any confidentiality agreements with any Persons (other than Purchaser) insofar as the rights relate to confidential information of, or regarding, the Company and/or any of the Company Subsidiaries.

      5.17.     The Company Employees

      (a) From and after the Closing Date, Purchaser shall provide to the individuals who are employees of the Company and the Company Subsidiaries as of the Closing Date (the “Company Employees”) while they are employed by Purchaser and the Purchaser Subsidiaries compensation and employee benefits that in the aggregate are not less favorable than those provided to similarly situated employees of Purchaser and the Purchaser Subsidiaries. The continued coverage of Company Employees under one or more employee benefit plans maintained by Company and/or any Company Subsidiary immediately prior to the Closing Date (the “Company Plans”) during a transition period of no more than six months from the Closing Date shall be deemed to provide the Company Employees with benefits that in the aggregate are no less favorable than those provided to similarly situated employees of Purchaser and the Purchaser Subsidiaries.

      (b) From and after the Closing Date, Purchaser will recognize the prior service with the Company and the Company Subsidiaries (and any predecessor entity to the extent such service was recognized by the Company or the Company Subsidiaries) of each Company Employee in connection with all Purchaser compensation and employee benefit plans in which such Company Employees are eligible to participate following the Closing Date for all purposes (other than for benefit accrual purposes under a defined benefit pension plan) to the same extent as if each such Company Employee had been an employee of Purchaser and the Purchaser Subsidiaries during the period of such prior service. From and after the Closing Date, Purchaser will (A) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Purchaser to be waived with respect to the Company Employees and their eligible dependents, and (B) give each Company Employee credit for the plan year in which the Closing Date (or transition from Company Plans to plans of Purchaser) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date.

      (c) From and after the Closing Date, Purchaser shall assume and honor, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company and the Company Subsidiaries; provided, however, that the foregoing shall not prevent Purchaser from amending or terminating any plan, contract or agreement in accordance with its terms and applicable law. Notwithstanding anything contained herein to the contrary, Purchaser shall provide to any Company Employee whose employment with Purchaser or any Purchaser Subsidiary is terminated on, or within one year of, the Closing Date, with severance pay and severance benefits equal to the greater of the severance pay and severance benefits provided under (i) the severance practices of Purchaser, or (ii) the Previously Disclosed severance benefit plan of the Company; provided, however, that if the Previously Disclosed severance benefit plan of the Company provides continued coverage under (A) a medical or other welfare plan as a severance benefit, such continued coverage shall be provided only if, and to the extent that, a corresponding medical or welfare plan is sponsored or maintained by Purchaser or Purchaser Subsidiaries for the benefit of similarly situated employees who are actively employed with Purchaser and the Purchaser Subsidiaries or (B) a qualified or nonqualified retirement plan, Purchaser shall have the discretion to provide such continued coverage under a qualified or nonqualified retirement plan offered to similarly situated employees who are actively employed with Purchaser and the Purchaser Subsidiaries or to compensate Company Employees in cash for the value of such continued coverage.

      (d) No provision of this Section 5.17 shall be construed (i) to limit the ability of Purchaser and the Purchaser Subsidiaries to terminate the employment of any employee at any time for any reason or to review employee benefit programs from time to time and to make such changes as they deem appropriate and (ii) to create any third party beneficiary rights in any employee or former employee of the Company or any Company Subsidiary (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

      (e) Prior to the Closing Date, subject to Purchaser’s reasonable cooperation, the terms of the applicable Company Plan and applicable law, the Company shall use its best reasonable efforts to take all reasonable actions that may be timely requested by Purchaser in writing with respect to (i) causing one or more Company Plans to terminate as of the Closing Date or for benefit accrual and entitlements to cease as of the Closing Date, provided that in no event will the Company be required to terminate any tax-qualified retirement plan, non-qualified retirement plan or its severance plan, (ii) causing the continuation on and after the Closing Date of any contract, arrangement or insurance policy relating to any Company Plan for such period as may be requested by Purchaser, or (iii) cooperating with Purchaser to facilitate the merger of any Company Plan into any employee benefit plan maintained by Purchaser on or following the Closing Date.

ARTICLE 6

CONDITIONS PRECEDENT

      6.1.     Conditions Precedent to Obligations of Purchaser, Seller and the Company

      The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

(a) The shareholder approvals contemplated by Sections 2.3, 3.5 and 4.5 hereof, shall have been duly and validly taken;

(b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated hereby, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied; PROVIDED, HOWEVER, that no such approval shall have imposed any condition or requirement that, in the reasonable good faith opinion of the Board of Directors of Purchaser, or in the case of Seller, the board of directors of Seller, so materially and adversely affects the anticipated economic benefits to Purchaser or Seller, respectively, of the transactions contemplated hereby as to render consummation of such transactions inadvisable;

(c) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which the Company or any Company Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated hereby, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on the Company;

(d) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated hereby;

(e) The shares of Purchaser Common Stock to be issued in the Exchange shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) Purchaser shall have received an opinion of Arnold & Porter, and Seller shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in each case in form and substance reasonably satisfactory to Purchaser and the Company, as the case may be, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the combination of the Exchange and the Upstream Merger shall be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.1(f), Arnold & Porter and Wachtell, Lipton, Rosen & Katz, as applicable, may rely on representations and facts as provided by Purchaser, Seller and the Company, including, without limitation, the relevant representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

      6.2.     Conditions Precedent to Obligations of Seller and the Company

      The obligations of Seller and the Company to effect the Exchange shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Seller and the Company pursuant to Section 8.3 hereof:

(a) The representations and warranties of Purchaser set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by the Company; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

(b) Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement to be performed or complied with at or prior to the Closing Date;

(c) Purchaser shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

(d) Seller shall have received an opinion of KPMG Dublin, in form and substance reasonably acceptable to Seller, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations or assumptions set forth or referred to in such opinion, the Exchange will qualify for the Irish tax treatment provided for in Section 584 Taxes Consolidation Act 1997, as applied by Sections 586 and 587; and

(e) Purchaser shall have duly executed and delivered the Registration Rights Agreement.

      6.3.     Conditions Precedent to Obligations of Purchaser

      The obligation of Purchaser to effect the Exchange shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section 8.3 hereof:

(a) The representations and warranties of Seller and the Company set forth in Articles 2 and 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Purchaser; PROVIDED, HOWEVER, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller or the Company;

(b) Seller and the Company shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement to be performed or complied with at or prior to the Closing Date; and

(c) Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied.

      6.4.     Survival of Representations, Warranties and Covenants

      All representations, warranties and covenants in this Reorganization Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Closing Date other than covenants that by their terms are to survive or be performed after the Closing Date.

ARTICLE 7

CERTAIN POST-CLOSING MATTERS

      7.1.     Seller Actions After the Closing Date

      (a) From and for as long after the Closing Date as Seller shall be a registered bank holding company of Purchaser or is deemed to control Purchaser for purposes of the federal Change in Bank Control Act, Seller shall:

(i) not enter into any transaction or activity that could reasonably be expected to have a Material Adverse Effect on Purchaser;

(ii) advise Purchaser prior to entering into any material transaction or activity;

(iii) file any application, notice or other filing with any financial institutions or other regulatory agency that Purchaser determines is necessary or advisable in connection with any transaction or activity contemplated by Purchaser; provided, however, that Seller shall not be required to incur any expense or make any commitment, or to make or give any such application, notice or other filing with respect to the acquisition by Purchaser of a banking institution headquartered in Ireland or Poland; and

(iv) provide Purchaser with access to examination reports prepared by any regulator of Seller, correspondence between Seller and any such regulator and any other documents or materials relating to the ongoing regulation and supervision of Seller.

      (b) If, as a result of any administrative enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter or any other action or determination of any regulatory agency relating to the status or conduct of Seller (but not relating to the conduct of Purchaser or any Purchaser Subsidiary), Purchaser or Purchaser Bank shall experience a Material Regulatory Event, then Purchaser shall notify Seller thereof in writing as promptly as practicable. Should Seller fail to cure the Material Regulatory Event within 90 days following the receipt of such notice (the “Cure Period”), Seller shall, as promptly as practicable but in no event later than 30 days from the end of the cure period, take any and all such actions (with the reasonable cooperation of Purchaser as requested by Seller) as may be necessary or advisable in order that it no longer has “control” of Purchaser for purposes of the Bank Holding Company Act, including, if necessary by selling some or all of its shares of Purchaser Common Stock (subject to the provisions of Section 7.3 of this Agreement) and divesting itself as required of its board and committee representation and governance rights as set forth in this Agreement. If, at the end of such 30-day period, the Material Regulatory Event is continuing and Seller has not terminated its control of Purchaser, then Purchaser shall have the right to repurchase such amount of the Purchaser Common Stock owned by Seller as would result in Seller holding no less than 4.9% of the Purchaser Common Stock, pursuant to the procedures set forth in Section 7.1(c) of this Agreement.

      (c) The purchase price to be paid by Purchaser for any purchase of Purchaser Common Stock pursuant to this Section 7.1 shall be at the Fair Market Value of such Purchaser Common Stock as of the date of the written notice contemplated by the first sentence of Section 7.1(b). Settlement for the Purchaser Common Stock to be purchased by Purchaser or its designee pursuant to this Section 7.1 shall be thirty (30) calendar days after the end of the 30-day period set forth in Section 7.1(b) hereof or such other date as may be agreed upon by Purchaser and Seller; PROVIDED, HOWEVER, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, Purchaser or its designee, as appropriate, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed and; PROVIDED, FURTHER, that if, within the 30-day time period, Purchaser notifies Seller of Purchaser’s desire to raise funds to consummate the purchase, the closing shall be delayed for a reasonable period of time to allow Purchaser to raise such capital. At such settlement, (i) Purchaser or its designee shall deliver the consideration for such Purchaser Common Stock to Seller; and (ii) Seller shall deliver properly endorsed stock certificates representing such Purchaser Common Stock to Purchaser or its designee.

      7.2.     Investment Parameters

      (a) Seller agrees that, from the Closing Date through the second anniversary of the Sunset Date, without prior written consent of the Board of Directors of Purchaser specifically expressed in a resolution adopted by a majority of the directors, Seller and the Seller’s Subsidiaries shall not directly or indirectly:

(i) acquire, offer or propose to acquire, or agree to acquire (except in any case, by way of stock dividends or other distributions or offerings made available to holders of Purchaser Common Stock, generally, or to Purchaser’s non-employee directors pursuant to any compensatory plan of Purchaser; PROVIDED, that any such securities so received shall be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, any shares Purchaser Common Stock that would result in Seller and Seller’s Subsidiaries holding, in the aggregate, more than twenty-five percent (25%) of the then outstanding shares of Purchaser Common Stock; PROVIDED, that in the event Seller at any time beneficially owns twenty two and one-half percent (22.5%) or more of the outstanding shares of Purchaser Common Stock and Purchaser engages in a share buyback excluding any buyback of shares as contemplated by Section 7.2(c) or 7.2(e) then Seller agrees to sell, transfer or otherwise dispose of such proportionate number of shares (the “Excess Shares”) as is required to avoid any net increase in Seller’s proportionate ownership interest in Purchaser Common Stock as a result of such Purchaser buyback, it being agreed that such sale, transfer or disposition shall occur as promptly as Seller determines to be reasonably practicable and in compliance with Sections 7.3(b) through 7.3(e) hereof, PROVIDED that nothing herein shall be deemed to require Seller or any Seller Subsidiary to dispose of any Excess Shares at any particular time if to do so at such time would violate, or expose Seller or such Seller Subsidiary to liability under, any applicable securities laws; and PROVIDED, FURTHER, that Purchaser shall provide such assistance as Seller may reasonably request in so reducing its ownership level; and PROVIDED FURTHER, that Purchaser shall arrange for any reasonable registration rights which Seller may require to consummate any such sale, transfer or disposition at Purchaser’s sole expense and without affecting Seller’s other rights as set forth under Section 7.4 hereof.

(ii) make, or in any way participate, directly or indirectly, in any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents, seek to advise, encourage or influence any Person with respect to the voting of any shares of Purchaser Common Stock, initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC) shareholders of Purchaser for the approval of shareholder proposals whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise, induce or attempt to induce any other Person to initiate any such shareholder proposal, or otherwise communicate with the shareholders of Purchaser or others pursuant to Rule 14a-1(1)(2)(iv) under the Exchange Act;

(iii) make any public announcement with respect to any proposal or offer by Seller or any Seller Subsidiary with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving Purchaser or any of the Purchaser Subsidiaries;

(iv) form or join in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Purchaser Common Stock;

(v) deposit any shares of Purchaser Common Stock in any voting trust or subject any shares of Purchaser Common Stock to any arrangement or agreement with respect to the voting of any shares of Purchaser Common Stock;

(vi) execute any written consent as a shareholder with respect to Purchaser or the Purchaser Common Stock;

(vii) otherwise act, alone or in concert with any Person or Persons, to control or seek to control or influence or seek to influence the management, the Board of Directors of Purchaser or policies of Purchaser, including through communications with shareholders of Purchaser or otherwise, other than through non-public communications with the directors of Purchaser, including the Seller Designees acting in their capacity as directors of Purchaser;

(viii) seek, alone or in concert with any other Person or Persons, (1) to call a meeting of shareholders, (2) representation on the Board of Directors of Purchaser, except as specifically set forth in Section 5.9(e) hereof, or (3) the removal of any member of the Board of Directors of Purchaser;

(ix) solicit, initiate or encourage any Person concerning any merger, tender offer, purchase of assets, purchase of securities, business combination or strategic transaction involving Purchaser or any of the Purchaser Subsidiaries;

(x) make any publicly disclosed proposal regarding any of the foregoing; or

(xi) take or cause others to take any action inconsistent with the foregoing.

      (b) Notwithstanding the foregoing, in the event that (i) a third party commences, or publicly announces its intention to commence, a tender offer or exchange offer and, within a reasonable time thereafter, the Board of Directors of Purchaser has not recommended that the shareholders of Purchaser not accept such offer or has failed to adopt a shareholder rights plan in response thereto (PROVIDED that the Seller Designees shall not have opposed the adoption of such shareholder rights plan) or (ii) Purchaser or Purchaser Bank becomes subject to any regulatory capital directive or becomes an institution in “troubled” condition under Regulation Y of Board of Governors of the Federal Reserve or comparable regulation, the restrictions on Seller set forth in Section 7.2(a) shall no longer apply; provided, however, that in the event the tender offer or exchange offer is not commenced or consummated in accordance with its terms, the restrictions on Seller set forth in Section 7.2(a) shall thereafter continue to apply.

      (c) Subject to applicable law, in the event that, as of the Closing Date, the Stock Consideration is less than twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock immediately following such issuance, Purchaser shall repurchase during the period from the Closing Date to December 31, 2003 such number of outstanding shares of Purchaser Common Stock as would result in the Stock Consideration being equal to twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock as of the Closing Date.

      (d) After the Closing Date and until the Sunset Date, and subject to applicable law and receipt by Seller of any required regulatory approvals (in respect of which Purchaser shall cooperate fully and expeditiously with Seller), upon the occurrence of any Issuance Event, Purchaser shall give Seller prompt written notice of such Issuance Event, and upon the receipt by Purchaser of a written request from Seller delivered within twenty (20) days after receipt by Seller of such written notice of the Issuance Event, Purchaser shall sell to Seller such number of shares of Purchaser Common Stock specified in such written request from Seller; PROVIDED that in no event shall Seller be entitled to purchase shares of Purchaser Common Stock that would result in Seller being the beneficial owner of more than twenty-two and one half percent (22.5%) of the issued and outstanding shares of Purchaser Common Stock (the “Seller Maintenance Rights”). The per share purchase price for such shares shall be the Fair Market Value. The determination of whether a Sunset Date has occurred for purposes of this Section 7.2(d) shall be made without taking into account the Issuance Event that would be the subject of the notice hereunder, or any other Issuance Event if (x) Seller has with respect to such Issuance Event timely delivered and not rescinded to Purchaser a written request to purchase shares of Purchaser Common Stock (to the extent of such shares of Purchaser Common Stock covered thereby), or

(y) the 20-day period for Seller to give written notice of its intention to purchase shares of Purchaser Common Stock in respect of such Issuance Event has not yet expired, except to the extent that Seller has provided written notice to Purchaser that it will not purchase any shares of Purchaser Common Stock in respect of such Issuance Event.

      (e) While the Seller has Seller Maintenance Rights pursuant to Section 7.2(d), with respect to issuances of any Purchaser Common Stock or restricted Purchaser Common Stock pursuant to an Employee Issuance, Purchaser shall as soon as reasonably practicable taking into account applicable law, regulatory capital requirements, capital planning and risk management, take such necessary actions so that Seller’s proportionate ownership of Purchaser Common Stock is not reduced as the result of such issuances, including by funding such issuances through purchases of Purchaser Common Stock in the open market or by undertaking share repurchase programs. Notwithstanding any other provision of this Agreement, no reduction in Seller’s percentage ownership of the Purchaser Common Stock resulting from any issuance of shares that are subject to Purchaser’s repurchase obligation under this Section 7.2(e) or Section 7.2(d) shall be taken into account in determining whether the Sunset Date has occurred or whether any of Seller’s other rights hereunder have terminated or in measuring Seller’s proportionate interest for purposes of this Section 7.2(e).

      7.3.     Sale of Purchaser Common Stock; Right of First Refusal in Certain Circumstances

      (a) For so long as Seller holds five percent (5%) or more of the outstanding shares of Purchaser Common Stock, Seller shall not dispose of any of its shares of Purchaser Common Stock except, subject to the terms and conditions of this Agreement (including Section 2.9(b)) and applicable law, (i) in a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase more than two percent (2.0)% of the outstanding shares of Purchaser Common Stock; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Seller’s behalf; (iv) pursuant to Rule 144 under the Securities Act; (v) pursuant to a tender or exchange offer to Purchaser’s stockholders not opposed by Purchaser’s Board of Directors, or open market purchase programs made by Purchaser; (vi) with the consent of Purchaser, which consent shall not be unreasonably withheld, to a Subsidiary of Seller of which Seller, directly or indirectly, owns at least 80% of the securities entitled, in the ordinary course, to elect a majority of the directors of such Subsidiary, and such Subsidiary agrees in writing to be bound by the provisions of this Agreement and Seller remains bound by the provisions of this Agreement; or (vii) pursuant to the right of first refusal provisions set forth in Sections 7.3(b) through (e) below;

      (b) Until such time as Seller no longer holds at least five percent (5%) of the outstanding shares of Purchaser Common Stock, if Seller wishes to sell or otherwise transfer any of its shares of Purchaser Common Stock other than in accordance with Section 7.3(a)(i) through (vii) above, Seller shall give written notice (“Offer Notice”) of the proposed transaction to Purchaser (i) identifying the proposed transferee; and (ii) setting forth the proposed terms of such sale or transfer of the Purchaser Common Stock, which shall be limited to transactions involving cash, cash equivalents or marketable securities against delivery of the Purchaser Common Stock. The giving by Seller of an Offer Notice shall be deemed to be an offer to sell the Purchaser Common Stock subject to the Offer Notice to Purchaser or its designee for a purchase price equal to the value proposed to be paid by the proposed purchaser.

      (c) Within twenty (20) days of receipt of such Offer Notice, Purchaser must notify Seller whether Purchaser or a designee (which designee must be capable of consummating the acquisition) shall exercise the right to purchase all (but not less than all) of the shares of Purchaser Common Stock subject to the Offer Notice. If Purchaser does not respond to the Offer Notice within the allotted twenty (20) day period, Purchaser shall be deemed to waive its right to purchase the shares of Purchaser Common Stock subject to such Offer Notice.

      (d) Settlement for the shares of Purchase Common Stock to be purchased by Purchaser or its designee pursuant to Section 7.3(c) shall be no later than twenty (20) calendar days after the expiration of the twenty (20) day period provided for in Section 7.3(c) or such other date as may be agreed to by Purchaser or its designee and Seller; PROVIDED, HOWEVER, that if (i) prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, (ii) Purchaser or its designee, as appropriate, promptly files the required notice or application for approval and expeditiously processes the same, and (iii) Purchaser has entered into a written agreement with Seller to purchase such shares of Purchaser Common Stock (with consummation by Purchaser of such purchase conditioned only upon receipt of the applicable regulatory approval and/or expiration of any applicable notice or waiting period with respect thereto), then the settlement date that would otherwise occur pursuant to this sentence shall instead occur on the first date permitted under applicable law. At such settlement, (i) Purchaser or its designee shall deliver the consideration for such shares of Purchaser Common Stock to Seller; and (ii) Seller shall deliver properly endorsed stock certificates representing such shares of Purchaser Common Stock to Purchaser or its designee.

      (e) Seller may within three (3) months from the date of the Offer Notice, if Purchaser or its designee does not exercise the purchase right, sell or transfer all or a portion of the shares of Purchaser Common Stock which were subject to the Offer Notice and not purchased by Purchaser or its designee pursuant to Section 7.3(d), to the proposed purchaser identified in the Offer Notice at a purchase price equal to or greater than the purchase price specified by Seller in the Offer Notice (provided that any purchase price determined pursuant to a formula based on the market price of Purchaser Common Stock shall be deemed to be at least equal to the purchase price specified by Seller in the Offer Notice so long as the same formula is utilized in determining the actual purchase price at the time of sale or transfer); PROVIDED, HOWEVER, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such sale or transfer, Seller shall promptly file the required notice or application for approval and shall expeditiously process the same and the sale or transfer shall instead occur on the first date permitted under applicable law. If Seller does not sell or transfer the shares of Purchaser Common Stock in the period provided for in this Section 7.3(e), any sale or transfer by Seller of any shares of Purchaser Common Stock after such period shall again be subject to this Section 7.3.

      7.4.     Registration Rights

      Purchaser and Seller shall enter into the Registration Rights Agreement in the form attached as EXHIBIT C effective as of the Closing Date.

      7.5.     Tax Matters

      (a) Purchaser shall withhold taxes from the Consideration as required under Section 1445 of the Code unless Seller shall have provided to Purchaser a certificate from the Company, dated no more than thirty (30) days prior to the Closing Date, and signed by a responsible corporate officer of the Company, under penalties of perjury, to the effect that, to such responsible corporate officer’s knowledge and belief, Seller’s interest in Company is not a “United States real property interest,” as that term is defined in Section 897(c) of the Code.

      (b) Pursuant to Section 9.1(a) and SCHEDULE 9.1(a) of this Agreement, Seller shall indemnify Purchaser for, and hold Purchaser harmless from, all Taxes for which the Company becomes liable as a result of the transfer of the Non-Profit Subsidiaries pursuant to Section 5.12 of this Agreement (the “Section 5.12 Taxes”). Purchaser and Seller shall treat the amount reasonably determined by Seller or a qualified appraiser selected by Seller as the fair market value of the Non-Profit Subsidiaries for all Tax purposes unless otherwise required by a determination within the meaning of Section 1313(a) of the Code (or a comparable provision of state, local or foreign law). Purchaser shall cause the Company to file its Tax Returns in a manner consistent with the values so determined. Seller shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) relating to Section 5.12 Taxes; provided, however, that Seller shall not settle or compromise any such Tax Proceeding, if such action could reasonably be expected to have an adverse impact on Purchaser or any Purchaser Subsidiary (including the Company and the Company Subsidiaries after the Closing), without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

      (c) After the Closing Date, each of Purchaser and Seller shall (and shall cause their respective Subsidiaries to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with filing of Tax Returns with respect to the Company and its Subsidiaries and in any Tax Proceeding of the

Company and its Subsidiaries. Such assistance and cooperation shall include, but is not limited to, the following:

(i) assisting the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperating fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns with respect to the Company and its Subsidiaries; and

(iii) making available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes with respect to the Company and its Subsidiaries.

      (d) Commencing on the Closing Date, Seller shall (and shall cause its Subsidiaries to) retain until ninety (90) days after the expiration of any applicable statutes of limitations, and Purchaser shall have access to, and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Seller, copies of all Tax Returns, work schedules and other books, records or information which Seller possesses relating to the Company and its Subsidiaries and which may be reasonably required by Purchaser in connection with its Tax matters (including as may be necessary to enable Purchaser to prepare for or to respond to any Tax audit).

      (e) Commencing on the Closing Date, Purchaser shall (and shall cause its Subsidiaries to) retain until ninety (90) days after the expiration of any applicable statutes of limitations, and Seller shall have access to, and the right to copy, at its expense, during usual business hours upon reasonable prior notice to Purchaser, copies of all Tax Returns, work schedules and other books, records or information which Purchaser possesses relating to the Company and its Subsidiaries and which may be reasonably required by Seller in connection with its Tax matters (including as may be necessary to enable Seller to prepare for or to respond to any Tax audit).

      7.6.     Non Competition and Non Solicitation

      (a) Until such time as Seller is no longer deemed to “control” Purchaser for purposes of the Bank Holding Company Act or the federal Change in Bank Control Act, if Seller were to directly or indirectly acquire an insured depository institution that had total assets in excess of 25% of the assets of the largest insured depository institution Purchaser Subsidiary, then Seller would within two (2) years following the effective date of such acquisition either (x) terminate its affiliation with such insured depository institution, or (y) take such steps as may be necessary (including disposing of shares of Purchaser Common Stock subject to the provisions of Section 7.3 of this Agreement and/or surrendering its governance and representation rights) so that, with respect to such insured depository institution, the insured depository institutions that were controlled by Purchaser would no longer subject to the “cross-guarantee” provisions of Section 5(e) of the FDIA as a result of such institutions being deemed to be under common control of Seller. Notwithstanding the foregoing, if at any time such depository institution subsidiary under common control of Seller fails to meet the applicable requirements to be at least “adequately capitalized” under applicable U.S. banking laws, then, if such insured depository institution is not sooner returned to at least “adequately capitalized” status, Seller will take the steps contemplated by the preceding sentence no later than 180 days after the date that such insured depository institution fails to meet such requirement.

      (b) Seller agrees that, for a period beginning on the date of this Agreement and ending on the later of the Sunset Date and the date two years following the Closing Date, neither Seller nor its affiliates will solicit for employment any of the Company Employees; provided, however, that it is understood that this Section 7.6(b) shall not prohibit: (i) solicitation of any Company Employee who contacts Seller or any affiliate of Seller on his or her own initiative without any solicitation by or encouragement from Seller or any affiliate of Seller (excluding any solicitation by a professional search firm where Seller or an affiliate of Seller has not directed such firm to solicit that person); (ii) generalized solicitations by advertising and the like which are not directed to the Company Employees; (iii) solicitations of Company Employees whose employment was terminated by Purchaser or the Company; or (iv) solicitations of Company Employees who have terminated their employment with the Company or any Company Subsidiary without any prior solicitation (which would otherwise violate this Section 7.6(b)) by Seller or any affiliate of Seller.

      (c) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.6, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the extent necessary to make it enforceable by such court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Section 7.6 in the particular jurisdiction in which such adjudication is made.

      7.7.     Additional Agreements

      The parties agree to take the further actions set forth in Schedule 7.7.

ARTICLE 8

TERMINATION, WAIVER AND AMENDMENT

      8.1.     Termination

      This Reorganization Agreement may be terminated, either before or after approval by the shareholders of the Company or Purchaser:

(a) At any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

(b) At any time on or prior to the Closing Date, by Purchaser in writing, if Seller or the Company has, or by Seller in writing, if Purchaser has, in any material respect, breached (i) any covenant or agreement contained herein; or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of forty-five (45) days after the date on which written notice of such breach is given to the party committing such breach, and (y) such breach would, assuming its existence or continuance as of the Closing Date, entitle the non-breaching party not to consummate the transactions contemplated hereby under Article 6 hereof;

(c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 5.3 hereof have been finally denied, and the time period for all appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Exchange;

(d) At any time, by any party hereto in writing, if the shareholders of Purchaser do not approve the issuance of Purchaser Common Stock pursuant to this Agreement or the shareholders of Seller do not approve the transactions contemplated by the Reorganization Agreement, in either case at the meeting of shareholders duly called for that purpose; or

(e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on July 1, 2003 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

      8.2.     Effect of Termination

      In the event this Reorganization Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality, takeover laws and expenses set forth in Sections 5.5, 5.14 and 10.1 hereof, respectively, shall survive any such termination; and (ii) a termination pursuant to Section 8.1(b)(i) or 8.1(b)(ii) hereof shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

      8.3.     Waiver

      Except where prohibited by law, Purchaser and Seller, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement by the shareholders of Purchaser and the Company) extend the time for the performance of any of the obligations or other acts of Seller or the Company, on the one hand, or Purchaser, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto; (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such parties of any of its obligations set out herein.

      8.4.     Amendment or Supplement

      This Reorganization Agreement may be amended or supplemented at any time only by mutual agreement of the parties hereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby.

ARTICLE 9

INDEMNIFICATION BY SELLER AND PURCHASER

      9.1.     Indemnification Obligation by Seller and Purchaser

      (a) From and after the Closing Date, Seller hereby agrees to indemnify Purchaser, its Subsidiaries and affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnified Purchaser Parties”), and agrees to hold each of them harmless from and against any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including, without limitation, Taxes, interest, penalties, reasonable expenses of investigation and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding against such Person or in enforcing its rights under this Agreement) (collectively, the “Damages”), to the extent such Damages are suffered, paid or incurred by such Person resulting from, caused by, or arising in connection with the matters set forth in SCHEDULE 9.1(a) hereto; provided, however, that nothing in this Article 9 shall be deemed to provide rights in addition to those set forth in Section 5.10 in respect of the persons described therein.

      (b) From and after the Closing Date, Purchaser hereby agrees to indemnify Seller, its Subsidiaries and affiliates (other than Purchaser and its Subsidiaries) and their respective officers, directors, employees and agents (collectively, the “Indemnified Seller Parties” and, together with the Indemnified Purchaser Parties, the “Indemnified Parties”), and agrees to hold each of them harmless from and against any and all Damages, to the extent such Damages are suffered, paid or incurred by such Person resulting from, caused by, or arising in connection with the matters set forth in SCHEDULE 9.1(b) hereto.

      (c) In calculating any amount due hereunder in respect of Damages, Damages (i) shall be reduced by (x) any amounts actually recovered by the Indemnified Party under insurance policies or third party indemnification obligations or other rights of recovery with respect to such Damages, (y) the amount of any net Tax Benefit realized by the Indemnified Party from the incurrence or payment of such Damages, and (z) the amount of any identified reserves reflected on the Company Financial Statements as of June 30, 2002 and not utilized prior to the Closing Date in respect of such Damages and (ii) shall be increased by the amount of any net Tax cost incurred by the Indemnified Party as a result of the receipt of such indemnity payments (grossed up for such increase). “Tax Benefit” shall mean the excess of (i) Taxes that would have been incurred by the Indemnified Party if the Damages had not been incurred by the Indemnified Party, over (ii) the actual Taxes payable by the Indemnified Party.

      9.2.     Claims Procedures

      Subject in the case of any Tax Proceeding to the provisions of Section 7.5(c), all claims for indemnification by an Indemnified Party hereunder (other than with respect to Section 5.12 Taxes, which shall be governed by Section 7.5(b)) shall be asserted and resolved as follows:

(a) In the event that any claim or demand (including, without limitation, a Tax Proceeding) for which an Indemnified Party may claim indemnity is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall notify Seller, or Purchaser, as applicable (in such capacity, the “Indemnifying Party”) promptly following the receipt by the Indemnified Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). Failure of an Indemnified Party to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party for such claim or demand except to the extent that the Indemnifying Party is in fact prejudiced by the delay in giving notice. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, upon the Indemnified Party’s receipt thereof, copies of all notices and documents (including court Paper) received by such Indemnified Party relating to the claim that are not separately addressed to the Indemnifying Party. Any Indemnified Party against whom a claim or demand (including, without limitation, a Tax Proceeding) is asserted by a third party shall have the right, without prejudice to any right of indemnification hereunder, to respond to such claim or demand (whether by answer, denial, request for extension of time or other action) within any applicable time period, to the extent necessary to preserve any rights or remedies it or any other party may have against the Person making such claim or demand. The Indemnified Party and the Indemnifying Party shall cooperate in the defense of any claim or demand (including, without limitation, a Tax Proceeding) with respect to which indemnification is available under this Article 9.

(b) The Indemnifying Party shall have forty-five (45) days from the date on which the Claim Notice is duly given (the “Notice Period”) to notify the Indemnified Party (A) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (B) whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand. If the Indemnifying Party does not notify an Indemnified Party within the Notice Period that it disputes its liability to the Indemnified Party, the Indemnified Party may, with the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), resist, settle or otherwise compromise, or pay such claim or demand.

(c) In the event the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such a claim or demand from the Indemnified Party, then, except as hereinafter provided, the Indemnifying Party shall defend, at its sole cost and expense, the Indemnified Party by appropriate proceedings, shall use its reasonable best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any reasonable risk of the Indemnified Party (and the Company or any of its Subsidiaries) becoming subject to any injunctive or other equitable order or relief or to liability for any other matter, and shall control the conduct of such defense; PROVIDED, HOWEVER, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that (A) except in the case of a Tax Proceeding, does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation, or (B) requires the Indemnified Party to admit any wrongdoing. If the Indemnifying Party has so assumed the defense of the claim or demand, it shall not be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such claim or demand, other than reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Prior to the Indemnifying Party’s settling any claim or demand the defense of which it has assumed control, the Indemnifying Party shall obtain the

Indemnified Party’s written consent, such consent not to be unreasonably withheld. If the Indemnifying Party has assumed the defense of any claim, it shall keep the Indemnified Party fully apprised at all times as to the status of the defense.

(d) If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. To the extent that the Indemnifying Party elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party (i) may retain counsel and control the defense of such proceeding and (ii) shall keep the Indemnifying Party fully apprised at all times as to the status of the defense. If the Indemnifying Party does not assume the defense of the applicable third-party claim, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party (PROVIDED that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel).

(e) In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from the Indemnified Party (or any Subsidiary of the Indemnified Party) by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party promptly of discover of such claim. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party under Section 9.1(a) or 9.1(b), as the case may be, if the Indemnifying Party does not notify the Indemnified Party that it disputes its liability to the Indemnified Party under Section 9.1(a) or 9.1(b), as the case may be, within twenty (20) days following its receipt of a second notice delivered (i) in person to the individual serving as the chief legal officer of Seller or Purchaser, as the case may be, if the amount of such claim is less than $1.0 million ($1,000,000) and (ii), if the amount of such claim is greater than $1.0 million ($1,000,000), such notice is also delivered in person to the individual serving as the chief financial officer of Seller or Purchaser, as the case may be, and at such time as the second twenty (20) day period ends, the Indemnifying Party shall pay the amount of such Damages.

(f) All payments made with respect to the rights of indemnity under this Article 9 shall be treated as purchase price adjustments.

(g) Following the Closing, except in the case of common law fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of an Indemnified Party with respect to any and all claims arising with respect to the matters for which indemnification is provided in this Article 9 shall be pursuant to the indemnification provisions set forth in this Article 9.

ARTICLE 10

MISCELLANEOUS

      10.1.     Expenses

      Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that Purchaser and Seller each shall bear and pay fifty percent (50%) of all printing and applicable mailing costs and filing fees associated with the Information Statement and the General Meeting Circular, in the case of Seller or the Company, and the Proxy Statement, in the case of Purchaser, PROVIDED, that Seller shall bear and pay all costs related to Seller’s or the Company’s actions and obligations in connection with the transactions contemplated hereby (including, but not limited to, transactions costs, investment bank fees, legal fees and filing fees, but not including expenses relating to actions taken by the Company after the date hereof at the request of Purchaser or, except as may otherwise be agreed, pursuant hereto relating to the conversion of systems, post-closing integration or like matters or costs of the insurance policy contemplated by Section 5.10(b) hereof) and such costs shall not be borne or paid by the Company or any Company Subsidiary.

      10.2.     Disclosure

      Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any information Previously Disclosed is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any information Previously Disclosed is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any information Previously Disclosed is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any information Previously Disclosed is or is not in the ordinary course of business for purposes of this Agreement.

      10.3.     Entire Agreement

      This Reorganization Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as specifically set forth herein nothing in this Reorganization Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement, the Exchange and any Agreement and Plan of Merger applicable to the Upstream Merger, taken together, shall constitute a plan of reorganization within the meaning of Sections 354 and 361 of the Code.

      10.4.     No Assignment

      No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other Person.

      10.5.     Alternative Structure

      Notwithstanding any provision of this Reorganization Agreement to the contrary, Purchaser may, with the written consent of Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of the Company and the Company Subsidiaries set forth herein; PROVIDED, that (i) the Tax consequences of any transactions created by such modification shall not be other than those contemplated by Sections 6.1(f) and 6.2(d) hereof; (ii) the consideration to be paid to Seller, as the sole shareholder of the Company Common Stock, is not thereby changed in kind or reduced in amount as a result of such modification; and (iii) such modification; shall not materially delay or jeopardize the consummation of the transactions contemplated hereby.

      10.6.     Notices

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

      If to Seller:

Allied Irish Banks, plc Bankcentre, Ballsbridge Dublin 4, Ireland Attn: Bryan Sheridan Group Law Agent
Facsimile No: 011-353-1-668-9677

      If to the Company:

Allfirst Financial Inc. The Allfirst Building 25 South Charles Street Baltimore, Maryland 21201 Attn: Greg Thoreson Vice President and General Counsel
Facsimile No: (410) 244-3817

      With a required copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attn: Edward D. Herlihy, Esq. Facsimile No: (212) 403-2000

      If to Purchaser:

M&T Bank Corporation One M&T Plaza Buffalo, New York 14229 Attn: Michael Pinto Executive Vice President and Chief Financial Officer
Facsimile No: (716) 842-5177

      With a required copy to:

M&T Bank Corporation One M&T Plaza Buffalo, New York 14229 Attn: Richard A. Lammert, Esquire Senior Vice President and General Counsel
Facsimile No: (716) 842-5177

      and to:

Arnold & Porter 555 Twelfth Street, N.W. Washington, D.C. 20004 Attn: Steven Kaplan, Esquire Facsimile No: (202) 942-5999

      10.7.     Captions

      The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

      10.8.     Counterparts

      This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      10.9.     Remedies

      Each of the parties hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of Damages, shall be entitled to specific performance of its rights under this Agreement. Each of the parties agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any such party of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

      10.10.     Governing Law

      (a) This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

      (b) Any action brought in connection with this Agreement shall be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, which courts shall have exclusive jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

      (c) By the execution and delivery of this Agreement, each of the parties hereto submits to the personal jurisdiction of any court of the State of New York located in the City of New York or of the United States of America for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

      (d) To the extent that Seller or the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Seller and the Company each hereby irrevocably waive such immunity in respect of its obligations with respect to this Agreement.

      (e) Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 10.10.

      [Remainder of this page left intentionally blank, signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

M&T BANK CORPORATION

By:	/s/ MICHAEL P. PINTO

Name: Michael P. Pinto

Title:	Executive Vice President

and Chief Financial Officer

ALLIED IRISH BANKS, P.L.C.

By:	/s/ MICHAEL D. BUCKLEY

Name: Michael D. Buckley

Title:	Group Chief Executive

ALLFIRST FINANCIAL INC.

By:	/s/ EUGENE J. SHEEHY

Name: Eugene J. Sheehy

Title:	Chairman and Chief Executive Officer

SCHEDULE 5.9(c)

VETO AND SUPERMAJORITY PROVISIONS

      I.     From and after the Closing Date and until the Sunset Date, unless the Executive Committee or Nomination and Compensation Committee, as applicable, shall have, by the appropriate affirmative vote of the applicable Committee members, including the affirmative vote of the Seller Designee on such Committee, previously approved and recommended such action or recommendation to the Purchaser Board of Directors, the Purchaser Board of Directors shall not take, or make any recommendation to Purchaser shareholders with respect to, any of the following:

(i) Any amendment of the Purchaser Certificate of Incorporation, Bylaws or the Charters that would be inconsistent with this Schedule 5.9(c) or would otherwise have an adverse effect on the board representation, committee representation or other rights of Seller contemplated by the Agreement;

(ii) Any activity not permissible for a U.S. bank holding company;

(iii) The adoption of any stockholder rights plan or other measures having the purpose or effect of preventing or materially delaying completion of any transaction involving a Purchaser Change in Control; and

(iv) Any public announcement by Purchaser or any affiliate of Purchaser disclosing Purchaser’s desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

      II.     From and after the Closing Date and until the Sunset Date, unless the Executive Committee or Nomination and Compensation Committee, as applicable, shall have, by the requisite affirmative vote of the members of such Committee such that the members not voting in favor of such matter do not include both the Seller Designee on such Committee and at least one other member thereof, previously approved and recommended such action or recommendation to the Purchaser Board of Directors, the Purchaser Board of Directors shall not take, or make any recommendation to Purchaser shareholders with respect to, any of the following:

(i) Any reduction in Purchaser’s cash dividend policy such that the ratio of cash dividends to net income is not at least fifteen percent (15%), or any extraordinary dividends or distributions to holders of Purchaser Common Stock;

(ii) Any acquisition (in one transaction or a series of related transactions), directly or indirectly, by Purchaser or any Purchaser Subsidiary (except from Purchaser or a wholly owned Subsidiary of Purchaser) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the consideration paid by Purchaser (A) if in shares of Purchaser Common Stock, will exceed ten percent (10%) of the aggregate voting power of the outstanding voting securities of Purchaser as of the date that Purchaser or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions, or (B) if in cash, property or Purchaser Common Stock or other securities of the corporation, has a fair market value at the time of the execution by Purchaser or such Subsidiary of a definitive agreement to effect such transaction which will exceed ten percent (10%) of the Fair Market Value of Purchaser Common Stock as of the date that Purchaser or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, at the time of the execution by Purchaser or such Subsidiary of a definitive agreement to effect the last of such related transactions, which will exceed ten percent (10%) of the Fair Market Value of Purchaser Common Stock as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

(iii) Any disposition (in one transaction or a series of related transactions), directly or indirectly, by Purchaser or any Purchaser Subsidiary (except to Purchaser or 80% or more owned Subsidiary of Purchaser) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the value of the aggregate consideration to be received in respect of the assets disposed of exceeds ten percent (10%) of the Fair Market Value of Purchaser Common Stock as of the date that Purchaser or any such Subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

(iv) Any voluntary liquidation or dissolution of Purchaser or the submission of any proposal to Purchaser’s stockholders to liquidate or dissolve Purchaser;

(v) The appointment or election of the Chairman of the Board of Directors or the Chief Executive Officer of Purchaser; and

(vi) Any public announcement by Purchaser or any affiliate of Purchaser disclosing Purchaser’s desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

APPENDIX B

LEHMAN BROTHERS

September 26, 2002

Board of Directors

M&T Bank Corporation
One M&T Plaza
Buffalo, NY 14203

Members of the Board:

      We understand that M&T Bank Corporation (“M&T” or the “Company”) intends to enter into an agreement with Allied Irish Banks, p.l.c. (“AIB”) pursuant to which M&T will purchase all of the outstanding shares of capital stock of Allfirst Financial Inc. (“Allfirst”), a wholly owned subsidiary of AIB, for 26,700,000 shares of M&T common stock and $886,107,000 in cash (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Reorganization, dated as of September 26, 2002, among AIB, Allfirst, and M&T (the “Agreement”).

      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement (including the form of the Registration Rights Agreement and the Voting Support Agreement, which were attached as exhibits to the Agreement) and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, (3) publicly available information concerning Allfirst that we believe to be relevant to our analysis, including Allfirst’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2002, (4) financial and operating information with respect to the business, operations and prospects of Allfirst furnished to us by the Company and Allfirst, including financial projections of Allfirst for the fiscal year ended December 31, 2002 prepared by management of Allfirst (the “Allfirst Projections”) and financial projections of Allfirst prepared by management of the Company (the “Company’s Allfirst Projections”), (5) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (6) earnings estimates for the Company for the years ended December 31, 2002 and December 31, 2003 published by I/B/E/S, (7) a trading history of the Company’s common stock from January 1, 1997 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Allfirst with those of other companies that we deemed relevant, (9) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (10) the potential pro forma impact on the Company of the Proposed Transaction, including cost savings, operating synergies and revenue enhancements (collectively, the “Expected Synergies”) which management of the Company expects to result from a combination of the businesses of M&T and Allfirst, (11) publicly available reports prepared by independent research analysts regarding the future financial performance of M&T and AIB (including commentary regarding Allfirst), (12) the results of AIB’s and Allfirst’s investigation into recent fraudulent foreign exchange trading activities that occurred at Allfirst, including the report (the “Report”) delivered to the AIB and Allfirst Board of Directors by Eugene Ludwig, the former U.S. Comptroller of Currency, and Wachtell, Lipton, Rosen & Katz, outside counsel to AIB and Allfirst, and (13) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the managements of

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the Company and Allfirst concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Allfirst that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Allfirst Projections, upon advice of Allfirst, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Allfirst’s management as to the future performance of Allfirst. With respect to the Company’s Allfirst Projections, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future performance of Allfirst, and, following discussions with management of the Company, we have further assumed that Allfirst will perform substantially in accordance with these projections. We have not been provided with, and did not have any access to, any financial projections of the Company prepared by management of the Company. Accordingly, upon advice of the Company, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of the Company and that the Company will perform substantially in accordance with such estimates. Upon advice of the Company, we also have assumed that the Expected Synergies will be realized substantially in accordance with the Company’s expectations. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Allfirst and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Allfirst. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan losses and, upon advice of the Company, we have assumed that Allfirst’s current allowances for loan losses will be in the aggregate adequate to cover all such losses. In arriving at our opinion, we also assumed that indemnification provided by AIB to the Company in the Agreement for certain liabilities relating to the fraudulent foreign exchange trading activities that occurred at Allfirst will be sufficient to cover the Company from any such liabilities. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company, Allfirst and AIB in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company, AIB and Allfirst for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

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APPENDIX C

FORM OF

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

      The undersigned, being the President and the Corporate Secretary of M&T Bank Corporation, do hereby certify and set forth:

(1) The name of the corporation is M&T Bank Corporation. The name under which the corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of M&T Bank Corporation was filed by the Department of State on the 6th day of November, 1969. A first restated certificate of incorporation was filed by the Department of State on the 19th day of December, 1969; a second restated certificate of incorporation was filed by the Department of State on the 28th day of April, 1986; a third restated certificate of incorporation was filed by the Department of State on the 20th day of April, 1989; an amendment to the certificate of incorporation was filed by the Department of State on the 14th day of March, 1991; a fourth restated certificate of incorporation was filed by the Department of State on the 8th day of May, 1997; an amendment to the certificate of incorporation was filed by the Department of State on the 29th day of May, 1998; a fifth restated certificate of incorporation was filed by the Department of State on the 3rd day of June, 1998; an amendment to the certificate of incorporation was filed by the Department of State on the 5th day of October, 2000; and an amendment to the certificate of incorporation was filed by the Department of State on the day of , 2002.

(3) A new Article EIGHTH is added to the certificate of incorporation of M&T Bank Corporation to read as follows:

EIGHTH: Notwithstanding anything herein or in the Bylaws to the contrary, each of this Article EIGHTH and the following provisions of the Bylaws may not be amended, modified or repealed, nor may any provisions of this certificate of incorporation or the Bylaws be adopted that are inconsistent with this article or such provisions, without either (i) the unanimous approval of the entire Board of Directors or (ii) the affirmative vote of holders of not less than eighty percent (80%) of the outstanding shares of common stock of the Corporation:

• the last proviso of the second sentence of Article II, Section 1;

• Article II, Section 3,

• Article II, Section 12,

• the proviso to the first sentence of Article III, Section 1,

• Article III, Section 4,

• Article X, Section 2,

• Article X, Section 3,

• Article XII, and

• any references to the foregoing Sections elsewhere in the Bylaws.

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The provisions of this Article EIGHTH shall automatically terminate without any action on the part of the Corporation, the Board of Directors or the stockholders upon the termination of the foregoing provisions of the Bylaws in accordance with Article X, Section 3 of the Bylaws.

(4) This amendment to the certificate of incorporation of M&T Bank Corporation was authorized, pursuant to section 803(a) of the Business Corporation Law, by the vote of the board of directors of the corporation followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the stockholders.

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APPENDIX D

FORM OF

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

      The undersigned, being the President and the Corporate Secretary of M&T Bank Corporation, do hereby certify and set forth:

(1) The name of the corporation is M&T Bank Corporation. The name under which the corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of M&T Bank Corporation was filed by the Department of State on the 6th day of November, 1969. A first restated certificate of incorporation was filed by the Department of State on the 19th day of December, 1969; a second restated certificate of incorporation was filed by the Department of State on the 28th day of April, 1986; a third restated certificate of incorporation was filed by the Department of State on the 20th day of April, 1989; an amendment to the certificate of incorporation was filed by the Department of State on the 14th day of March, 1991; a fourth restated certificate of incorporation was filed by the Department of State on the 8th day of May, 1997; an amendment to the certificate of incorporation was filed by the Department of State on the 29th day of May, 1998; a fifth restated certificate of incorporation was filed by the Department of State on the 3rd day of June, 1998; an amendment to the certificate of incorporation was filed by the Department of State on the 5th day of October, 2000; and an amendment to the certificate of incorporation was filed by the Department of State on the day of , 2002.

(3) Article FOURTH, Section 1, of the certificate of incorporation of M&T Bank Corporation, which sets forth the aggregate number of shares which the corporation shall have authority to issue, the division of such shares into classes, and the number and par value of shares in each class, is hereby amended to read as follows:

FOURTH: 1. The aggregate number of shares of stock which the Corporation shall have authority to issue is two hundred fifty-one million (251,000,000) shares, divided into two classes, namely, preferred shares and common shares. The number of preferred shares authorized is one million (1,000,000) shares of the par value of one dollar ($1.00) per share. The number of common shares authorized is two hundred fifty million (250,000,000) shares of the par value of fifty cents ($0.50) per share.

This amendment to the certificate of incorporation of M&T Bank Corporation provides for a change of shares as follows:

Unissued shares: This amendment provides for a change of [number of unissued shares on the date of filing] unissued common shares of the par value of fifty cents ($0.50) per share. Resulting from the change are [number of unissued shares on the date of filing plus the additional 100,000,000 being authorized] unissued common shares of the par value of fifty cents ($0.50) per share. The terms of the change are that the unissued common shares existing immediately prior to the effective time of this amendment shall be increased by 100,000,000 unissued common shares.

(4) This amendment to the certificate of incorporation of M&T Bank Corporation was authorized, pursuant to section 803(a) of the Business Corporation Law, by the vote of the board of directors of the corporation followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the stockholders.

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APPENDIX E

AMENDED AND RESTATED

BYLAWS

of

M&T BANK CORPORATION

ARTICLE I

MEETINGS OF STOCKHOLDERS

      Section 1.     Annual Meeting: The annual meeting of the stockholders of the Corporation, for the election of directors and for the transaction of such other business as may be set forth in the notice of the meeting, shall be held each year at the principal office of the Corporation or at such other place within or without the State of New York as the board of directors shall determine and the notice of the meeting shall specify the hour of day on the third Tuesday in April in each year or at such other date within the period of 60 days next succeeding such date as the board of directors shall determine. If that day be a legal holiday in any year, the meeting shall be held on the next following that is not a legal holiday.

      Section 2.     Special Meetings: Special meetings of the stockholders may be called by the board of directors or by the Chief Executive Officer, and shall be called by the Secretary or an Assistant Secretary at the request in writing of the holders of record of at least 25% of the outstanding shares of the Corporation entitled to vote. Such request shall state the purpose or purposes for which the meeting is to be called. Each special meeting of the stockholders shall be held at such time as the board of directors or the person calling the meeting (the Chief Executive Officer, Secretary or Assistant Secretary, as the case may be) shall determine and the notice of the meeting shall specify, and shall be held at the principal office of the Corporation or at such other place within or without the State of New York as the board of directors shall determine or the notice of meeting shall specify.

      Section 3.     Notice of Meetings: Written notice of each meeting of the stockholders shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deposited in the United States mail, with first-class postage thereon prepaid, directed to the stockholder at his address as it appears on the record of stockholders, or, if he shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, then directed to him at such other address. The notice shall state the place, date and hour of the meeting, the purpose or purposes for which the meeting is called and, unless it is the annual meeting, indicate that the notice is being issued by or at the direction of the person calling the meeting. The notice need not refer to the approval of minutes or to other matters normally incident to the conduct of the meeting. Except for such matters, the business which may be transacted at the meeting shall be confined to business which is related to the purpose or purposes set forth in the notice. If, at any meeting, action is proposed to be taken which would, if taken, entitle dissenting stockholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect.

      Section 4.     Waiver of Notice: Whenever under any provision of these Bylaws, the certificate of incorporation, the terms of any agreement or instrument, or law, the Corporation or the board of directors or any committee thereof is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time, if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a stockholder, by his duly authorized attorney-in-fact, submit a signed waiver of notice of such requirements. The attendance of any stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him.

      Section 5.     Procedure: At each meeting of stockholders the order of business and all other matters of procedure may be determined by the person presiding at the meeting.

      Section 6.     List of Stockholders: A list of stockholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of stockholders upon the request thereat or prior thereto of any stockholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat may vote at such meeting.

      Section 7.     Quorum: At each meeting of stockholders for the transaction of any business, a quorum shall be present to organize such meeting. Except as otherwise provided by law, a quorum shall consist of the holders of record of not less than a majority of the outstanding shares of the Corporation entitled to vote at such meeting, present either in person or by proxy. When a quorum is once present to organize a meeting of the stockholders, it is not broken by the subsequent withdrawal of any stockholders.

      Section 8.     Adjournments: The stockholders entitled to vote who are present in person or by proxy at any meeting of stockholders, whether or not a quorum shall be present at the meeting, shall have power by a majority vote to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place to which the meeting is adjourned. At any adjourned meeting at which a quorum shall be present any business may be transacted that might have been transacted on the original date of the meeting and the stockholders entitled to vote at the meeting on the original date (whether or not they were present thereat), and no others, shall be entitled to vote at such adjourned meeting.

      Section 9.     Voting; Proxies: Each stockholder of record shall be entitled at every meeting of stockholders to one vote for each share having voting power standing in his name on the record of stockholders of the Corporation on the record date fixed pursuant to Section 3 of Article VI of these Bylaws. Each stockholder entitled to vote at a meeting of stockholders may vote in person, or may authorize another person or persons to act for him by proxy. Any proxy may be signed by such stockholder or his duly authorized attorney-in-fact, including by facsimile signature, and shall be delivered to the Secretary of the meeting, or may be authorized by telegram, cablegram or other electronic transmission provided that it can be reasonably determined from such telegram, cablegram or other electronic transmission that such proxy was authorized by the stockholder. The signature of a stockholder on any proxy, including without limitation a telegram, cablegram or other electronic transmission, may be printed, stamped or written, or provided by other reliable reproduction, provided such signature is executed or adopted by the stockholder with intention to authenticate the proxy. No proxy shall be valid after the expiration of 11 months from the date of its execution unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by law.

      Directors elected at any meeting of the stockholders shall, except as otherwise provided by law or the certificate of incorporation, be elected by a plurality of the votes cast in favor or against such action. All other corporate action to be taken by vote of the stockholders shall, except as otherwise provided by law, the certificate of incorporation or these Bylaws, be authorized by a majority of the votes cast in favor or against such action. The vote for directors, or upon any question before a meeting of stockholders, shall not be by ballot unless the person presiding at such meeting shall so direct or any stockholder, present in person or by proxy and entitled to vote thereon, shall so demand.

      Section 10.     Appointment of Inspectors of Election: The board of directors shall appoint one or more inspectors to act at the meeting or any adjournment thereof, and may appoint one or more persons as alternate inspectors to replace any inspector who fails to appear or act. If no inspector or alternate has been appointed, or in case any inspector or alternate inspector appointed fails to appear or act, the vacancy shall be filled by appointment made by the person presiding thereat. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. No person who is a candidate for the office of director of the Corporation shall act as an inspector at any meeting of the stockholders at which directors are elected.

      Section 11.     Duties of Inspectors of Election: Whenever one or more inspectors of election may be appointed as provided in these Bylaws, he or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.

      Section 12.     Advance Notice of Proposals: At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of the meeting, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder.

      For business to be properly brought before an annual meeting of stockholders pursuant to clause (c) above, the stockholder must have given timely notice thereof to the Corporate Secretary of the Corporation and such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the following dates: (1) at the close of business on the 120th day prior to the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders if the date of the annual meeting is not changed more than 30 days from the date of the preceding year’s annual meeting, and (2) with respect to any other annual meeting or special meeting of stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting is first made. In no event shall the announcement of an adjournment of an annual meeting or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to the stockholder giving the notice (i) the names and business addresses of the stockholder and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, through the date of adoption of these Bylaws) acting in concert with the stockholder; (ii) the names and addresses of the stockholder and the Persons identified in clause (i), as they appear on the Corporation’s books (if they so appear); and (iii) the class and number of shares of the Corporation beneficially owned by the stockholder and the Persons identified in clause (i), (b) as to the business being proposed, (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for conducting such business at the meeting; and (iii) any material interest of the stockholder in such business; and (c) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of the Corporation to consider the proposal. The person presiding at the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this section and, if he or she shall so determine, he or she shall declare to the meeting that any business not properly brought before the meeting shall not be transacted.

ARTICLE II

DIRECTORS

      Section 1.     Number and Qualifications: The number of directors constituting the entire board shall not be less than three, except that where all the shares of the Corporation are owned beneficially and of record by less than three stockholders, the number of directors may be less than three, but not less than the number of stockholders. Subject to any provision as to the number of directors contained in the certificate of incorporation or these Bylaws, the exact number of directors shall be fixed from time to time by action of the stockholders or by vote of a majority of the entire board of directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director; and provided, further, that, until the Sunset Date (as defined in Article XII hereof), without the consent of the Significant Stockholder (as defined in Article XII hereof), the number of directors shall not exceed 28. If the number of directors be increased at any time, the vacancy or vacancies in the board arising from such increase shall be filled as provided in Section 6 of this Article II. All of the directors shall be at least twenty-one years of age.

      Section 2.     Election and Term of Office: Except as otherwise specified by law or these Bylaws, each director of the Corporation shall be elected at an annual meeting of stockholders or at any meeting of the stockholders held in lieu of such annual meeting, which meeting, for the purposes of these Bylaws, shall be deemed the annual meeting, and shall hold office until the next annual meeting of stockholders and until his successor has been elected and qualified.

      Section 3.     Nomination and Recommendation of Significant Stockholder Designees:

      (a) For so long as the Significant Stockholder holds at least fifteen percent (15%) of the outstanding shares of common stock of the Corporation, the Board of Directors, acting through the Nomination and Compensation Committee, shall nominate and recommend for election as directors of the Corporation at least four (4) persons designated by the Significant Stockholder, each of whom is reasonably acceptable to the Corporation.

      (b) For so long as the Significant Stockholder holds at least ten percent (10%), but less than fifteen percent (15%), of the outstanding shares of common stock of the Corporation, the Board of Directors, acting through the Nomination and Compensation Committee, shall nominate and recommend for election as directors of the Corporation at least two (2) persons designated by the Significant Stockholder, each of whom is reasonably acceptable to the Corporation.

      (c) For so long as the Significant Stockholder holds at least five percent (5%), but less than ten percent (10%), of the outstanding shares of common stock of the Corporation, the Board of Directors, acting through the Nomination and Compensation Committee, shall nominate and recommend for election as a director of the Corporation at least one (1) person designated by the Significant Stockholder, who is reasonably acceptable to the Corporation.

      (d) For purposes of determining the number of outstanding shares of common stock of this Corporation for purposes of this Article II, Section 3, Article X, Section 3 and Article XII, Section 1(h), there shall be used the number of shares of common stock of the Corporation disclosed as outstanding on the cover page of the Corporation’s most recently filed Annual Report on Form 10-K or Report on Form 10-Q, as the case may be, or the number of shares of common stock of the Corporation actually outstanding as of a later date, if requested by the Corporation or the Significant Stockholder, determined on the same basis as the number of shares disclosed on such Reports. Any share held by any direct or indirect subsidiary of the Significant Stockholder of which the Significant Stockholder holds 80% or more of the outstanding equity capital or voting shares shall be deemed held by the Significant Stockholder. In the event that the transaction that would result in the Significant Stockholder’s holdings being below any threshold set forth herein is a transaction that gives rise to an Issuance Event (as defined in Article XII hereof), no diminution in the percentage of the outstanding shares of common stock of the Corporation held by the Significant Stockholder shall be deemed to have occurred until the earlier of such time as the Significant Stockholder gives written notice that it shall not exercise its Maintenance Rights (as defined in Article XII hereof) or the deadline for exercise of such Maintenance Rights has passed without the Significant Stockholder having provided notice that it shall exercise the same. No diminution in the percentage of outstanding shares of common stock held by the Significant Stockholder shall be deemed to have occurred as a result of any issuance of shares that is subject to the Corporation’s repurchase obligations under Section 7.2(c) or Section 7.2(e) of the Reorganization Agreement. In the event that the Significant Stockholder’s holdings decrease to less than fifteen percent (15%), but not less than twelve percent (12%), of the outstanding common stock, the Significant Stockholder’s holdings shall be deemed to be equal to fifteen percent (15%) for all purposes of the definition of Sunset Date and of this Article II, Section 3, unless, not later than one year from the date on which the Significant Stockholder’s holdings decreased to less than fifteen percent (15%), the Significant Stockholder’s holdings have not been restored to at least fifteen percent (15%) of the outstanding shares of common stock of the Corporation.

      (e) In the event that the Corporation objects to any designee for board or committee service on the grounds that such designee is not “reasonably acceptable” under any provision of this Article II, Section 3, the Corporation shall fully cooperate and shall use best efforts to work with the Significant Stockholder to promptly resolve any such objection so that such designee may as promptly as practicable serve in the capacity for which he or she has been designated or, in the alternative, to promptly identify a substitute candidate that is reasonably acceptable, in order to give effect to the intention of the Corporation and the Significant Stockholder regarding board and committee representation, as applicable, contemplated by this Article II, Section 3.

      Section 4.     Resignation: Any director of the Corporation may resign at any time by giving his resignation to the President or any Vice President or the Secretary. Such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

      Section 5.     Removal of Directors: Any director may be removed for cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by vote of the stockholders. Any director may be removed without cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation entitled to vote. Any director may be removed for cause, at any meeting of the directors notice of which shall have referred to the proposed action, by vote of three-fourths of the entire board of directors.

      Section 6.     Vacancies: Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason except the removal of directors may be filled by vote of a majority of the directors then in office, although less than a quorum exists. Subject to Article III, Section 4, any vacancy occurring in the board of directors by reason of the removal of a director by stockholders may be filled by vote of the stockholders at the meeting at which such action is taken or at any meeting of stockholders notice of which shall have referred to the proposed election. Subject to Article III, Section 4, if any such newly created directorships or vacancies occurring in the board of directors for any reason shall not be filled prior to the next annual meeting of stockholders, they shall be filled by vote of the stockholders at such annual meeting. Any director elected to fill a vacancy shall be elected to hold office for the unexpired term of his predecessor.

      Section 7.     Directors’ Fees: Directors, except salaried officers who are directors, may receive a fee for their services as directors and traveling and other out-of-pocket expenses incurred in attending any regular or special meeting of the board. The fee may be a fixed sum to be paid for attending each meeting of the board of directors and/or a fixed sum to be paid monthly, quarterly, or semiannually, irrespective of the number of meetings attended or not attended. The amount of the fee and the basis on which it shall be paid shall be determined by the board of directors. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving compensation for such service.

      Section 8.     First Meeting of Newly Elected Directors: The first meeting of the newly elected board of directors may be held immediately after the annual meeting of stockholders, and at the same place as such annual meeting of stockholders, provided a quorum be present, and no notice of such meeting shall be necessary. In the event such first meeting of the newly elected board of directors is not held at said time and place, the same shall be held as provided in Section 9 of this Article II.

      Section 9.     Meetings of Directors: Regular and special meetings of the board of directors shall be held at such times and at such place, within or without the State of New York, as the board of directors may determine. Special meetings may also be called by the Chief Executive Officer or by any four members of the board, and shall be held at such time and at such place as the person or persons calling the meeting shall determine.

      Section 10.     Notice of Meetings: Notice of each regular or special meeting of the board of directors, stating the time and place thereof shall be given by the Secretary, any Assistant Secretary or any member of the board to each member of the board not less than three days before the meeting by depositing the same in the United States mail, with first-class postage thereon prepaid, directed to each member of the board at the address designated by him for such purpose (or, if none is designated, at his last known address), or not less than two days before the meeting by either delivering the same to each member of the board personally, or sending the same by electronic mail, facsimile or telegraph, or delivering it, to the address designated by him for such purpose (or, if none is designated, to his last known address). Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting. The notice of any meeting of the board of directors need not specify the purposes for which the meeting is called, except as provided in Section 5 of this Article II and as provided in Article X of these Bylaws.

      Section 11.     Quorum and Action by the Board: At all meetings of the board of directors, except as otherwise provided by law, the certificate of incorporation or these Bylaws, a quorum shall be required for the transaction of business and shall consist of not less than one-third of the entire board, and the vote of a majority of the directors present shall decide any question that may come before the meeting. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time or place without notice other than announcement at the meeting of the time and place to which the meeting is adjourned.

      Section 12.     Certain Actions:

      Notwithstanding any other provision of these Bylaws to the contrary:

(a) Until the Sunset Date, unless the Executive Committee shall have, by the appropriate affirmative vote of members which shall include the affirmative vote of the Significant Stockholder Designee (as defined in Article XII hereof) on the Executive Committee, previously approved and recommended such action or recommendation to the board of directors, the board of directors shall not take, or make any recommendation to the stockholders of the Corporation with respect to, any of the following actions:

(i) Any amendment of the certificate of incorporation or Bylaws that would be inconsistent with this Article II, Section 12 or would otherwise have an adverse effect on the board representation, committee representation or other rights of the Significant Stockholder contemplated by these Bylaws or by the Reorganization Agreement (as defined in Article XII hereof);

(ii) Authorizing the Corporation or any of its subsidiaries to engage in any activity not permissible for a U.S. bank holding company;

(iii) The adoption of any stockholder rights plan or other measures having the purpose or effect of preventing or materially delaying completion of any transaction involving a Change in Control (as defined in Article XII hereof); or

(iv) Any public announcement by the Corporation or any affiliate of the Corporation disclosing the Corporation’s desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

(b) Until the Sunset Date, unless the Executive Committee (in the case of items (i) through (iv) and (vi) below) or the Nomination and Compensation Committee (in the case of item (v) below) shall have, by the requisite affirmative vote of the members of such Committee such that the members not voting in favor of such matter do not include both the Significant Stockholder Designee on such Committee and at least one other member thereof, previously approved and recommended such action or recommendation to the board of directors, the board of directors shall not take, or make any recommendation to the stockholders of the Corporation with respect to, any of the following actions:

(i) Any change in the Corporation’s cash dividend policy such that the ratio of cash dividends to net income is not at least fifteen percent (15%), or any extraordinary dividends or distributions to holders of common stock of the Corporation;

(ii) Any acquisition (in one transaction or a series of related transactions), directly or indirectly, by the Corporation or any subsidiary of the Corporation (except from the Corporation or a wholly owned subsidiary of the Corporation) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the consideration paid by the Corporation (A) if in shares of common stock of the Corporation, will exceed ten percent (10%) of the aggregate voting power of the outstanding voting securities of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions, or (B) if in cash, property or common stock of the Corporation or other securities of the Corporation, has a fair market value at the time of the execution by the Corporation or such subsidiary of a definitive agreement to effect such transaction which will exceed ten percent (10%) of the aggregate Fair Market Value of the outstanding common stock of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, at the time of the execution by the Corporation or such subsidiary of a definitive agreement to effect the last of such related transactions, which will exceed ten percent (10%) of the aggregate Fair Market Value of the outstanding common stock of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

(iii) Any disposition (in one transaction or a series of related transactions), directly or indirectly, by the Corporation or any subsidiary of the Corporation (except to the Corporation or an 80% or more owned subsidiary of the Corporation) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the value of the aggregate consideration to be received in respect of the assets disposed of exceeds ten percent (10%) of the aggregate Fair Market Value of the outstanding common stock of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

(iv) Any voluntary liquidation or dissolution of the Corporation or the submission of any proposal to the stockholders of the Corporation to liquidate or dissolve the Corporation;

(v) The appointment or election of the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation; or

(vi) Any public announcement by the Corporation or any affiliate of the Corporation disclosing the Corporation’s desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

      Section 13.     Procedures: The order of business and all other matters of procedure at every meeting of directors may be determined by the person presiding at the meeting.

      Section 14.     Meetings by Conference Telephone: Any one or more members of the board of directors or any committee thereof may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

ARTICLE III

COMMITTEES OF DIRECTORS

      Section 1.     Designation of Committees: The board of directors, by resolution or resolutions adopted by a majority of the entire board, may designate from among its members an Executive Committee and other committees, each consisting of two or more directors, and may designate one or more directors as alternate members of such committee, who may replace any absent or disqualified member or members at any meeting of such committee (provided that alternate committee members with respect to any Significant Stockholder Designee serving on any such committee shall be designated by the Significant Stockholder Designees). In the interim between meetings of the board of directors, the Executive Committee shall have all the authority of the board of directors except as otherwise provided by law. Subject to Article II, Section 12 and Article III, Section 4 hereof, the Executive Committee shall serve at the pleasure of the board of directors. Subject to Article III, Section 4 below, each other committee so designated shall have such name as may be provided from time to time in the resolution or resolutions, shall serve at the pleasure of the board of directors and shall have, to the extent provided in such resolution or resolutions, all the authority of the board of directors except as otherwise provided by law.

      Section 2.     Acts and Proceedings: All acts done and power and authority conferred by the Executive Committee from time to time within the scope of its authority shall be, and may be deemed to be, and may be specified as being, the act and under the authority of the board of directors. The Executive Committee shall meet at such time and place and upon such notice as the Committee may from time to time determine. Meetings may also be called by the Chief Executive Officer and shall be held at such time and place as he shall determine. The Executive Committee and each other committee shall keep regular minutes of its proceedings and report its actions to the board of directors when required.

      Section 3.     Compensation: Members of the Executive Committee or of any other committee, except salaried officers who are directors, may receive such compensation for their services as the board of directors shall from time to time determine.

      Section 4.     Composition: Until the Sunset Date, one among the Significant Stockholder Designees shall be a member of each of the Executive Committee, Nomination and Compensation Committee and Audit Committee (or any committee or committees performing comparable functions); provided, that any such committee members shall meet the requisite independence and expertise requirements under applicable law or stock exchange rules. The Significant Stockholder may, and shall have the sole right to, remove any Significant Stockholder Designee from any committee upon which such Significant Stockholder Designee is serving and appoint a director to fill any vacancy, regardless of the cause of such vacancy, on any such committee or the board of directors caused by the departure of any such Significant Stockholder Designee (other than a vacancy caused by the occurrence of the Sunset Date or one of the thresholds contemplated by Article II, Section 3 hereof being triggered); provided that any replacement committee members shall meet the requisite independence and expertise requirements prescribed under applicable law or stock exchange rules.

ARTICLE IV

OFFICERS

      Section 1.     Officers: The board of directors shall annually, at the first meeting of the board after the annual meeting of stockholders, appoint or elect a President, and a Secretary, and may at each meeting and from time to time elect or appoint such additional officers as it may determine. Such additional officers shall have such authority and perform such duties as the board of directors may from time to time prescribe.

      Section 2.     Term of Office: The President and the Secretary shall, unless otherwise determined by the board of directors, hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. Each additional officer appointed or elected by the board of directors shall hold office for such term as shall be determined from time to time by the board of directors and until his successor has been elected or appointed and qualified. Any officer, however, may be removed or have his authority suspended by the board of directors at any time, with or without cause. If the office of any officer becomes vacant for any reason, the board of directors shall have the power to fill such vacancy.

      Section 3.     The Chief Executive Officer: The board of directors may from time to time designate one of the officers of the Corporation as Chief Executive Officer. The Chief Executive Officer shall, under the control of the board of directors and the Executive Committee, have the general management of the Corporation’s business affairs and property and shall exercise general supervision over all activities of the Corporation and the other officers. The Chief Executive Officer shall have the power to appoint or hire, to remove, and to determine the compensation of, all employees of the Corporation who are not officers, and to delegate the foregoing powers from time to time in whole or in part. The Chief Executive Officer shall preside at all meetings of the stockholders and of the board of directors.

      In the absence or incapacity of the Chief Executive Officer the powers and duties of that office shall be vested in such other officer as may from time to time be designated by the board of directors or the Executive Committee, or, in the absence of any such designation, by the Chief Executive Officer.

      Section 4.     The President: If the board of directors has not designated another officer as Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation.

      Section 5.     The Secretary: The Secretary shall issue notices of all meetings of stockholders and directors where notices of such meetings are required by law or these Bylaws. He shall attend all meetings of stockholders and of the board of directors and keep the minutes thereof. He shall affix the corporate seal to and sign such instruments as require the seal and his signature and shall perform such other duties as usually pertain to his office or as are properly required of him by the board of directors.

      Section 6.     Officers Holding Two or More Offices: Any two or more offices may be held by the same person, except the office of President and Secretary, but no officer shall execute or verify any instrument in more than one capacity if such instrument be required by law or otherwise to be executed or verified by two or more officers.

      Section 7.     Duties of Officers May be Delegated: In case of the absence or disability of any officer of the Corporation, or in case of a vacancy in any office or for any other reason that the board of directors may deem sufficient, the board of directors, except as otherwise provided by law, may temporarily delegate the powers or duties of any officer to any other officer or to any director.

      Section 8.     Compensation: The board of directors shall determine the compensation to be paid to the Chief Executive Officer and it may also determine the compensation to be paid to any or all of the other officers of the Corporation. In the event and to the extent that the board of directors shall not hereafter exercise such discretionary power, the compensation to be paid to the other officers shall be determined by the Chief Executive Officer.

      Section 9.     Security: The board of directors may require any officer, agent or employee of the Corporation to give security for the faithful performance of his duties, in such amount as may be satisfactory to the board.

ARTICLE V

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 1.     Right of Indemnification: Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the board of directors.

      Section 2.     Advancement of Expenses: Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of this Article V may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the board of directors or, if applicable, the stockholders, shall not be required under this Section 2, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

      Section 3.     Availability and Interpretation: To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any recision or restrictive amendment of this Article V with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

      Section 4.     Other Rights: The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these Bylaws, a resolution of stockholders, a resolution of the board of directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

      Section 5.     Severability: If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

ARTICLE VI

SHARES

      Section 1.     Certificate of Shares: The shares of the Corporation shall be represented by certificates which shall be numbered and shall be entered in the records of the Corporation as they are issued. Each share certificate shall when issued state upon the face thereof that the Corporation is formed under the laws of the State of New York, the name of the person or persons to whom issued, and the number and class of shares and the designation of the series, if any, which such certificate represents and shall be signed by the Chief Executive Officer or President and by the Secretary and shall be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be a facsimile if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue. No certificate shall be valid until countersigned by a transfer agent if the Corporation has a transfer agent, or until registered by a registrar if the Corporation has a registrar.

      Section 2.     Transfer of Shares: Shares of the Corporation shall be transferable on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing the shares to be transferred, properly endorsed. Except as otherwise provided by law, the Corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof. The board of directors, to the extent permitted by law, shall have power and authority to make all rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates and may appoint one or more transfer agents and registrars of the shares of the Corporation.

      Section 3.     Fixing of Record Time: The board of directors may fix, in advance, a day and hour not more than 60 days nor less than 10 days before the date on which any meeting of the stockholders is to be held, as the time as of which stockholders entitled to notice of and to vote at such meeting and at all adjournments thereof shall be determined; and, in the event such record date and time are fixed by the board of directors, no one other than the holders of record on such date and time of shares entitled to notice of and to vote at such meeting shall be entitled to notice of or to vote at such meeting or any adjournment thereof. If a record date and time shall not be fixed by the board of directors for the determination of stockholders entitled to notice of and to vote at any meeting of the stockholders, stockholders of record at the close of business on the day next preceding the day on which notice of such meeting is given, and no others, shall be entitled to notice of and to vote at such meeting or any adjournment thereof; provided, however, that if no notice of such meeting is given, stockholders of record at the close of business on the day next preceding the day on which such meeting is held, and no others, shall be entitled to vote at such meeting or any adjournment thereof.

      The board of directors may fix, in advance, a day and hour, not more than 60 days nor less than 10 days before the date fixed for the payment of a dividend of any kind or the allotment of any rights, as the record time for the determination of stockholders entitled to receive such dividend or rights, and in such case only stockholders of record at the date and time so fixed shall be entitled to receive such dividend or rights; provided, however, that if no record date and time for the determination of stockholders entitled to receive such dividend or rights are fixed, stockholders of record at the close of business on the day on which the resolution of the board of directors authorizing the payment of such dividend or the allotment of such rights is adopted shall be entitled to receive such dividend or rights.

      Section 4.     Record of Stockholders: The Corporation shall keep at its office in the State of New York, or at the office of its transfer agent or registrar in this State, a record containing the names and addresses of all stockholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

      Section 5.     Lost Share Certificates: The board of directors may in its discretion cause a new certificate for shares to be issued by the Corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the board may require the owner of the lost or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate; but the board of directors may in its discretion refuse to issue such new certificate save upon the order of the court having jurisdiction in such matters.

ARTICLE VII

FINANCES

      Section 1.     Corporate Funds: The funds of the Corporation shall be deposited in its name with such banks, trust companies or other depositories as the board of directors may from time to time designate. All checks, notes, drafts and other negotiable instruments of the Corporation shall be signed by such officer or officers, employee or employees, agent or agents as the board of directors may from time to time designate. No officers, employees or agents of the Corporation, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the Corporation or to bind the Corporation thereby, except as provided in this Section.

      Section 2.     Fiscal Year: The fiscal year of the Corporation shall be the calendar year unless otherwise provided by the board of directors.

ARTICLE VIII

CORPORATE SEAL

      Section 1.     Form of Seal: The seal of the Corporation shall be in such form as may be determined from time to time by the board of directors. The seal on any corporate obligation for the payment of money may be facsimile.

ARTICLE IX

EMERGENCY BYLAW PROVISIONS

      Section 1.     Taking Effect: The provisions of this Article IX may be declared effective by the New York State Defense Council as constituted under the New York State Defense Emergency Act, as amended, in the event of attack and shall cease to be effective when the Defense Council declares the end of the period of attack.

      Section 2.     Quorum and Filling of Vacancies: Upon the effectiveness of this Article IX and until the Defense Council declares the end of the period of attack, the affairs of the Corporation shall be managed by such directors theretofore elected pursuant to Article II of these Bylaws as are available to act, and a majority of such directors available to act shall constitute a quorum. In the event, however, that there are less than three such directors available to act, the director or directors available to act shall appoint a sufficient number of emergency directors to make a board of three directors. Each emergency director shall serve until the vacancy he was appointed to fill can again be filled by the previously elected director, except, however, that the period of his service shall end at such time as his appointment is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and his successor shall be elected and qualified pursuant to Article II of these Bylaws. If, in the event of attack, there are no directors available to act, then the three highest paid officers of the Corporation available to act shall constitute the emergency board of directors until one or more of the previously elected directors are again available to act, except, however, that the period of their service as emergency directors shall end at such time as their service is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and their successors shall be elected and qualified pursuant to Article II of these Bylaws.

      Section 3.     Termination of Period of Service: The stockholders of the Corporation or the previously elected director or directors who are available to act may, pursuant to the provisions of Article II of these Bylaws, terminate the appointment or the period of service of any emergency director at any time and fill any vacancy created thereby.

ARTICLE X

AMENDMENTS AND AUTOMATIC TERMINATION

      Section 1.     Procedure for Amending Bylaws: Subject to Section 2 of this Article X, Bylaws of the Corporation may be adopted, amended or repealed at any meeting of stockholders notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation at the time entitled to vote in the election of any directors, or at any meeting of the board of directors notice of which shall have referred to the proposed action, by the vote of a majority of the entire board of directors; provided, however, that no amendment of the Bylaws pertaining to the election of directors or the procedures for the calling and conduct of a meeting of stockholders shall affect the election of directors or the procedures for the calling or conduct in respect of any meeting of stockholders unless adequate notice thereof is given to the stockholders in a manner reasonably calculated to provide stockholders with sufficient time to respond thereto prior to such meeting.

      Section 2.     Amendment of Certain Provisions: Notwithstanding anything herein to the contrary, none of the following provisions of these Bylaws may be amended, modified or repealed, nor may any Bylaw provisions be adopted that are inconsistent with such provisions, without either (i) the unanimous approval of the entire board of directors or (ii) the affirmative vote of holders of not less than eighty percent (80%) of the outstanding shares of common stock of the Corporation:

•	the last proviso of the second sentence of Article II, Section 1,

•	Article II, Section 3,

•	Article II, Section 12,

•	the proviso to the first sentence of Article III, Section 1,

•	Article III, Section 4,

•	this Article X, Sections 2 and 3,

•	Article XII, and

•	any references to the foregoing provisions elsewhere in these Bylaws.

      Section 3.     Termination of Certain Provisions: Each of the provisions of these Bylaws listed in Article X, Section 2 hereof shall automatically terminate without any action on the part of the Corporation, the board of directors or the stockholders on the first date following the date upon which the Significant Stockholder ceases to be the beneficial owner of at least five percent (5%) of the outstanding shares of common stock of the Corporation.

ARTICLE XI

ELECTION UNDER SECTION 912 OF THE

NEW YORK BUSINESS CORPORATION LAW

      Section 1.     Election: The Corporation has expressly elected not to be governed by the provisions of Section 912 of the Business Corporation Law of New York. Until this bylaw is amended or repealed in the manner provided by law, none of the business combination provisions of Section 912 of the Business Corporation Law of New York shall apply to the Corporation.

ARTICLE XII

CERTAIN DEFINITIONS

      Section 1.     Definitions: For purposes of Articles II and III of these Bylaws:

(a) “Change in Control” shall mean a “Purchaser Change in Control” defined in Section 1.57 of the Reorganization Agreement.

(b) “Fair Market Value” shall mean the “Fair Market Value” defined in Section 1.31 of the Reorganization Agreement.

(c) “Issuance Event” shall mean an “Issuance Event” defined in Section 1.42 of the Reorganization Agreement.

(d) “Maintenance Rights” shall mean the “Seller Maintenance Rights” defined in Section 1.75 of the Reorganization Agreement.

(e) “Reorganization Agreement” shall mean the Agreement and Plan of Reorganization, dated September 26, 2002, by and among the Significant Stockholder, Allfirst Financial Inc. and the Corporation, as amended or supplemented from time to time.

(f) “Significant Stockholder” shall mean Allied Irish Banks, p.l.c., a limited liability company incorporated under the laws of Ireland having its registered office at Bankcentre, Ballsbridge, Dublin 4, Ireland and any successor thereto not prohibited by the Reorganization Agreement.

(g) “Significant Stockholder Designees” shall mean the directors of the Corporation who have been designated by the Significant Stockholder pursuant to paragraphs (a) through (c) of Article II, Section 3 hereof.

(h) “Sunset Date” shall mean the first date following the date upon which the Significant Stockholder ceases to be the beneficial owner of at least 15% of the outstanding shares of common stock of the Corporation, determined in accordance with, and subject to, the paragraph (d) of Article II, Section 3 hereof.

PROXY

M&T BANK CORPORATION

SPECIAL MEETING OF STOCKHOLDERS
_______________, 2002
11:00 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints                               ,                                and                                as Proxies and authorizes said Proxies, or any one of them, to represent and to vote all of the shares of common stock of M&T Bank Corporation which the undersigned may be entitled to vote at the Special Meeting of Stockholders to be held on           ,     2002 and any adjournments thereof (i) as designated on the item set forth on the reverse side and (ii) at the discretion of said Proxies, or any one of them, on such other matters as may properly come before the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

ê                   FOLD AND DETACH HERE                   ê

M&T BANK CORPORATION — SPECIAL MEETING, ___________ ______, 2002

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-888-216-1320 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/mtb or http://www.mandtbank.com and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[recycling icon] Printed on recycled paper

The Board of Directors recommends a vote “FOR” the following proposals	Please mark your votes as indicated in this example	[X]

1.	Approval of the issuance of 26,700,000 shares of M&T Bank Corporation common stock to Allied Irish Banks, p.l.c. in connection with an Agreement and Plan of Reorganization, dated as of September 26, 2002, by and among M&T Bank Corporation, Allied Irish Banks, p.l.c. and Allfirst Financial Inc. pursuant to which M&T will acquire all of the issued and outstanding shares of Allfirst and Allfirst will then merge with and into M&T.	For Against Abstain [ ] [ ] [ ]	2.	Authorization of a Certificate of Amendment to the Certificate of Incorporation of M&T Bank Corporation providing that certain bylaw provisions relating to rights granted to Allied Irish Banks, p.l.c. in connection with the issuance of M&T common stock and the related transactions may only be amended by unanimous board consent or a supermajority vote of M&T Bank Corporation's shareholders which, if approved, will only be effective if the issuance and related transactions are completed. This proposal must be approved in order for the issuance and related transactions to be completed.	For Against Abstain [ ] [ ] [ ]

			3.	Authorization of a Certificate of Amendment to the Certificate of Incorporation of M&T Bank Corporation providing for an increase in the number of authorized shares of M&T Common Stock from 150,000,000 to 250,000,000, which, if approved, will be effective whether or not the issuance and related transactions are completed.	For Against Abstain [ ] [ ] [ ]

			4.	The adjournment of the special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy to approve any or all of the above matters presented at the special meeting.	For Against Abstain [ ] [ ] [ ]

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ALL PROPOSALS.

Mark here if you plan to attend the meeting [ ]

Please be sure to sign and date Date this Proxy in the box below.

Stockholder sign above—Co-holder (if any) sign above	PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If a corporation or partnership, write in the full corporate or partnership name and have the President or other authorized officer sign. If shares are held jointly, each holder should sign, but only one signature is required.

*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

é     FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL    é

VOTE BY TELEPHONE/INTERNET
(
QUICK * * * EASY * * * IMMEDIATE

Your telephone/Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Please have this card handy when you call. You will need it in front of you in order to complete the voting process.

VOTE BY PHONE:	You will be asked to enter the Control Number (look below at right).

OPTION A:	To vote as the Board of Directors recommends on the proposal, press 1. Your vote will be confirmed.

OPTION B:	If you choose to vote on the proposal on your own, press 2. You will hear these instructions:

To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 2. To vote FOR ALL NOMINEES EXCEPT for certain of the nominees, press 3 and listen to the instructions.

VOTE BY INTERNET:	The web address is https://proxyvotenow.com/mtb or http://www.mandtbank.com You will be asked to enter the Control Number (look below at right)

If you vote by telephone or Internet, DO NOT mail back your proxy card.

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

THANK YOU FOR VOTING

FOR TELEPHONE/ INTERNET VOTING: CONTROL NUMBER

Call * * * Toll Free * * * On a Touch Tone Telephone
1-888-216-1320 – ANYTIME
There is NO CHARGE to you for this call
TELEPHONE/INTERNET VOTING DEADLINE: 12 midnight- , 2002